As filed with the Securities and Exchange Commission on December 8, 2004
Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-11

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Cole Credit Property Trust II, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

2555 East Camelback Road, Suite 400

Phoenix, Arizona 85016
(602) 778-8700
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Blair D. Koblenz

Executive Vice President and Chief Financial Officer
Cole Credit Property Trust II, Inc.
2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
(602) 778-8700
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Rosemarie A. Thurston, Esq.

Lauren Burnham Prevost, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Amount of
	Amount Being	Offering Price	Proposed Maximum	Registration
Title of Securities Being Registered	Registered	Per Share	Aggregate Offering Price	Fee

Common Stock, $0.01 par value	42,435,897	$10.00	$424,358,970	$53,767

Common Stock, $0.01 par value	2,564,103	$9.75	$25,000,004	$3,168

Common Stock, $0.01 par value(1)	5,000,000	$9.15	$45,750,000	$5,797

(1)	Represents shares issuable pursuant to the Registrant’s dividend reinvestment plan.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2004

Cole Credit Property Trust II, Inc.

Maximum Offering of 50,000,000 Shares of Common Stock

Minimum Offering of 250,000 Shares of Common Stock

     Cole Credit Property Trust II, Inc. is a newly organized Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year that will end December 31, 2005. We expect to use substantially all of the net proceeds from this offering to acquire and operate commercial real estate primarily consisting of high quality, freestanding, single-tenant commercial properties net leased to investment grade and other creditworthy tenants located throughout the United States. Because we have not yet identified any specific properties to purchase, we are considered to be a blind pool.

     We are offering shares of common stock in our primary offering for $9.75 per share, until 2,564,103 shares have been sold, and then we will offer up to a maximum of 42,435,897 shares of our common stock for $10.00 per share, with discounts available for certain categories of purchasers as described in “Plan of Distribution.” We also are offering up to 5,000,000 shares to be issued pursuant to our dividend reinvestment plan at a purchase price during this offering of $9.15 per share.

     See “Risk Factors” beginning on page 21 to read about risks you should consider before buying shares of our common stock. These risks include the following:

•	No public market currently exists for our shares of common stock. If you are able to sell your shares, you would likely have to sell them at a substantial discount.

•	We have no operating history nor do we currently own any properties. We have not identified any properties to acquire with proceeds from this offering.

•	If we raise substantially less than the maximum offering, we may not be able to invest in a diverse portfolio of properties and the value of your investment may vary more widely with the performance of specific properties.

•	We may incur substantial debt, which could hinder our ability to pay dividends to our stockholders or could decrease the value of your investment in the event that income on, or the value of, the property securing the debt falls.

•	We are dependent on our advisor to select investments and conduct our operations. Adverse changes in the financial condition of our advisor or our relationship with our advisor could adversely affect us.

•	Our advisor and its affiliates will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and similar programs sponsored by our advisor.

•	We will pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

     Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

     The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.

	Price	Selling	Dealer	Net Proceeds
	to Public*	Commissions*	Manager Fee*	(Before Expenses)

Primary Offering
Per Share up to 2,564,103 shares(1)	$9.75	$0.6825	$0.14625	$8.92
Per Share over 2,564,103 shares(1)	$10.00	$0.70	$0.15	$9.15
Total Minimum	$2,437,500	$170,625	$36,563	$2,230,312
Total Maximum	$449,358,974	$31,455,128	$6,740,385	$411,163,461
Dividend Reinvestment Plan
Per Share	$9.15	$—	$—	$9.15
Total Maximum	$45,750,000	$—	$—	$45,750,000

*	The selling commissions and, in some cases, all or a portion of the dealer manager fee, will not be charged with regard to shares sold to or for the account of certain categories of purchasers. Additionally, the selling commissions and dealer manager fee will not be charged with regard to shares sold under our dividend reinvestment plan. The reduction in these fees will be accompanied by a corresponding reduction in the per share purchase price. See “Plan of Distribution.”

(1)	The offering price per shares for the first 2,564,103 shares sold in the offering will be $9.75 per share. Once we have sold 2,564,103 shares, the offering price will be increased to $10.00 per share. The sales commission is 7.0% of the purchase price and the dealer manager fee is 1.5% of the purchase price. Therefore, after we sell 2,564,103 shares the selling commissions will increase from $0.6825 per share to $0.70 per share and the dealer manager fee will increase from $0.14625 to $0.15 per share.

     The dealer manager of this offering, Cole Capital Corporation, is our affiliate and will offer the shares on a best efforts basis. The minimum permitted purchase is generally $2,500. We will not sell any shares unless we sell a minimum of 250,000 shares to the public by                   , 2006 (one year from the date of this prospectus). Pending satisfaction of this condition, all subscription payments will be placed in an account held by the escrow agent,                   , in trust for subscribers’ benefit, pending release to us. If we do not sell at least 250,000 shares by                   , 2006, we will return all funds in the escrow account (including interest), and we will stop selling shares.

Cole Capital Corporation

                    , 2004

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SUITABILITY STANDARDS	1
QUESTIONS AND ANSWERS ABOUT THIS OFFERING	1
PROSPECTUS SUMMARY	11
Cole Credit Property Trust II, Inc.	11
Our Advisor	11
Our Management	11
Our REIT Status	11
Summary Risk Factors	12
Description of Real Estate Investments	12
Estimated Use of Proceeds of Offering	12
Investment Objectives	13
Conflicts of Interest	13
Prior Offering Summary	15
The Offering	15
Compensation to Cole Advisors II and its Affiliates	16
Dividend Policy	18
Listing	18
Dividend Reinvestment Plan	19
Share Redemption Program	19
Cole Operating Partnership II, LP	19
ERISA Considerations	20
Description of Shares	20
RISK FACTORS	21
Risks Related to an Investment in Cole REIT II	21
There is no public trading market for your shares; therefore, it will be difficult for you to sell your shares	21
If we, through Cole Advisors II, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay dividends	21
We may suffer from delays in locating suitable investments, which could adversely affect our ability to make distributions and the value of your investment	21
Because this is a blind pool offering, you will not have the opportunity to evaluate our investments before we make them, which makes an investment in us more speculative	22
If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, the value of your investment in us will fluctuate with the performance of the specific properties we acquire	22
We have no prior operating history or established financing sources, and the prior performance of real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results	22
If we lose or are unable to obtain key personnel, our ability to implement our investment strategies could be delayed or hindered, which could adversely affect our ability to make distributions and the value of your investment	23
Our rights and the rights of our stockholders to recover claims against our officers, directors and our advisor are limited, which could reduce your and our recovery against them if they cause us to incur losses	23
Your investment may be subject to additional risks if we make international investments	24

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Risks Related to Conflicts of Interest	24
Cole Advisors II will face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in our favor, which could adversely affect our investment opportunities	24
Cole Advisors II will face conflicts of interest relating to joint ventures, which could result in a disproportionate benefit to the other venture partners at our expense	25
Cole Advisors II and its officers and employees and certain of our key personnel will face competing demands relating to their time, and this may cause our operating results to suffer	25
Our officers and some of our directors face conflicts of interest related to the positions they hold with affiliated entities, which could hinder our ability to successfully implement our business strategy and to generate returns to you	25
Cole Advisors II will face conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders	25
There is no separate counsel for us and our affiliates, which could result in conflicts of interest	26
Risks Related to This Offering and Our Corporate Structure	26
A limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to our stockholders	26
Our charter permits our board of directors to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders	26
Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired	27
If we are required to register as an investment company under the Investment Company Act, we could not continue our business, which may significantly reduce the value of your investment	28
You are bound by the majority vote on matters on which you are entitled to vote, and therefore, your vote on a particular matter may be superceded by the vote of others	28
If you do not agree with the decisions of our board of directors, stockholders only have limited control over changes in our policies and operations and will not be able to change such policies and operations	28
You are limited in your ability to sell your shares pursuant to the share redemption program and may have to hold your shares for an indefinite period of time	29
We established the offering price on an arbitrary basis; as a result, the actual value of your investment may be substantially less than what you pay	29
Because the dealer manager is one of our affiliates, you will not have the benefit of an independent review of us or the prospectus customarily undertaken in underwritten offerings	29
Your interest in Cole REIT II will be diluted if we issue additional shares	29
Payment of fees to Cole Advisors II and its affiliates will reduce cash available for investment and distribution	30
We may be unable to pay or maintain cash distributions or increase distributions over time	30
Adverse economic conditions will negatively affect our returns and profitability	30
If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline	31
General Risks Related to Investments in Real Estate	31
Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties	31

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Most of our retail properties will depend upon a single tenant for all of their rental income, and our financial condition and ability to make distributions may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a lease termination of a single tenant	31
If a tenant claims bankruptcy, we may be unable to collect balances due under relevant leases	32
If a sale-leaseback transaction is re-characterized, our financial condition could be adversely affected	32
Properties that have vacancies for a significant period of time could be difficult to sell, which could diminish the return on your investment	32
Some properties may be suitable for only one use and may be costly to refurbish if a lease is terminated	33
We may obtain only limited warranties when we purchase a property	33
We may be unable to secure funds for future tenant improvements, which could adversely impact our ability to pay cash distributions to our stockholders	33
Our inability to sell a property when we decide to do so could adversely impact our ability to pay cash distributions to you	33
We may not be able to sell our properties at a price equal to, or greater than, the price that we purchased such property for, which may lead to a decrease in the value of our assets	33
We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties	34
Rising expenses could reduce cash flow and funds available for future acquisitions	34
If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits	34
Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets in which we operate, our operations and our profitability	35
Real estate related taxes may increase and if these increases are not passed on to tenants, our income will be reduced	35
Revenue from our properties depends on the amount of our tenants’ retail revenue, making us vulnerable to general economic downturns and other conditions affecting the retail industry	35
CC&Rs may restrict our ability to operate a property	36
Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks	36
If we contract with an affiliated development company for newly developed property, we cannot guarantee that our earnest money deposit made to the development company will be fully refunded	36
Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment	37
Our properties will face competition that may affect tenants’ ability to pay rent and the amount of rent paid to us and in turn affect the cash available for distributions and the amount of distributions	37
Delays in acquisitions of properties may have adverse effects on your investment	37
Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for any distributions	38
If we sell properties by providing financing to purchasers, defaults by the purchasers would adversely affect our cash flows	38
Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distributions	39

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Risks Associated with Debt Financing	39
We may incur mortgage indebtedness and other borrowings, which may increase our business risks	39
High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make	39
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders	39
Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay dividends to our stockholders	40
We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment	40
We anticipate that during the term of this offering we will request that our independent directors approve our ability to incur debt greater than the debt limit discussed above	40
Risks Associated with Section 1031 Exchange Transactions	40
We may have increased exposure to liabilities from litigation as a result of our participation in a Tenant-in-Common Program	40
We will be subject to risks associated with co-tenancy arrangements that are not otherwise present in a real estate investment	41
Our participation in the Tenant-in-Common Program may limit our ability to borrow funds in the future	41
Federal Income Tax Risks	42
Failure to qualify as a REIT would adversely affect our operations and our ability to make distributions	42
Certain fees paid to Cole OP II may affect our REIT status	42
Recharacterization of the Section 1031 Exchange Transactions may result in a 100% tax on income from a prohibited transaction, which would diminish our cash distributions to you	42
Recharacterization of sale-leaseback transactions may cause us to lose our REIT status	42
You may have tax liability on distributions you elect to reinvest in our common stock	43
In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to you	43
Legislative or regulatory action could adversely affect investors	43
Foreign purchasers of our common stock may be subject to FIRPTA tax upon the sale of their shares	43
There are special considerations that apply to pension or profit-sharing trusts or IRAs investing in our shares	44
Forward-Looking Statements	44
ESTIMATED USE OF PROCEEDS	45
MANAGEMENT	47
General	47
Committees of the Board of Directors	48
Audit Committee	48
Compensation Committee	49
Executive Officers and Directors	49
Compensation of Directors	50
2004 Independent Directors’ Stock Option Plan	50
Provisions Applicable to Our IDSOP	51

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PLAN OF DISTRIBUTION	128
The Offering	128
Cole Capital Corporation	128
Compensation We Will Pay for the Sale of Our Shares	128
Shares Purchased by Affiliates	130
Subscription Process	130
Minimum Offering	131
Special Notice to Pennsylvania Investors	131
Admission of Stockholders	132
Investments by IRAs and Qualified Plans	132
Volume Discounts	132
Sales Commission	132
WHO MAY INVEST	134
HOW TO SUBSCRIBE	135
SUPPLEMENTAL SALES MATERIAL	135
LEGAL MATTERS	136
EXPERTS	136
WHERE YOU CAN FIND MORE INFORMATION	136
FINANCIAL INFORMATION	F-1
APPENDIX A: PRIOR PERFORMANCE TABLES	A-1
APPENDIX B: SUBSCRIPTION AGREEMENT	B-1
APPENDIX C: DIVIDEND REINVESTMENT PLAN	C-1
EX-1.1 FORM OF DEALER MANAGER AGREEMENT
EX-3.1 FIRST ARTICLES OF AMENDEMENT AND RESTATEMENT
EX-3.2 BYLAWS
EX-10.1 FORM OF AGREEMENT OF LIMITED PARTNERSHIP
EX-10.2 FORM OF ADVISORY AGREEMENT
EX-10.3 FOR OF PROPERTY MANAGEMENT AND LEASING AGREEMENT
EX-10.5 INDEPENDENT DIRECTOR STOCK OPTION PLAN
EX-10.6 FORM OF OPTION AGREEMENT
EX-23.3 CONSENT OF DELOITTE & TOUCHE LLP

SUITABILITY STANDARDS

      An investment in our common stock is only suitable for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment. Initially, we do not expect to have a public market for the common stock, which means that it may be difficult for you to sell your shares. This investment is not suitable for persons who require immediate liquidity or guaranteed income, or who seek a short-term investment.

      In consideration of these factors, we have established suitability standards for initial stockholders and subsequent purchasers of shares from our stockholders. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, furnishings and automobiles, either:

•	a net worth of at least $150,000; or

•	a gross annual income of at least $45,000 and a net worth of at least $45,000.

      For purposes of determining suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

      Those selling shares on our behalf must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. See “Who May Invest” for a detailed discussion of the determinations regarding suitability that we require of all those selling shares on our behalf.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

      Below we have provided some of the more frequently asked questions and answers relating to an offering of this type. Please see “Prospectus Summary” and the remainder of this prospectus for more detailed information about this offering.

Q:	What is a REIT?

A:	In general, a REIT is a company that:

• pays dividends to investors of at least 90.0% of its taxable income;

• avoids the “double taxation” treatment of income that generally results from investments in a corporation because a REIT generally is not subject to federal corporate income taxes on its net income, provided certain income tax requirements are satisfied; and

• combines the capital of many investors to acquire a large-scale diversified real estate portfolio under professional management.

Q:	What is Cole Credit Property Trust II, Inc.?

A:	Cole Credit Property Trust II, Inc. is a newly organized Maryland corporation that intends to qualify as a REIT beginning with the taxable year that will end December 31, 2005. We expect to use substantially all of the net proceeds from this offering to acquire and operate commercial real estate primarily consisting of high quality, freestanding, single-tenant commercial properties net leased to investment grade and other creditworthy tenants located throughout the United States. We also may invest in entities that make similar investments. We were incorporated in the State of Maryland in September 2004. We sometimes refer to Cole Credit Property Trust II, Inc. as Cole REIT II.

Q:	Are there any risks involved in an investment in our shares?

A:	An investment in our shares involves significant risk. You should read the “Risk Factors” section of this prospectus, which contains a detailed discussion of material risks that you should consider before you invest in our common stock. Some of the more significant risks relating to an investment in our shares include the following:

• No public market currently exists for our shares of common stock. If you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price.

• We have no operating history, nor do we currently own any properties. We have not identified any properties to acquire with proceeds from this offering.

• If we raise substantially less than the maximum offering, we may not be able to invest in a diverse portfolio of properties, and the value of your investment may fluctuate more widely with the performance of specific properties.

• We may incur substantial debt, which could hinder our ability to pay dividends to our stockholders or could decrease the value of your investment in the event that income on, or the value of, the property securing the debt falls.

• We are dependent on our advisor to select investments and conduct our operations; thus, adverse changes in the financial condition of our advisor or our relationship with our advisor could adversely affect us.

• We will pay substantial fees and expenses to our advisor, its affiliates, the dealer manager and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

• Our advisor and its affiliates will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other programs sponsored by our advisor or its affiliates.

Q:	In what types of real property will you invest?

A:	We generally will seek to invest the offering proceeds available for investment, after the payment of fees and expenses, in the acquisition of freestanding, single-tenant commercial properties net leased to investment grade and other creditworthy tenants. We intend to hold the properties for eight to ten years from the date of acquisition of the property. We are not limited to such investments, however. We may invest in other commercial properties in order to reduce overall portfolio risk or enhance overall portfolio returns if our advisor determines that it would be advantageous to do so.

Q:	May you invest in anything other than real property?

A:	Yes. We anticipate that there will be opportunities to acquire some or all of the ownership interests of unaffiliated enterprises having real property investments consistent with those we intend to acquire directly. In addition, if our advisor determines that, due to the state of the real estate market or in order to diversify our investment portfolio, it would be advantageous to us, we also may provide mortgage loans to owners of commercial properties or purchase such mortgage loans or participations in mortgage loans from other mortgage lenders. Because there are significant limitations on the amount of non-real estate assets that a REIT may own without losing its status as a REIT, we will be significantly limited as to ownership of non-real estate investments. These limitations may limit our ability to maximize profits.

Q:	How are you different from your competitors who offer unlisted finite-life public REIT or real estate limited partnership units?

A:	We believe that our focus on the acquisition of freestanding, single-tenant commercial properties net leased to investment grade and other creditworthy tenants presents lower investment risks and greater stability than other sectors of today’s commercial real estate market. Unlike investments in multi-

tenant properties, we expect that our portfolio will be diversified into a larger number of assets. Therefore, lower than expected results of operations from one or a few investments will not necessarily preclude our ability to realize our investment objectives of current income to our investors and preservation of capital from our overall portfolio. Our management believes that freestanding retail properties offer a distinct investment advantage since these properties generally offer superior locations that are less dependent on the financial stability of adjoining tenants. In addition, since we intend to acquire properties that are geographically diverse, we expect to minimize the potential adverse impact of economic downturns in local markets. Also, when we acquire a property, we focus on properties with a long term lease with investment grade or other creditworthy tenants.

Q:	Who will choose the investments you make?

A:	Cole REIT Advisors II, LLC (Cole Advisors II) is our advisor and will make recommendations on all investments to our board of directors. Cole Advisors II is controlled indirectly by Christopher H. Cole, our President, Chief Executive Officer and Chairman of the Board. Since October 1, 1994, entities directly or indirectly controlled by Mr. Cole have sponsored 38 privately offered real estate investment programs, including 25 limited partnerships, a real estate investment trust, three debt offerings and nine tenant-in-common programs. As of September 30, 2004, such programs have raised an aggregate of approximately $223.5 million from over 4,700 investors, and have owned and operated a total of 92 commercial real estate properties. Blair D. Koblenz and John M. Pons, who are our other officers, and William A. Rack, Jr., D. Kirk McAllaster, Jr., Sean D. Leahy and Christopher P. Robertson, who are the other executive officers and key personnel of Cole Advisors II, will assist Mr. Cole in making property acquisition recommendations on behalf of Cole Advisors II to our board of directors. Our board of directors, including a majority of our independent directors, must approve all of our investments.

Q:	Will Cole Advisors II use any specific criteria when selecting potential investments for us?

A:	Yes. Cole Advisors II primarily will attempt to acquire for us ownership of freestanding, single-tenant commercial properties net leased to investment grade and other creditworthy tenants. In addition, we may invest in ownership interests of enterprises having investments consistent with those we intend to acquire directly. All acquisitions of commercial properties will be evaluated for tenant creditworthiness and the reliability and stability of their future income and capital appreciation potential. We will consider the risk profile, credit quality and reputation of tenants, and the impact of each particular acquisition as it relates to the portfolio as a whole.

Q:	What conflicts of interest will your advisor face?

A:	Some of our directors, and all of our officers, are directors and officers of Cole Advisors II. Additionally, some of our directors are also directors of other private real estate programs sponsored by Cole Advisors II or its affiliates (Cole-sponsored programs), with which we may engage in joint ventures, purchase properties from or sell properties to, or otherwise compete with for resources. Cole Advisors II and its affiliates will receive fees in connection with transactions involving the purchase, management and sale of our properties regardless of the quality of the property acquired or the services provided to us. Cole Advisors II must determine which investment opportunities to recommend to us or another Cole-sponsored program or joint venture and also may be in the position of structuring the terms of joint ventures between us and other Cole-sponsored programs. Cole Advisors II, Cole Capital Corporation and their respective affiliates also will receive fees in connection with our public offerings of equity securities. These conflicts of interest could influence the judgment of our advisor and its affiliates, including our officers and some of our directors, resulting in decisions that are not in our best interests. We discuss these specific conflicts of interest, as well as others arising from these relationships, under the sections of this prospectus entitled “Risk Factors — Risks Related to Conflicts of Interest” and “Conflicts of Interest.”

Q:	What is the experience of your officers and directors?

A:	Christopher H. Cole, our Chairman of the Board, Chief Executive Officer and President, has been active in the acquisition, financing, management and structuring of opportunistic commercial real estate transactions for over 25 years and has been engaged as a general partner in the structuring and management of real estate limited partnerships since February 1979. He has served as the President and Chief Executive Officer of Cole Capital Partners, LLC (Cole Capital Partners) since 2003. He also is the Chief Executive Officer and President of Cole Capital Advisors, Inc. (Cole Capital Advisors), Fund Realty Advisors, Inc. (Fund Realty Advisors), Equity Fund Advisors, Inc. (Equity Fund Advisors), Cole REIT Advisors, LLC (Cole Advisors) and Cole Advisors II. Mr. Cole is the President of CHC Partners, Inc. (CHC Partners), which has served as the general partner in prior Cole-sponsored programs, since 1985. He also is the Chairman of the Board, Chief Executive Officer and President of Cole Credit Property Trust, Inc. (Cole REIT I). Mr. Cole has been the President and Chief Executive Officer of Cole Equities, Incorporated (Cole Equities) since 1980. He currently serves as Executive Vice President of Cole Capital Corporation. He served as the President of Cole Partnerships, Inc. (Cole Partnerships) from its formation until August 1995, and currently serves as Chief Executive Officer. Through Mr. Cole’s affiliated entities, as of September 30, 2004, Mr. Cole has sponsored 38 private real estate programs with an aggregate of over 4,700 investors through October 1, 1994.

Blair D. Koblenz, our Executive Vice President/ Chief Financial Officer and a Director, has been active in the structuring and financial management of commercial real estate investments for over 20 years. He also is Executive Vice President and Chief Financial Officer of Cole Capital Partners, Cole Capital Advisors, Fund Realty Advisors, Equity Fund Advisors, Cole Advisors, Cole REIT I and Cole Advisors II. He has served as President of Cole Capital Corporation since December 2002 and previously served as Vice President. He also serves as Vice President and Chief Financial Officer of Cole Partnerships, Partnership Advisors, Inc. (Partnership Advisors), Cole Real Estate Services, Inc. and CHC Partners. He is Secretary of Cole Equities. Prior to joining the Cole entities in 1994, he practiced in public accounting from 1979 to 1982 with an emphasis in taxation and business planning. He then served in a financial officer capacity for real estate investment companies and operators in Arizona from 1982 to 1994. Mr. Koblenz received his Bachelor of Science degree in Accounting from Arizona State University and is a Certified Public Accountant, licensed in the State of Arizona. He holds the designation of Certified Financial Planner as authorized by the CFP Board of Standards and holds various securities licenses. He is a member of the American Institute of CPAs, the Arizona Society of CPAs, the Financial Planning Association and the National Association of Real Estate Investment Trusts (NAREIT).

John M. Pons, our Secretary, also is Vice President and Counsel of Cole Capital Partners and Cole Capital Advisors and is Vice President, Secretary and Counsel of Cole Advisors and Cole Advisors II. Prior to joining the Cole entities in September 2003, Mr. Pons was an Associate General Counsel and Assistant Secretary with GE Capital Franchise Finance Corporation since December 2001. Prior to December 2001, Mr. Pons was engaged in a private legal practice. Mr. Pons has over nine years experience in all aspects of real estate law, including the acquisition, sale, leasing, development and financing of real property. Before attending law school, Mr. Pons was a Captain in the United States Air Force, where he served from 1987 until 1992. Mr. Pons received a Bachelor of Science Degree in Mathematics from Colorado State University and a Master of Science Degree in Administration from Central Michigan University before attending the University of Denver where he earned his Juris Doctor (Order of St. Ives) in 1995.

Independent Director 1

Independent Director 2

Independent Director 3

Q:	Do you currently own any real estate properties?

A:	No. Because we have not yet identified specific investments that we will acquire with the proceeds from this offering, we are considered to be a blind pool.

Q:	Will you acquire properties in joint ventures?

A:	Possibly. We may want to acquire properties through one or more joint ventures in order to diversify our portfolio of properties in terms of geographic region, property type and tenant industry group. Increased portfolio diversification will reduce the risk to investors as compared to a program with a smaller number of investments. Our joint ventures may be with our affiliates or with third parties.

Q:	What steps do you take to make sure you invest in environmentally compliant property?

A:	Generally, we will obtain a Phase I environmental assessment of each property purchased. In certain instances, we will rely upon the experience of our advisor and we expect that in most cases we will obtain a representation from the seller that, to its knowledge, the property is not contaminated with hazardous materials.

Q:	What will be the terms of your leases?

A:	We will seek to secure leases from investment grade and other creditworthy tenants before or at the time we acquire a property. We expect that our leases generally will be economically net leases, which means that the tenant would be responsible for the cost of repairs, maintenance, property taxes, utilities, insurance and other operating costs. In certain of these leases, we will be responsible for the replacement of specific structural components of a property, such as the roof of the building or the parking lot. We expect that our leases generally will have terms of ten or more years, some of which may have renewal options, however, we may enter into leases that have a shorter term.

Q:	How will you determine whether tenants have the appropriate creditworthiness for each building lease?

A:	We will determine creditworthiness pursuant to various methods, including reviewing financial data and other information about the tenant. In addition, we may use an industry credit rating service to determine the creditworthiness of potential tenants and any personal guarantor or corporate guarantor of each potential tenant. We will compare the reports produced by these services to the relevant financial and other data collected from these parties before consummating a lease transaction. Such relevant data from potential tenants and guarantors include income statements and balance sheets for current and prior periods, net worth or cash flow of guarantors, and business plans and other data we deem relevant.

Q:	How will Cole REIT II own its real estate properties?

A:	As an “UPREIT,” we expect to own substantially all of our real estate properties through Cole Operating Partnership II, LP, which we refer to as Cole OP II, or subsidiaries of such partnership. We organized Cole OP II to own, operate and manage real properties on our behalf. Cole REIT II is the sole general partner of Cole OP II.

Q:	What is an “UPREIT”?

A:	UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” We use this structure because a sale of property directly to the REIT generally is a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of his property may transfer the property to the UPREIT in exchange for limited partnership units in the UPREIT and defer taxation of gain until the seller later exchanges his UPREIT units on a one-for-one basis for REIT shares. If the REIT shares are publicly traded, the former property owner will achieve liquidity for his investment upon the exchange. Using an UPREIT structure may give us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.

Q:	If I buy shares, will I receive dividends and how often?

A:	We intend to declare and pay dividends to our stockholders quarterly until such time as we have sufficient cash flow to pay dividends on a monthly basis. Because we have not identified any probable investments, there can be no assurances as to when, or if, we will begin to generate sufficient cash flow for distribution to our stockholders. We do not expect to have any cash flow available for distribution before we make our initial investments. However, we expect that such distributions may begin as early as the end of the second full quarter of our operations. The amount of each dividend will be determined by our board of directors and typically will depend on the amount of distributable funds, current and projected cash requirements, tax considerations and other factors. However, in order to remain qualified as a REIT, we must make aggregate annual distributions to our stockholders of at least 90.0% of our taxable income (which does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States (GAAP)).

Q:	How do you calculate the payment of dividends to stockholders?

A:	We expect to calculate our dividends on a daily basis to stockholders of record, so any dividend benefits may begin to accrue immediately upon becoming a stockholder.

Q:	May I reinvest my dividends in shares of Cole REIT II?

A:	Yes. You may participate in our dividend reinvestment plan by checking the appropriate box on our subscription agreement or by filling out an enrollment form, which we will provide to you at your request. The purchase price for shares purchased under the dividend reinvestment plan will be 91.5% of the public offering price of our common stock ($9.15 per share unless the public offering price is later increased) until the earliest to occur of (1) all of the shares reserved for issuance under the plan are issued, (2) all public offerings terminate and we deregister with the Securities and Exchange Commission any unsold plan shares, or (3) there is more than a de minimis amount of trading in the shares. Thereafter, and for so long as shares are available under the plan and the plan has not been terminated, any registered plan shares then available will be sold at 91.5% of the fair market value per share as determined by our board of directors by reference to the most recent trades occurring on or prior to the relevant distribution date. No sales commissions or dealer manager fees will be paid on shares sold under the dividend reinvestment plan. We may amend or terminate the dividend reinvestment plan for any reason at any time upon 10 days prior written notice to participants.

Q:	Will the dividends I receive be taxable as ordinary income?

A:	Yes and no. Generally, dividends that you receive, including dividends that are reinvested pursuant to our dividend reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. We expect that some portion of your dividends may not be subject to tax in the year received because depreciation expense reduces taxable income but does not reduce cash available for distribution. The portion of your distribution that is not subject to tax immediately is considered a return of capital for tax purposes and will reduce the tax basis of your investment. This, in effect, defers a portion of your tax until your investment is sold or Cole REIT II is liquidated, at which time you will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor. You also should review the section of this prospectus entitled “Federal Income Tax Considerations.”

Q:	What will you do with the money raised in this offering?

A:	We intend to use substantially all of the net proceeds from this offering to acquire and operate commercial real estate primarily consisting of high quality, freestanding, single-tenant commercial properties net leased to investment grade or other creditworthy tenants. Depending primarily on the number of shares we sell in this offering and assuming a $9.15 per share price for shares sold under our dividend reinvestment plan, we estimate for each share sold in this offering that between $8.77 and $8.85 will be available for the purchase of real estate, with the remaining proceeds to pay fees and expenses of this offering and an acquisition fee to our advisor.

Until we invest the proceeds of this offering in real estate, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn as high of a return as we expect to earn on our real estate investments, and we may be not be able to invest the proceeds in real estate promptly.

Q:	What kind of offering is this?

A:	We are offering the public up to 45,000,000 shares of common stock on a “best efforts” basis. We are also offering up to 5,000,000 shares of common stock for sale pursuant to our dividend reinvestment plan.

Q:	How does a “best efforts” offering work?

A:	When shares are offered to the public on a “best efforts” basis, the brokers participating in the offering are only required to use their best efforts to sell the shares and have no firm commitment or obligation to purchase any of the shares. Therefore, we may not sell all or any of the shares that we are offering.

Q:	How long will this offering last?

A:	The offering will not last beyond , 2007, except that we may elect to extend the offering period for the shares reserved for issuance pursuant to our dividend reinvestment plan beyond that date until we have sold 5,000,000 shares through the reinvestment of dividends. In some states, we may not be able to continue the offering for these periods without renewing the registration statement or filing a new registration statement.

Q:	Who can buy shares?

A:	You can buy shares pursuant to this prospectus provided that you have either (1) a net worth of at least $45,000 and an annual gross income of at least $45,000, or (2) a net worth of at least $150,000. For this purpose, net worth does not include your home, home furnishings and automobiles. You should carefully read the more detailed description under “Suitability Standards” immediately following the cover page of this prospectus.

Q:	For whom is an investment in our shares recommended?

A:	An investment in our shares may be appropriate for you if you meet the minimum suitability standards mentioned above, you seek to diversify your personal portfolio with a finite-life, real estate-based investment, and you seek to receive current income, seek to preserve capital, wish to obtain the benefits of potential long-term capital appreciation and are able to hold your investment for a time period consistent with our liquidity plans. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, that an investment in our shares will not meet those needs.

Q:	May I make an investment through my IRA, SEP or other tax-deferred account?

A:	Yes. You may make an investment through your individual retirement account (IRA), a simplified employee pension (SEP) plan or other tax-deferred account. In making these investment decisions, you should consider, at a minimum, (1) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (2) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (3) whether the investment will generate unrelated business taxable income (UBTI) to your IRA, plan or other account, (4) whether there is sufficient liquidity for such investment under your IRA, plan or other account, (5) the need to value the assets of your IRA, plan or other account annually or more frequently, and (6) whether the investment would constitute a prohibited transaction under applicable law.

Q:	Have you arranged for a custodian for investments made through IRA, SEP or other tax-deferred accounts?

A:	Yes. has agreed to serve as custodian for investments made through IRA, SEP and certain other tax-deferred accounts. We will pay the fees related to the establishment of investor accounts with , and we will also pay the fees related to the maintenance of any such account for the first year following its establishment. Thereafter, has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate.

Q:	Is there any minimum investment required?

A:	Yes. Generally, you must invest at least $2,500. Investors who already own our shares can make purchases for less than the minimum investment. You should carefully read the more detailed description of the minimum investment requirements appearing under “Suitability Standards” immediately following the cover page of this prospectus.

Q:	How do I subscribe for shares?

A:	If you choose to purchase shares in this offering, you will need to complete and sign a subscription agreement, like the one contained in this prospectus as Appendix B, for a specific number of shares and pay for the shares at the time you subscribe.

Q:	What happens if you don’t sell at least 250,000 shares?

A:	If we do not sell at least 250,000 shares to the public before , 2006, we will terminate the offering and stop selling shares. In such event, within ten days after termination of the offering, the escrow agent will return your funds, including any interest on your funds in the escrow account. Different escrow procedures apply to Pennsylvania investors. See “Plan of Distribution — Minimum Offering.”

Q:	If I buy shares in this offering, how may I later sell them?

A:	At the time you purchase the shares, they will not be listed for trading on any national securities exchange, inter-dealer quotation system or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if one will ever develop. As a result, you may find it difficult to sell your shares. If you are able to find a buyer for your shares, you may sell your shares to that buyer unless the buyer does not satisfy the suitability standards applicable to him or her, or unless such sale would cause the buyer to own more than 9.8% of the outstanding common stock. See the “Suitability Standards,” “Who May Invest” and “Description of Shares — Restriction on Transfer” sections of this prospectus.

After you have held your shares for at least one year, you may be able to have your shares repurchased by us pursuant to our share redemption program. The redemption price generally will be dependent upon the number of years you have held the shares. Repurchases will be made quarterly. If funds are not available to redeem all requested redemptions at the end of each quarter, the shares will be repurchased on a pro rata basis and the unfulfilled requests will be held until the next quarter, unless withdrawn. The terms of our redemption program are less restrictive upon the death of a stockholder. We may amend or terminate the share redemption program at any time. See “Description of Shares — Share Redemption Program.”

We may return all or a portion of your capital contribution in connection with the sale of the company or the properties we acquire. Alternatively, you may be able to obtain a return of all or a portion of your capital contribution in connection with the sale of your shares.

Q:	When will the company seek to list its shares of common stock?

A:	We will seek to list our shares of common stock when a majority of our independent directors believe listing would be in the best interest of our stockholders. If we do not list our shares of common stock on a national securities exchange or on The Nasdaq Stock Market by the tenth anniversary of completion or termination of this offering, our charter requires that we either:

• seek stockholder approval of an extension or amendment of this listing deadline; or

• seek stockholder approval of the liquidation of the company.

If we seek and do not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our liquidation. If we seek and fail to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and we could continue to operate as before. If we seek and obtain stockholder approval of our liquidation, we would begin an orderly sale of our properties and distribute the net proceeds to you.

Q:	Who is the transfer agent?

A:	The name, address and telephone number of our transfer agent is as follows:

To ensure that any account changes are made promptly and accurately, all changes including your address, ownership type and distribution mailing address should be directed to the transfer agent.

Q:	Will I be notified of how my investment is doing?

A:	Yes. You will receive periodic updates on the performance of your investment with us, including:

• four quarterly or 12 monthly dividend reports;

• three quarterly financial reports;

• an annual report;

• an annual Form 1099; and

• supplements to the prospectus.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

• U.S. mail or other courier;

• facsimile;

• electronic delivery; and

• posting on our affiliated website, which is www.colecapital.com.

Q:	When will I get my detailed tax information?

A:	Your Form 1099 tax information will be placed in the mail by January 31 of each year.

Q:	Who can help answer my questions?

A:	If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Cole Capital Corporation

2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
(888) 677-2653
Attn: Investor Services
www.colecapital.com

PROSPECTUS SUMMARY

      This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements, before making a decision to invest in our common stock.

Cole Credit Property Trust II, Inc.

      Cole Credit Property Trust II, Inc. is a newly organized Maryland corporation that intends to qualify as a real estate investment trust (REIT) beginning with the taxable year that will end December 31, 2005. We expect to use substantially all of the net proceeds from this offering to acquire and operate commercial real estate primarily consisting of high quality, freestanding, single-tenant commercial properties net leased to investment grade and other creditworthy tenants located throughout the United States. Because we have not yet identified any specific properties to purchase, we are considered to be a blind pool.

      Our office is located at 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016. Our telephone number outside the State of Arizona is 888-677-2653 (602-778-8700 in Arizona). Our fax number is 602-778-8780, and the e-mail address of our investor relations department is investorservices@colecapital.com.

      We also maintain an Internet site at www.colecapital.com at which there is additional information about us and our affiliates, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

Our Advisor

      Cole REIT Advisors II, LLC, a Delaware limited liability company, will be our advisor and will be responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions on our behalf.

Our Management

      We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Currently, we have two directors, Christopher H. Cole and Blair D. Koblenz. Prior to the commencement of this offering, we will have a five-member board of directors, three of whom will be independent of Cole Advisors II. Our executive officers and two of our directors are affiliated with Cole Advisors II. Our charter, which requires that a majority of our directors be independent of Cole Advisors II, requires that our independent directors will be responsible for reviewing the performance of Cole Advisors II and must approve other matters set forth in our charter. See the “Conflicts of Interest — Certain Conflict Resolution Procedures” section of this prospectus. Our directors will be elected annually by the stockholders.

Our REIT Status

      If we qualify as a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it distribute at least 90.0% of its annual taxable income to its stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Summary Risk Factors

      Following are the most significant risks relating to your investment:

•	No public market currently exists for our shares of common stock. If you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price.

•	We have no operating history, nor do we currently own any properties. We have not identified any properties to acquire with proceeds from this offering.

•	If we raise substantially less than the maximum offering, we may not be able to invest in a diverse portfolio of properties, and the value of your investment may vary more widely with the performance of specific properties.

•	We may incur substantial debt, which could hinder our ability to pay dividends to our stockholders or could decrease the value of your investment in the event that income on, or the value of, the property securing the debt falls.

•	We are dependent on our advisor to select investments and conduct our operations; thus, adverse changes in the financial condition of our advisor or our relationship with our advisor could adversely affect us.

•	Our advisor and its affiliates will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other Cole-sponsored programs.

•	We will pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

      Before you invest in us, you should carefully read and consider the more detailed “Risk Factors” section of this prospectus.

Description of Real Estate Investments

      We expect to use substantially all of the net proceeds from this offering to acquire and operate commercial real estate primarily consisting of high quality, freestanding, single-tenant commercial properties net leased to investment grade and other creditworthy tenants located throughout the United States. We also may invest in entities that make similar investments. Christopher H. Cole, Blair D. Koblenz, William A. Rack, Jr., John M. Pons, D. Kirk McAllaster, Jr., Christopher P. Robertson and Sean D. Leahy, acting through our advisor, Cole Advisors II, will make most of the decisions regarding recommendations for our investments. Our board of directors will exercise its fiduciary duties to our stockholders in determining to approve or reject each of these investment recommendations.

      Because we have not yet identified any specific properties to purchase, we are considered to be a blind pool. As we acquire properties, we will supplement this prospectus to describe material changes to our portfolio.

Estimated Use of Proceeds of Offering

      Depending primarily on the number of shares we sell in this offering and assuming all shares sold under our dividend reinvestment plan are sold at $9.15 per share, we estimate for each share sold in this offering that between $8.77 and $8.85 will be available for the purchase of real estate. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay the fee to our advisor for its services in connection with the selection and acquisition of properties.

Investment Objectives

      Our primary investment objectives are:

•	to provide current income for you through the payment of cash dividends; and

•	to preserve, protect and return your invested capital.

      We also seek capital gain from our investments. See the “Investment Objectives and Policies” section of this prospectus for a more complete description of our investment policies and imposed investment restrictions.

Conflicts of Interest

      Cole Advisors II, as our advisor, will experience conflicts of interest in connection with the management of our business affairs, including the following:

•	The investment committee of Cole Advisors II, each of whom also makes investment decisions for other Cole-sponsored programs, must determine which investment opportunities to recommend to us or another Cole-sponsored program or joint venture;

•	The management of Cole Advisors II, each of whom also makes decisions for other Cole-sponsored programs, must determine how to allocate debt and other resources among us and the other Cole-sponsored programs;

•	Cole Advisors II may structure the terms of joint ventures between us and other Cole-sponsored programs;

•	Cole Advisors II must determine which property and leasing managers to retain and has retained Fund Realty Advisors, Inc. (Fund Realty Advisors), an affiliate of Cole Advisors II, to manage and lease some or all of our properties;

•	Cole Advisors II and its affiliates will have to allocate their time between us and other real estate programs and activities in which they are involved;

•	Cole Advisors II and its affiliates will receive fees in connection with transactions involving the purchase, management and sale of our properties regardless of the quality of the property acquired or the services provided to us; and

•	Cole Advisors II and its affiliates will receive fees in connection with our public offerings of equity securities.

      Our officers and two of our directors also will face these conflicts because of their affiliation with Cole Advisors II. In addition, three persons who are officers and/or directors of our company also serve as officers and/or directors of Cole REIT I, an affiliated, private real estate program and Cole Advisors, the advisor to Cole REIT I. See the “Conflicts of Interest” section of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to mitigate a number of these potential conflicts.

      The following chart shows the ownership structure of the various Cole entities that are affiliated with Cole Advisors II.

(1)	Christopher H. Cole, our Chairman of the Board, Chief Executive Officer and President, owns 99% of the membership interests, and Cole Holdings Corporation owns 1% of the membership interests, of Cole Capital Partners.

(2)	Mr. Cole is the sole stockholder of Cole Holdings Corporation.

(3)	Cole Holdings Corporation is the sole stockholder of Cole Capital Advisors, Inc.

(4)	Cole Holdings Corporation currently owns 20,000 shares of our common stock, which is all of our issued and outstanding shares.

(5)	We are the sole general partner of Cole OP II, our operating partnership. Cole Advisors II currently is the sole limited partner of Cole OP II.

(6)	Cole Capital Advisors is the sole stockholder of Cole Capital Corporation, our dealer manager.

(7)	Cole Capital Advisors is the sole stockholder of Equity Fund Advisors, Inc.

(8)	Cole Capital Advisors is the sole stockholder of Fund Realty Advisors, our property manager.

(9)	Equity Fund Advisors is the sole member of Cole Advisors II, our advisor.

Prior Offering Summary

      Our founder, Chief Executive Officer and President, Christopher H. Cole, through entities he directly or indirectly controls, has previously sponsored 38 privately offered real estate programs, including 25 limited partnerships, three debt offerings and nine tenant-in-common programs, and is currently sponsoring Cole REIT I, a private real estate investment trust. Neither Mr. Cole, nor any of our other affiliates, has previously sponsored or organized a publicly offered real estate investment trust. The “Prior Performance Summary” section of this prospectus contains a discussion of the programs sponsored by Mr. Cole from October 1, 1994 to date. Certain financial results and information relating to such programs with investment objectives similar to ours is also provided in the “Prior Performance Tables” included as Appendix A to this prospectus. The prior performance of the programs previously sponsored by Mr. Cole is not necessarily indicative of the results that we will achieve. Therefore, you should not assume that you will experience returns, if any, comparable to those experienced by investors in such prior real estate programs.

The Offering

      We are offering an aggregate of 45,000,000 shares of common stock in our primary offering. We are offering shares of our common stock in our primary offering at $9.75 per share until 2,564,103 shares have been sold. Thereafter, the shares will be offered at $10.00 per share, until a maximum of 42,435,897 additional shares have been sold. Discounts are available for certain categories of purchasers as described in “Plan of Distribution” below. We are also offering 5,000,000 shares of common stock under our dividend reinvestment plan at $9.15 (unless the offering price is later increased) until the earliest of (i) all of the shares reserved for issuance under the plan are issued, (ii) all public offerings terminate and Cole REIT II deregisters with the Securities and Exchange Commission any unsold plan shares, or (iii) there is more than a de minimus amount of trading in the shares, at which time any registered plan shares then available will be sold at 91.5% of the fair market value per share of our common stock, as determined by our board of directors based upon the most recent trades occurring on or prior to the relevant distribution date. We will offer shares of common stock in our primary offering until the earlier of                                         , 2007 or the date we sell 45,000,000 shares. We may sell shares under the dividend reinvestment plan beyond                     , 2007 until we have sold 5,000,000 shares through the reinvestment of dividends. In some states, we may not be able to continue the offering for these periods without renewing the registration statement or filing a new registration statement. We may terminate this offering at any time.

      We will not sell any shares unless we sell a minimum of 250,000 shares of our common stock by                     , 2006, which is one year from the date of this prospectus. Purchases by our directors, officers, advisor or their affiliates will not count toward meeting this minimum threshold. Pending satisfaction of this condition, all subscription payments will be placed in an account held by the escrow agent,                     , in trust for subscribers’ benefit, pending release to us. If we do not sell 250,000 shares of our common stock to the public by                     , 2006, we will terminate this offering and return all subscribers’ funds, plus interest, except as noted below regarding procedures for Pennsylvania investors. Funds in escrow will be invested in short-term investments that mature on or before                     , 2006 or that can be readily sold or otherwise disposed of for cash by such date without any dissipation of the offering proceeds invested.

      Notwithstanding our minimum offering of 250,000 shares for all other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $24,755,449 in gross offering proceeds (including sales made to residents of other jurisdictions). Pending satisfaction of this condition, all Pennsylvania subscription payments will be placed in an account held by the escrow agent,                     , in trust for Pennsylvania subscribers’ benefit, pending release to us. If we have not reached this $24,755,449 threshold within 120 days of the date that we first accept a subscription payment from a Pennsylvania investor, we will, within 10 days of the end of that 120-day period, notify Pennsylvania investors in writing of their right to receive refunds, without interest. If you request a refund within 10 days of receiving that notice, we will arrange for the escrow agent to return promptly by check the funds deposited in the Pennsylvania escrow account (or to return your check if the escrow agent has not yet collected on it) to each subscriber. Amounts held in the Pennsylvania escrow account from Pennsylvania investors not requesting a refund will continue to be held for subsequent 120-day periods until we raise at least $24,755,449 or until the end of the subsequent escrow periods. At the end of each subsequent escrow period, we will again notify you of your right to receive refunds with interest from the day after the expiration of the initial 120-day period.

Compensation to Cole Advisors II and its Affiliates

      Cole Advisors II and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. The most significant items of compensation are included in the table below. The selling commissions and dealer manager fee may vary for different categories of purchasers. See the “Plan of Distribution” section of this prospectus. The following table sets forth information regarding compensation that we will pay to our advisor and its affiliates. This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees and assumes no selling commissions, no dealer manager fee and a $9.15 price for each share sold through our dividend reinvestment program.

		Estimated Amount for
		Maximum Offering
Type of Compensation	Determination of Amount	(50,000,000 shares)

Offering Stage
Selling Commissions	7.0% of gross offering proceeds in primary offering; we will not pay any selling commissions on sales of shares under our dividend reinvestment plan; all selling commissions will be reallowed to participating broker-dealers.	$31,455,128
Dealer Manager Fee	Up to 1.5% of gross offering proceeds; does not apply to sales under our dividend reinvestment plan.	$6,740,383
Other Organization and Offering Expenses	Up to 1.5% of gross offering proceeds.	$7,426,635
Operational Stage
Acquisition and Advisory Fees	2.0% of the contract purchase price of each property acquired.	$8,989,737
Asset Management Fees	Monthly fee equal to 0.04167% of the aggregate assets value plus costs and expenses incurred by the advisor in providing asset management services.	Not determinable at this time.

Estimated Amount for
Maximum Offering
Type of Compensation	Determination of Amount	(50,000,000 shares)

Property Management and Leasing Fees	For the management and leasing of our properties, we will pay Fund Realty Advisors, an affiliate of our advisor, a property management fee equal to 3.0% of gross revenues plus market-based leasing commissions applicable to the geographic location of the respective property. We also will reimburse Fund Realty Advisors’ costs of managing the properties. Fund Realty Advisors or its affiliates may also receive a fee for the initial leasing of newly constructed properties, which would generally equal one month’s rent. The aggregate of all property management and leasing fees paid to our affiliates plus all payments to third parties for such fees will not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location.	Not determinable at this time.
Operating Expenses	Reimbursement of our advisor’s cost of providing administrative services, subject to the limitation that we will not reimburse our advisor for any amount by which the operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of(i) 2% of average invested assets, or (ii) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, we will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.	Not determinable at this time.
Financing Coordination Fee	If our advisor provides services in connection the origination or refinancing of any debt financing obtained that we obtain and use to acquire properties or to make other permitted investments, we will pay the advisor a financing coordination fee equal to 1% of the amount available under such financing, subject to certain limitations.	Not determinable at this time.

Estimated Amount for
Maximum Offering
Type of Compensation	Determination of Amount	(50,000,000 shares)

Liquidation/ Listing Stage
Real Estate Commissions	Up to one-half of the brokerage commission paid on the sale of property, not to exceed 3.0% of the contract price for property sold, in each case, if our advisor or its affiliates provided a substantial amount of services in connection with the sale.	Not determinable at this time.
Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange)	15.0% of remaining net sale proceeds after return of capital plus payment to investors of a 7.0% cumulative, non-compounded return on the capital contributed by investors.	Not determinable at this time.
Subordinated Incentive Listing Fee (payable only if we are listed on an exchange)	15.0% of the amount by which our adjusted market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 7.0% cumulative, non-compounded annual return to investors.	Not determinable at this time.

Dividend Policy

      To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our stockholders of at least 90.0% of our annual taxable income (which does not necessarily equal net income as calculated in accordance with GAAP). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level. We expect to calculate our quarterly or monthly dividends based upon daily record and dividend declaration dates so investors may be entitled to dividends immediately upon purchasing our shares.

Listing

      We will seek to list our shares of common stock when our independent directors believe listing would be in the best interest of our stockholders. If we do not list our shares of common stock on a national securities exchange or on The Nasdaq Stock Market by the tenth anniversary of the commencement of this offering, our charter requires that we either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval of the liquidation of the corporation.

      If we seek and do not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our liquidation. If we seek and fail to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and we could continue to operate as before. If we seek and obtain stockholder approval of our liquidation, we would begin an orderly sale of our properties and distribute our net proceeds to you.

Dividend Reinvestment Plan

      Under our dividend reinvestment plan, you may have the dividends you receive reinvested in additional shares of our common stock. The purchase price per share under our dividend reinvestment plan will be $9.15 per share (unless the offering price is later increased) until the earliest of (1) all of the shares reserved for issuance under the plan are issued, (2) all public offerings terminate and we deregister with the Securities and Exchange Commission any unsold plan shares, or (3) there is more than a de minimis amount of trading in the shares, at which time any registered plan shares then available will be sold at 91.5% of the fair market value per share as determined by our board of directors by reference to the most recent trades occurring on or prior to the relevant distribution date. No sales commissions or dealer manager fees will be paid on shares sold under the dividend reinvestment plan. If you participate in the dividend reinvestment plan, you will not receive the cash from your dividends. As a result, you may have a tax liability with respect to your share of our taxable income, but you will not receive cash dividends to pay such liability. We may terminate the dividend reinvestment plan at our discretion at any time upon 10 days prior written notice to you.

Share Redemption Program

      After you have held your shares for a minimum of one year, our share redemption program provides an opportunity for you to have your shares redeemed, subject to certain restrictions and limitations. There are several restrictions on your ability to sell your shares to us under the program. You generally have to hold your shares for one year before selling your shares to us under the plan. In addition, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (1) during any calendar year, we will not redeem in excess of 3.0% of the weighted average number of shares outstanding during the prior calendar year; and (2) funding for the redemption of shares will generally be limited to the amount of net proceeds we receive from the sale of shares under our dividend reinvestment plan and other operating funds, if any, that our board of directors, in its sole discretion, reserves for use in our share redemption program. These limits may prevent us from accommodating all requests made in any year. The redemption price per share will depend on the length of time you have held such shares as follows: after one year from the purchase date - 92.5% of the amount you paid for each share; after two years from the purchase date - 95.0% of the amount you paid for each share; after three years from the purchase date - 97.5% of the amount you paid for each share; and after four years from the purchase date - 100.0% of the amount you paid for each share. Upon receipt of a request for redemption, we will conduct a UCC search to ensure that no liens are held against the shares at the cost of $250 to the stockholder, which will be deducted from the proceeds of the redemption or, if a lien exists, will be charged to the stockholder. Repurchases will be made quarterly. If funds are not available to redeem all requested redemptions at the end of each quarter, the shares will be purchased on a pro rata basis and the unfulfilled requests will be held until the next quarter, unless withdrawn. The share redemption program has different rules if shares are being redeemed in connection with the death of a stockholder. See the “Description of Shares — Share Redemption Program” section of this prospectus for more information about the share redemption program. Our board of directors may amend or terminate the share redemption program with 30 days advance notice.

Cole Operating Partnership II, LP

      We expect to own substantially all of our real estate properties through Cole OP II, our operating partnership. We may, however, own properties directly, through subsidiaries of Cole OP II or through other entities. We are the sole general partner of Cole OP II and Cole Advisors II is the initial limited partner of Cole OP II. Our ownership of properties in Cole OP II is referred to as an “UPREIT.” This UPREIT structure may enable sellers of properties to transfer their properties to Cole OP II in exchange for limited partnership interests of Cole OP II and defer gain recognition for tax purposes with respect to such transfers of properties. The holders of units in Cole OP II may have their units redeemed for cash or, at our option, shares of our common stock. At present, we have no plans to acquire any specific properties in exchange for units of Cole OP II.

ERISA Considerations

      The section of this prospectus entitled “ERISA Considerations” describes the effect the purchase of shares will have on individual retirement accounts and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), and/or the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an individual retirement account should read the “Investment by Tax-Exempt Entities and ERISA Considerations” section of this prospectus very carefully.

Description of Shares

Uncertificated Shares

      Our board of directors has authorized the issuance of shares of our stock without certificates. We expect that, unless and until our shares are listed on a national securities exchange or The Nasdaq Stock Market, we will not issue shares in certificated form. We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the record owner and the new owner delivers a properly executed stock transfer form to us, along with a fee to cover reasonable transfer costs, in an amount determined by our board of directors. We will provide the required form to you upon request.

Stockholder Voting Rights and Limitations

      We intend to hold annual meetings of our stockholders for the purpose of electing our directors or conducting other business matters that may be presented at such meetings. We may also call a special meeting of stockholders from time to time. You are entitled to one vote for each share of common stock you own at any of these meetings.

Restriction on Share Ownership

      Our charter contains restrictions on ownership of the shares that prevent any one person from owning more than 9.8% in value of our outstanding shares and more than 9.8% in value or number, whichever is more restrictive, of our outstanding shares of common stock unless exempted by our board of directors. These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code. For a more complete description of the shares, including restrictions on the ownership of shares, please see the “Description of Shares” section of this prospectus. Our charter also limits your ability to transfer your shares to prospective stockholders unless (i) they meet the minimum suitability standards regarding income or net worth, which are described above at “Suitability Standards” immediately following the cover page of this prospectus, and (ii) the transfer complies with minimum purchase requirements, which are described below in the section below under the caption “Who May Invest.”

RISK FACTORS

      An investment in our common stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to an Investment in Cole REIT II

There is no public trading market for your shares; therefore, it will be difficult for you to sell your shares.

      There is no current public market for the shares. You may not sell your shares unless the buyer meets applicable suitability and minimum purchase standards. Our charter also prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share redemption program includes numerous restrictions that would limit your ability to sell your shares. Our board of directors could choose to amend, suspend or terminate our share redemption program upon 30 days notice. We describe these restrictions in more detail under the “Description of Shares — Share Redemption Program” section of this prospectus. Therefore, it may be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you will likely have to sell them at a substantial discount to their public offering price. It also is likely that your shares would not be accepted as the primary collateral for a loan. You should purchase the shares only as a long-term investment because of the illiquid nature of the shares.

If we, through Cole Advisors II, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay dividends.

      Our ability to achieve our investment objectives and to pay dividends is dependent upon the performance of Cole Advisors II, our advisor, in the acquisition of our investments, the selection of tenants and the determination of any financing arrangements. Except for the investments described in one or more supplements to this prospectus, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the management ability of Cole Advisors II and the oversight of our board of directors. We cannot be sure that Cole Advisors II will be successful in obtaining suitable investments on financially attractive terms or that, if it makes investments on our behalf, our objectives will be achieved. If we, through Cole Advisors II, are unable to find suitable investments, we will hold the proceeds of this offering in an interest-bearing account, invest the proceeds in short-term, investment-grade investments or, ultimately, liquidate. In such an event, our ability to pay dividends to our stockholders would be adversely affected.

We may suffer from delays in locating suitable investments, which could adversely affect our ability to make distributions and the value of your investment.

      We could suffer from delays in locating suitable investments, particularly as a result of our reliance on our advisor at times when management of our advisor is simultaneously seeking to locate suitable investments for other affiliated programs. Delays we encounter in the selection, acquisition and, in the event we develop properties, development of income-producing properties, likely would adversely affect our ability to make distributions and the value of your overall returns. This, in turn, would reduce the value of your investment. In particular, where we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the distribution of cash dividends attributable to those particular properties. You should expect to wait several months after the closing of a property acquisition before we are in a position to pay cash dividends attributable to such property.

Because this is a blind pool offering, you will not have the opportunity to evaluate our investments before we make them, which makes an investment in us more speculative.

      Because we have not yet acquired or identified any investments that we may make, we are not able to provide you with information to evaluate our investments prior to the acquisition. We will seek to invest substantially all of the offering proceeds available for investment, after the payment of fees and expenses, in the acquisition of freestanding, single-tenant commercial properties net leased to investment grade or other creditworthy tenants. In addition, our advisor may make or invest in mortgage loans or participations therein on our behalf if our board of directors determines, due to the state of the real estate market or in order to diversify our investment portfolio or otherwise, that such investments are advantageous to us. We have established policies relating to the creditworthiness of tenants of our properties, but our board of directors will have wide discretion in implementing these policies, and you will not have the opportunity to evaluate potential tenants. For a more detailed discussion of our investment policies, see the “Investment Objectives and Policies — Acquisition and Investment Policies” section of this prospectus.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, the value of your investment in us will fluctuate with the performance of the specific properties we acquire.

      This offering is being made on a “best efforts” basis, whereby the brokers participating in the offering are only required to use their best efforts to sell our shares and have no firm commitment or obligation to purchase any of the shares. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio. We may be unable to raise even the minimum offering amount. If we are unable to raise substantially more than the minimum offering amount, we will make fewer investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. In such event, the likelihood of our profitability being affected by the performance of any one of our investments will increase. For example, in the event we only sell 250,000 shares, we may be able to make only one investment. If we only are able to make one investment, we would not achieve any asset diversification. Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, and our financial condition and ability to pay distributions could be adversely affected.

We have no prior operating history or established financing sources, and the prior performance of real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.

      We have no operating history and you should not rely upon the past performance of other real estate investment programs sponsored by affiliates of our advisor to predict our future results. We were incorporated in September 2004, and as of the date of this prospectus we have not made any investments in real estate or otherwise. Although Mr. Cole and other members of our advisor’s management have significant experience in the acquisition, finance, management and development of commercial real estate, this is the first publicly offered REIT sponsored by Mr. Cole. Accordingly, the prior performance of real estate investment programs sponsored by affiliates of Mr. Cole and our advisor may not be indicative of our future results.

      Moreover, neither our advisor nor we have any established financing sources. Presently, our advisor is funded by capital contributions from Cole Holdings Corporation, a company wholly owned by Mr. Cole. If our capital resources, or those of our advisor, are insufficient to support our operations, we will not be successful.

      You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development. To be successful in this market, we must, among other things:

•	identify and acquire investments that further our investment strategies;

•	increase awareness of the Cole Credit Property Trust II, Inc. name within the investment products market;

•	expand and maintain our network of licensed securities brokers and other agents;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition for our targeted real estate properties and other investments as well as for potential investors in us; and

•	continue to build and expand our operations structure to support our business.

      We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

If we lose or are unable to obtain key personnel, our ability to implement our investment strategies could be delayed or hindered, which could adversely affect our ability to make distributions and the value of your investment.

      Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel, and those of our advisor, including Christopher H. Cole, Blair D. Koblenz, William A. Rack, Jr., John M. Pons, Sean D. Leahy, D. Kirk McAllaster and Christopher P. Robertson, each of who would be difficult to replace. We do not have an employment agreement with any of these key employees and we cannot guarantee that all, or any particular one, will remain affiliated with us and/or advisors. If any of our key personnel were to cease their affiliation with us, our operating results could suffer. Further, we do not intend to separately maintain key person life insurance on Mr. Cole or any other person. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel. If we lose or are unable to obtain the services of key personnel or do not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Our rights and the rights of our stockholders to recover claims against our officers, directors and our advisor are limited, which could reduce your and our recovery against them if they cause us to incur losses.

      Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter, in the case of our directors, officers, employees and agents, and the advisory agreement, in the case of our advisor, require us to indemnify our directors, officers, employees and agents and our advisor and its affiliates for actions taken by them in good faith and without negligence or misconduct. Additionally, our charter limits the liability of our directors and officers for monetary damages to the maximum extent permitted under Maryland law. As a result, we and our stockholders may have more limited rights against our directors, officers, employees and agents, and our advisor and its affiliates, than might otherwise exist under common law, which could reduce your and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our advisor in some cases which would decrease the cash otherwise available for distributions to you. See the section captioned

“Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” elsewhere herein.

Your investment may be subject to additional risks if we make international investments.

      We may purchase property located outside the United States and may make or purchase mortgage loans or participations in mortgage loans secured by property located outside the United States. These investments may be affected by factors peculiar to the laws of the jurisdiction in which the property is located. These laws may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments could be subject to the following risks:

•	changing governmental rules and policies;

•	enactment of laws relating to the foreign ownership of real property or mortgages and laws relating to the ability of foreign persons or corporations to remove profits earned from activities within the country to the person’s or corporation’s country of origin;

•	variations in the currency exchange rates;

•	adverse market conditions caused by changes in national or local economic conditions;

•	changes in relative interest rates;

•	changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•	changes in real estate and other tax rates and other operating expenses in particular countries;

•	changes in land use and zoning laws; and

•	more stringent environmental laws or changes in such laws.

Any of these risks could have an adverse effect on our business, results of operations and ability to pay distributions to our stockholders.

Risks Related to Conflicts of Interest

      We will be subject to conflicts of interest arising out of our relationships with our advisor and its affiliates, including the material conflicts discussed below. The “Conflicts of Interest” section of this prospectus provides a more detailed discussion of the conflicts of interest between us and our advisor and its affiliates, and our policies to reduce or eliminate certain potential conflicts.

Cole Advisors II will face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in our favor, which could adversely affect our investment opportunities.

      Since October 1, 1994, affiliates of our advisor have sponsored 38 privately offered real estate investment programs, including 25 limited partnerships, a real estate investment trust, three debt offerings and nine tenant-in-common programs, 16 of which currently are operating. Affiliated companies in the future may sponsor other real estate investment programs. We may be buying properties at the same time as one or more of the other Cole-sponsored programs managed by officers and employees of Cole Advisors II are buying properties. There is a risk that Cole Advisors II will choose a property that provides lower returns to us than a property purchased by another Cole-sponsored program. We cannot be sure that officers and employees acting on behalf of Cole Advisors II and on behalf of managers of other Cole-sponsored programs will act in our best interests when deciding whether to allocate any particular property to us. In addition, we may acquire properties in geographic areas where other Cole-sponsored programs own properties. Also, we may acquire properties from, or sell properties to, other Cole-sponsored programs. If one of the other Cole-sponsored programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment. Similar conflicts of interest may apply if our advisor determines to make or purchase mortgage loans or participations in mortgage loans on our behalf, since other Cole-sponsored programs may be competing with us for such investments.

Cole Advisors II will face conflicts of interest relating to joint ventures, which could result in a disproportionate benefit to the other venture partners at our expense.

      We may enter into joint ventures with other Cole-sponsored programs for the acquisition, development or improvement of properties. Cole Advisors II may have conflicts of interest in determining which Cole-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, Cole Advisors II may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture. Since Cole Advisors II and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive.

Cole Advisors II and its officers and employees and certain of our key personnel will face competing demands relating to their time, and this may cause our operating results to suffer.

      Cole Advisors II and its officers and employees and certain of our key personnel and their respective affiliates are key personnel, general partners and sponsors of other real estate programs having investment objectives and legal and financial obligations similar to ours and may have other business interests as well. Because these persons have competing interests on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than is necessary or appropriate. If this occurs, the returns on our investments may suffer.

Our officers and some of our directors face conflicts of interest related to the positions they hold with affiliated entities, which could hinder our ability to successfully implement our business strategy and to generate returns to you.

      Our executive officers and some of our directors are also officers and directors of our advisor, our property manager, our dealer manager and other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to (i) allocation of new investments and management time and services between us and the other entities, (ii) our purchase of properties from, or sale of properties, to affiliated entities, (iii) the timing and terms of the investment in or sale of an asset, (iv) development of our properties by affiliates, (v) investments with affiliates of our advisor, (vi) compensation to our advisor, and (vii) our relationship with our dealer manager and property manager. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets.

Cole Advisors II will face conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

      Under our advisory agreement, Cole Advisors II will be entitled to fees that are structured in a manner intended to provide incentives to our advisor to perform in our best interests and in the best interests of our stockholders. However, because our advisor does not maintain a significant equity interest in us and is entitled to receive substantial minimum compensation regardless of performance, our advisor’s interests will not be wholly aligned with those of our stockholders. In that regard, our advisor could be motivated to recommend riskier or more speculative investments in order for us to generate the specified levels of performance or sales proceeds that would entitle our advisor to fees. In addition, our advisor’s entitlement to fees upon the sale of our assets and to participate in sale proceeds could result in our advisor recommending sales of our investments at the earliest possible time at which sales of investments would produce the level of return which would entitle the advisor to compensation relating to such sales, even if continued ownership of those investments might be in our best long-term interest. Our advisory agreement will require us to pay a performance-based termination fee to our advisor in the event that we terminate the advisor prior to the listing of our shares for trading on an exchange or, absent such listing, in respect of its participation in net sales proceeds. To avoid paying this fee, our independent directors may decide against terminating the advisory agreement prior to our listing of our shares or disposition of our investments even if, but for the termination fee, termination of the advisory agreement would be in our best interest. In addition, the requirement to pay the fee to the advisor at termination could cause us to make different investment or disposition decisions than we would otherwise make, in order to satisfy our obligation to pay the fee to the terminated advisor. Moreover, our advisor will have the right to terminate the advisory agreement upon a change of control and thereby trigger the payment of the performance fee, which could have the effect of delaying, deferring or preventing the change of control.

There is no separate counsel for us and our affiliates, which could result in conflicts of interest.

      Morris, Manning & Martin, LLP acts as legal counsel to us and also is expected to represent our advisor and some of its affiliates from time to time. There is a possibility in the future that the interests of the various parties may become adverse and, under the Code of Professional Responsibility of the legal profession, Morris, Manning & Martin, LLP may be precluded from representing any one or all of such parties. If any situation arises in which our interests appear to be in conflict with those of our advisor or its affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected. Moreover, should such a conflict not be readily apparent, Morris, Manning & Martin, LLP may inadvertently act in derogation of the interest of the parties which could affect us and, therefore, our stockholders’ ability to meet our investment objectives.

Risks Related to This Offering and Our Corporate Structure

A limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to our stockholders.

      Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% in value of our outstanding stock and more than 9.8% in value or number, whichever is more restrictive, of our outstanding common stock. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See the “Description of Shares — Restriction on Transfer” section of this prospectus.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders.

      Our charter permits our board of directors to issue up to 100,000,000 shares of stock. In addition, our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that we have authority to issue. Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See the “Description of Shares — Preferred Stock” section of this prospectus.

Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired.

      Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10.0% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10.0% or more of the voting power of the then outstanding voting stock of the corporation.

      A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

      After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

      These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The business combination statute permits various exemptions from its provision, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving Cole Advisors II or any affiliate of Cole Advisors II. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and Cole Advisors II or any affiliate of Cole Advisors II. As a result, Cole Advisors II and any affiliate of Cole Advisors II may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. For a more detailed discussion of the Maryland laws governing us and the ownership of our shares of common stock, see the section of this prospectus captioned “Description of Shares.”

If we are required to register as an investment company under the Investment Company Act, we could not continue our business, which may significantly reduce the value of your investment.

      We are not registered as an investment company under the Investment Company Act of 1940, as amended (Investment Company Act). If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

      In order to maintain our exemption from regulation under the Investment Company Act, we must engage primarily in the business of buying real estate, and these investments must be made within a year after the offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of the offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns. This would reduce the cash available for distribution to investors and possibly lower your returns.

      To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

You are bound by the majority vote on matters on which you are entitled to vote, and therefore, your vote on a particular matter may be superceded by the vote of others.

      You may vote on certain matters at any annual or special meeting of stockholders, including the election of directors. However, you will be bound by the majority vote on matters requiring approval of a majority of the stockholders even if you do not vote with the majority on any such matter.

If you do not agree with the decisions of our board of directors, stockholders only have limited control over changes in our policies and operations and will not be able to change such policies and operations.

      Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on the following:

•	the election or removal of directors;

•	any amendment of our charter (including a change in our investment objectives), except that our board of directors may amend our charter without stockholder approval, to increase or decrease the aggregate number of our shares, to increase or decrease the number of our shares of any class or series that we have the authority to issue, or to classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares, provided however, that any such amendment does not adversely affect the rights, preferences and privileges of the stockholders;

•	our liquidation or dissolution; and

•	any merger, consolidation or sale or other disposition of substantially all of our assets.

All other matters are subject to the discretion of our board of directors.

You are limited in your ability to sell your shares pursuant to the share redemption program and may have to hold your shares for an indefinite period of time.

      Our board of directors could choose to amend the terms of our share redemption program without stockholder approval. Our board is also free to terminate the program upon 30 days notice. In addition, the share redemption program includes numerous restrictions that would limit your ability to sell your shares. Generally, you must have held your shares for at least one year in order to participate in our share redemption program. Subject to funds being available, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (1) during any calendar year, we will not redeem in excess of 3.0% of the weighted average number of shares outstanding during the prior calendar year; and (2) funding for the redemption of shares will generally be limited to the net proceeds we receive from the sale of shares under our dividend reinvestment plan plus other operating funds, if any, as our board of directors, in its sole discretion, reserves for use in our share redemption program. These limits might prevent us from accommodating all redemption requests made in any year. See the “Description of Shares — Share Redemption Program” section of this prospectus for more information about the share redemption program. These restrictions severely limit your ability to sell your shares should you require liquidity and limit your ability to recover the value you invested or the fair amount value of your shares.

We established the offering price on an arbitrary basis; as a result, the actual value of your investment may be substantially less than what you pay.

      Our board of directors has arbitrarily determined the selling price of the shares and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding shares. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

Because the dealer manager is one of our affiliates, you will not have the benefit of an independent review of us or the prospectus customarily undertaken in underwritten offerings.

      The dealer manager, Cole Capital Corporation, is one of our affiliates and will not make an independent review of us or the offering. Accordingly, you will have to rely on your own broker or dealer to make an independent review of the terms of this offering. If your broker-dealer does not conduct such a review, you will not have the benefit of an independent review of the terms of this offering. Further, the due diligence investigation of us by the dealer manager cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer or investment banker.

Your interest in Cole REIT II will be diluted if we issue additional shares.

      Existing stockholders and potential investors in this offering do not have preemptive rights to any shares issued by us in the future. Our charter currently has authorized 100,000,000 shares of stock, of which 90,000,000 shares are designated as common stock and 10,000,000 are designated as preferred stock. Subject to any limitations set forth under Maryland law, our board of directors may increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining shareholder approval. All of such shares may be issued in the discretion of our board of directors. Therefore, in the event that we (1) sell shares in this offering or sell additional shares in the future, including those issued pursuant to the dividend reinvestment plan, (2) sell securities that are convertible into shares of our common stock,

(3) issue shares of our common stock in a private offering of securities to institutional investors, (4) issue shares of our common stock upon the exercise of the options granted to our independent directors, (5) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory agreement, or (6) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests of Cole OP II, existing stockholders and investors purchasing shares in this offering will likely experience dilution of their equity investment in us. In addition, the partnership agreement for Cole OP II contains provisions which would allow, under certain circumstances, other entities, including other Cole-sponsored programs, to merge into or cause the exchange or conversion of their interest for interests of Cole OP II. Because the limited partnership interests of Cole OP II may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between Cole OP II and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons described in this “Risk Factors” section, you should not expect to be able to own a significant percentage of our shares.

Payment of fees to Cole Advisors II and its affiliates will reduce cash available for investment and distribution.

      Cole Advisors II and its affiliates will perform services for us in connection with the offer and sale of the shares, the selection and acquisition of our investments, and the management and leasing of our properties, the servicing our mortgage loans, if any, and the administration of our other investments. They will be paid substantial fees for these services, which will reduce the amount of cash available for investment in properties or distribution to stockholders. For a more detailed discussion of these fees, see the “Management Compensation” section of this prospectus.

We may be unable to pay or maintain cash distributions or increase distributions over time.

      There are many factors that can affect the availability and timing of cash distributions to stockholders. Distributions will be based principally on cash available from our operations. The amount of cash available for distributions will be affected by many factors, such as our ability to buy properties as offering proceeds become available, the yields on securities of other real estate programs that we invest in, and our operating expense levels, as well as many other variables. Actual cash available for distributions may vary substantially from estimates. With no prior operating history, we can give no assurance that we will be able to pay or maintain distributions or that distributions will increase over time. Nor can we give any assurance that rents from the properties will increase, that the securities we buy will increase in value or provide constant or increased dividends over time, or that future acquisitions of real properties, mortgage loans or our investments in securities will increase our cash available for distributions to stockholders. Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rate to stockholders. For a description of the factors that can affect the availability and timing of cash distributions to stockholders, see the section of this prospectus captioned “Description of Shares — Dividend Policy.”

Adverse economic conditions will negatively affect our returns and profitability.

      Recent geopolitical events have exacerbated the general economic slowdown that has affected the nation as a whole and the local economies where our properties may be located. The following market and economic challenges may adversely affect our operating results:

•	poor economic times may result in tenant defaults under leases;

•	re-leasing may require concessions or reduced rental rates under the new leases; and

•	increased insurance premiums, resulting in part from the increased risk of terrorism, may reduce funds available for distribution or, to the extent such increases are passed through to tenants, may lead to tenant defaults. Increased insurance premiums may make it difficult to increase rents to tenants on turnover, which may adversely affect our ability to increase our returns.

Our operations could be negatively affected to the extent that an economic downturn is prolonged or becomes more severe.

If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline.

      When tenants do not renew their leases or otherwise vacate their space, we will often need to expend substantial funds for tenant improvements to the vacated space in order to attract replacement tenants. In addition, although we expect that our leases with tenants will require tenants to pay routine property maintenance costs, we will likely be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops.

      We will use substantially all of this offering’s gross proceeds to buy real estate and pay various fees and expenses. We do not intend to reserve any proceeds from this offering for future capital needs. Accordingly, if we need additional capital in the future to improve or maintain our properties or for any other reason, we will have to obtain financing from other sources, such as cash flow from operations, borrowings, property sales or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both.

General Risks Related to Investments in Real Estate

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

      Our operating results will be subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds which may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws; and

•	periods of high interest rates and tight money supply.

      These and other reasons may prevent us from being profitable or from realizing growth or maintaining the value of our real estate properties.

Most of our retail properties will depend upon a single tenant for all of their rental income, and our financial condition and ability to make distributions may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a lease termination of a single tenant.

      We expect that a single tenant will occupy most of our properties and, therefore, the success of those properties will be materially dependent on the financial stability of such tenants. Lease payment defaults by tenants could cause us to reduce the amount of dividends we pay. A default of a tenant on its lease payments to us would cause us to lose the revenue from the property and force us to find an alternative source of revenue to meet any mortgage payment and prevent a foreclosure if the property is subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting the property. If a lease is terminated, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss. A default by a tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease, or a tenant’s election not to extend a lease upon its expiration, could have an adverse effect on our financial condition and our ability to pay distributions.

If a tenant claims bankruptcy, we may be unable to collect balances due under relevant leases.

      Any or all of the tenants, or a guarantor of a tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States. Such a bankruptcy filing would bar all efforts by us to collect pre-bankruptcy debts from these entities or their properties, unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would be paid currently. If a lease is assumed, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would have a general unsecured claim for damages. If a lease is rejected, it is unlikely we would receive any payments from the tenant because our claim is capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent already due but unpaid. This claim could be paid only in the event funds were available, and then only in the same percentage as that realized on other unsecured claims.

      A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. Such an event could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available for distributions to you. In the event of a bankruptcy, we cannot assure you that the tenant or its trustee will assume our lease. If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distributions to you may be adversely affected.

If a sale-leaseback transaction is re-characterized, our financial condition could be adversely affected.

      We may enter into sale-leaseback transactions, where we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our business.

      If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. These outcomes could adversely affect our cash flow and the amount available for distributions to you.

      If the sale-leaseback were re-characterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property. The imposition of liability on us could adversely affect our cash flow and the amount available for distributions to our stockholders.

Properties that have vacancies for a significant period of time could be difficult to sell, which could diminish the return on your investment.

      A property may incur vacancies either by the continued default of tenants under their leases or the expiration of tenant leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash dividends to be distributed to stockholders. In addition, because properties’ market values depend principally upon the value of the properties’ leases, the resale value of properties with prolonged vacancies could suffer, which could further reduce your return.

Some properties may be suitable for only one use and may be costly to refurbish if a lease is terminated.

      Most of the properties we buy will be designed for a particular tenant. If we own a property when the lease terminates and the tenant does not renew, or if the tenant defaults on its lease, the property might not be marketable without substantial capital improvements. Improvements could require the use of cash that would otherwise be distributed to you as an investor. Attempting to sell the property without improvements would also likely result in a lower sales price.

We may obtain only limited warranties when we purchase a property.

      The seller of a property will often sell such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property as well as the loss of rental income from that property.

We may be unable to secure funds for future tenant improvements, which could adversely impact our ability to pay cash distributions to our stockholders.

      When tenants do not renew their leases or otherwise vacate their space, it is usual that, in order to attract replacement tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. We will use substantially all of this offering’s gross proceeds to buy real estate and pay various fees and expenses. We do not intend to reserve any proceeds from this offering for future capital needs. Accordingly, if we need additional capital in the future to improve or maintain our properties or for any other reason, we will have to obtain financing from other sources, such as cash flow from operations, borrowings, property sales or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both.

Our inability to sell a property when we decide to do so could adversely impact our ability to pay cash distributions to you.

      The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

      We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

      In acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict our ability to sell a property.

We may not be able to sell our properties at a price equal to, or greater than, the price that we purchased such property for, which may lead to a decrease in the value of our assets.

      Many of our leases will not contain rental increases over time. Therefore, the value of the property to a potential purchaser may not increase over time, which may restrict our ability to sell a property, or in the event we are able to sell such property, may lead to a sale price less than the price that we paid to purchase the property.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

      Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions to you. Lock out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties.

      Lock-out provisions could impair our ability to take actions during the lock-out period that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of the shares, relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Rising expenses could reduce cash flow and funds available for future acquisitions.

      Any properties we buy in the future, will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds with respect to that property for operating expenses. The properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

      While some of our properties may be leased on a triple-net-lease basis or require the tenants to pay a portion of such expenses, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those costs. If we are unable to lease properties on a triple-net-lease basis or on a basis requiring the tenants to pay all or some of such expenses, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs which could adversely affect funds available for future acquisitions or cash available for distributions.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits.

      Each tenant is responsible for insuring its goods and premises and, in some circumstances, may be required to reimburse us for a share of the cost of acquiring comprehensive insurance for the property, including casualty, liability, fire and extended coverage customarily obtained for similar properties in amounts which our advisor determines are sufficient to cover reasonably foreseeable losses. Tenants of single-user properties leased on a triple-net-lease basis typically are required to pay all insurance costs associated with those properties. Material losses may occur in excess of insurance proceeds with respect to any property as insurance may not have sufficient resources to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premium we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that specific coverage against terrorism be purchased by commercial property owners as a condition for providing mortgage loans. It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our potential properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that will have adequate coverage for such losses. The Terrorism Risk Insurance Act of 2002 is designed for a sharing of terrorism losses between insurance companies and the federal government. We cannot be certain how this act will impact us or what additional cost to us, if any, could result. If such an event occurred to, or caused the destruction of, one or more of our properties, we could lose both our invested capital and anticipated profits from such property.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets in which we operate, our operations and our profitability.

      Terrorist attacks may negatively affect our operations and your investment in our common shares. We cannot assure you that there will not be further terrorist attacks against the United States or United States businesses. Properties we may acquire may be located in areas that may be susceptible to attack, which may make these properties more likely to be viewed as terrorist targets than similar, less recognizable properties. These attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. We may obtain terrorism insurance as required by our lenders. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, certain losses resulting from these types of events are uninsurable and others would not be covered by our current terrorism insurance. Additional terrorism insurance may not be available at a reasonable price or at all.

      The United States’ armed conflict in Iraq could have a further impact on our tenants. The consequences of any armed conflict are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

      More generally, any of these events could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Our revenues will be dependent upon payment of rent by retailers, which may be particularly vulnerable to uncertainty in the local economy. Adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay distributions to stockholders.

Real estate related taxes may increase and if these increases are not passed on to tenants, our income will be reduced.

      Some local real property tax assessors may seek to reassess some of our properties as a result of our acquisition of the property. Generally, from time to time our property taxes increase as property values or assessment rates change or for other reasons deemed relevant by the assessors. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. Although some tenant leases may permit us to pass through such tax increases to the tenants for payment, there is no assurance that renewal leases or future leases will be negotiated on the same basis. Increases not passed through to tenants will adversely affect our income, cash available for distributions, and the amount of distributions to you.

Revenue from our properties depends on the amount of our tenants’ retail revenue, making us vulnerable to general economic downturns and other conditions affecting the retail industry.

      Some of our leases may provide for base rent plus contractual base rent increases. Some of our leases may also include a percentage rent clause for additional rent above the base amount based upon a specified percentage of the sales our tenants generate.

      Under those leases that contain percentage rent clauses, our revenue from tenants may increase as the sales of our tenants increase. Generally, retailers face declining revenues during downturns in the economy. As a result, the portion of our revenue that we derive from percentage rent leases could decline upon a general economic downturn.

CC&Rs may restrict our ability to operate a property.

      Some of our properties will most likely be contiguous to other parcels of real property, comprising part of the same shopping center development. In connection therewith, there will likely exist significant covenants, conditions and restrictions, known as “CC&Rs,” relating to such property and any improvements on that property, and granting easements relating to that property. The CC&Rs will restrict the operation of that property. Moreover, the operation and management of the contiguous properties may impact such property. Compliance with CC&Rs may adversely affect our operating costs and reduce the amount of funds that we have available to pay dividends.

Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

      While we do not currently intend to do so, we may use proceeds from this offering to acquire and develop properties upon which we will construct improvements. We will be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builder’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other such factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

      While we do not currently intend to do so, we may invest in unimproved real property. Returns from development of unimproved properties are also subject to risks associated with re-zoning the land for development and environmental concerns of governmental entities and/or community groups. Although we intend to limit any investment in unimproved property to property we intend to develop, your investment nevertheless is subject to the risks associated with investments in unimproved real property.

If we contract with an affiliated development company for newly developed property, we cannot guarantee that our earnest money deposit made to the development company will be fully refunded.

      While we currently do not have an affiliated development company, our sponsor and/or its affiliates may form a development company. In such an event, we may enter into one or more contracts, either directly or indirectly through joint ventures with affiliates or others, to acquire real property from an affiliate of Cole Advisors II that is engaged in construction and development of commercial real properties. Properties acquired from an affiliated development company may be either existing income-producing properties, properties to be developed or properties under development. We anticipate that we will be obligated to pay a substantial earnest money deposit at the time of contracting to acquire such properties. In the case of properties to be developed by an affiliated development company, we anticipate that we will be required to close the purchase of the property upon completion of the development of the property by our affiliate. At the time of contracting and the payment of the earnest money deposit by us, our development company affiliate typically will not have acquired title to any real property. Typically, our development company affiliate will only have a contract to acquire land, a development agreement to develop a building on the land and an agreement with one or more tenants to lease all or part of the property upon its completion. We may enter into such a contract with our development company affiliate even if at the time of contracting we have not yet raised sufficient proceeds in our offering to enable us to close the purchase of such property. However, we will not be required to close a purchase from our development company affiliate, and will be entitled to a refund of our earnest money, in the following circumstances:

•	our development company affiliate fails to develop the property;

•	all or a specified portion of the pre-leased tenants fail to take possession under their leases for any reason; or

•	we are unable to raise sufficient proceeds from our offering to pay the purchase price at closing.

      The obligation of our development company affiliate to refund our earnest money will be unsecured, and no assurance can be made that we would be able to obtain a refund of such earnest money deposit from it under these circumstances since our development company affiliate may be an entity without substantial assets or operations. However, our development company affiliate’s obligation to refund our earnest money deposit may be guaranteed by Fund Realty Advisors, our property manager, which will enter into contracts to provide property management and leasing services to various Cole-sponsored programs, including us, for substantial monthly fees. As of the time Fund Realty Advisors may be required to perform under any guaranty, we cannot assure that Fund Realty Advisors will have sufficient assets to refund all of our earnest money deposit in a lump sum payment. If we were forced to collect our earnest money deposit by enforcing the guaranty of Fund Realty Advisors, we will likely be required to accept installment payments over time payable out of the revenues of Fund Realty Advisors’ operations. We cannot assure you that we would be able to collect the entire amount of our earnest money deposit under such circumstances. See “Investment Objectives and Policies — Acquisition and Investment Policies.”

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

      We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and you may experience a lower return on your investment.

Our properties will face competition that may affect tenants’ ability to pay rent and the amount of rent paid to us and in turn affect the cash available for distributions and the amount of distributions.

      We intend to locate our properties in developed areas. Therefore, there are and will undoubtedly be numerous other retail properties within the market area of each of our properties that will compete with our properties and that will compete with us for tenants. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for customer traffic and creditworthy tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties which we would not have otherwise made, thus affecting cash available for distributions, and the amount available for distributions to you.

Delays in acquisitions of properties may have adverse effects on your investment.

      There may be a substantial period of time before the proceeds of this offering are invested. Delays we encounter in the selection, acquisition and/or development of properties could adversely affect your returns. Where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space.

Therefore, you could suffer delays in the payment of cash dividends attributable to those particular properties. You should expect to wait several months after the closing of a property acquisition before we are in a position to pay cash dividends attributable to such property.

Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for any distributions.

      All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

      Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

      State and federal laws in this area are constantly evolving, and we intend to monitor these laws and take commercially reasonable steps to protect ourselves from the impact of these laws, including obtaining environmental assessments of most properties that we acquire; however, we will not obtain an independent third-party environmental assessment for every property we acquire. In addition, we cannot assure that any such assessment that we do obtain will reveal all environmental liabilities or that a prior owner of a property did not create a material environmental condition not known to us. We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist in the future. We cannot assure that our business, assets, results of operations, liquidity or financial condition will not be adversely affected by these laws, which may adversely affect cash available for distributions, and the amount of distributions to you.

If we sell properties by providing financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

      If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash dividends to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to pay cash dividends to our stockholders.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distributions.

      Our properties will be subject to the Americans with Disabilities Act of 1990. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally requires that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the Disabilities Act. However, we cannot assure that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for Disabilities Act compliance may affect cash available for distributions and the amount of distributions to you.

Risks Associated with Debt Financing

We may incur mortgage indebtedness and other borrowings, which may increase our business risks.

      We expect that in most instances, we will acquire real properties by using either existing financing or borrowing new funds. In addition, we may incur mortgage debt and pledge all or some of our real properties as security for that debt to obtain funds to acquire additional real properties. We may borrow if we need funds to satisfy the REIT tax qualification requirement that we distribute at least 90.0% of our annual REIT taxable income to our stockholders. We may also borrow if we otherwise deem it necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

      If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on a property, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

      If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when the properties are refinanced, we may not be able to finance the properties and our income could be reduced. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you, and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

      When providing financing, a lender could impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, to discontinue insurance coverage, or replace Cole Advisors II as our advisor. These or other limitations may adversely affect our flexibility and our ability to achieve our operating plans.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay dividends to our stockholders.

      We expect that we will incur indebtedness in the future. Interest we pay will reduce cash available for distributions. Additionally, if we incur variable rate debt, increases in interest rates would increase our interest costs, which could reduce our cash flows and our ability to pay dividends to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment.

      Our policies limit us to incurring debt no greater than 55.0% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of all of our assets, unless any excess borrowing is approved by a majority of the independent directors and disclosed to the stockholders in our next quarterly report, along with a justification for such excess borrowing. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

We anticipate that during the term of this offering we will request that our independent directors approve our ability to incur debt greater than the debt limit discussed above.

      During the term of this offering, we may want to conserve our cash resources. Therefore, we anticipate that we will, upon the approval of a majority of our independent directors, incur debt that is in excess of 55% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of all of our assets. We anticipate that we will receive, from time to time, such authority. This will result in our having a greater than normal debt servicing payments, which may restrict our ability to purchase additional properties or the availability of cash to make distributions to our stockholders.

Risks Associated with Section 1031 Exchange Transactions

We may have increased exposure to liabilities from litigation as a result of our participation in a Tenant-in-Common Program.

      Cole Capital Partners, an affiliate of our advisor, has developed a program to facilitate the acquisition of real estate properties to be owned in co-tenancy arrangements with persons (“Tenant-in-Common Participants”) who are looking to invest proceeds from a sale of real estate to qualify for like-kind exchange treatment under Section 1031 of the Internal Revenue Code (a “Tenant-in-Common Program”). Although we do not presently intend to participate in a Tenant-in-Common Program, we may do so if our board of directors, including a majority of our independent directors, determines that our participation is in our best interest. There will be significant tax and securities disclosure risks associated with the private placement offerings of co-tenancy to Tenant-in-Common Participants. For example, in the event that the Internal Revenue Service conducts an audit of the purchasers of co-tenancy interests and successfully challenges the qualification of the transaction as a like-kind exchange, purchasers of co-tenancy interests may file a lawsuit against the entity offering the co-tenancy interests and its sponsors. If we participate in a Tenant-in-Common Program, we may be named in or otherwise required to defend against lawsuits brought by Tenant-in-Common Participants. Any amounts we are required to expend for any such litigation claims may reduce the amount of funds available for distribution to you. In addition, disclosure of any such litigation may adversely affect our future ability to raise additional capital through the sale of stock or borrowings.

We will be subject to risks associated with co-tenancy arrangements that are not otherwise present in a real estate investment.

      At the closing of each property acquired pursuant to the Tenant-in-Common Program, it is possible that Cole OP II may enter into a contractual arrangement with the entity offering the co-tenancy interests. The contract could provide for Cole OP II to purchase any co-tenancy interests in that particular property remaining unsold at the completion of its private placement offering. Accordingly, in the event that the entity offering the co-tenancy interests is unable to sell all co-tenancy interests in one or more of its properties, Cole OP II would be required to purchase the unsold co-tenancy interests in such property or properties and thus would be subject to the risks of ownership of properties in a co-tenancy arrangement with unrelated third parties.

      Ownership of co-tenancy interests involves risks not otherwise present with an investment in real estate such as the following:

•	the risk that a co-tenant may at any time have economic or business interests or goals that are inconsistent with our business interests or goals;

•	the risk that a co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•	the possibility that a co-tenant might become insolvent or bankrupt, which may be an event of default under mortgage loan financing documents or allow the bankruptcy court to reject the tenants in common agreement or management agreement entered into by the co-tenants owning interests in the property.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce your returns.

      In the event that our interests become adverse to those of the other co-tenants, we will not have the contractual right to purchase the co-tenancy interests from the other co-tenants. Even if we are given the opportunity to purchase such co-tenancy interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-tenancy interests from the Tenant-in-Common Participants.

      We might want to sell our co-tenancy interests in a given property at a time when the other co-tenants in such property do not desire to sell their interests. Therefore, we may not be able to sell our interest in a property at the time we would like to sell. In addition, we anticipate that it will be much more difficult to find a willing buyer for our co-tenancy interests in a property than it would be to find a buyer for a property we owned outright.

Our participation in the Tenant-in-Common Program may limit our ability to borrow funds in the future.

      Institutional lenders may view our obligations under any agreements to acquire unsold co-tenancy interests in properties as a contingent liability against our cash or other assets, which may limit our ability to borrow funds in the future. Lenders providing lines of credit may restrict our ability to draw on our lines of credit by the amount of our potential obligation. Further, our lenders may view such obligations in such a manner as to limit our ability to borrow funds based on regulatory restrictions on lenders that limit the amount of loans they can make to any one borrower.

Federal Income Tax Risks

Failure to qualify as a REIT would adversely affect our operations and our ability to make distributions.

      Morris, Manning & Martin, LLP, our legal counsel, has rendered its opinion that we will qualify as a REIT, based upon our representations as to the manner in which we are and will be owned, invest in assets and operate, among other things. However, our qualification as a REIT will depend upon our ability to meet, through investments, actual operating results, distributions and satisfaction of specific stockholder rules, the various tests imposed by the Internal Revenue Code. Morris, Manning & Martin, LLP will not review these operating results or compliance with the qualification standards on an ongoing basis. This means that we may fail to satisfy the REIT requirements in the future. Also, this opinion represents Morris, Manning & Martin, LLP’s legal judgment based on the law in effect as of the date of this prospectus. Morris, Manning & Martin’s opinion is not binding on the Internal Revenue Service or the courts. Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

      If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the distributions paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Certain fees paid to Cole OP II may affect our REIT status.

      In connection with any Tenant in Common Program, Cole OP II could enter into a number of contractual arrangements with Tenant in Common Participants which will, in effect, guarantee the sale of the co-tenancy interests being offered by any Tenant in Common Participants. In consideration for entering into these agreements, Cole OP II would be paid fees which could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the “income tests” required for REIT qualification. If this fee income were, in fact, treated as non-qualifying, and if the aggregate of such fee income and any other non-qualifying income in any taxable year ever exceeded 5.0% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four ensuing taxable years. As set forth above, we will use all reasonable efforts to structure our activities in a manner intended to satisfy the requirements for our continued qualification as a REIT. Our failure to qualify as a REIT would adversely affect your return on your investment.

Recharacterization of the Section 1031 Exchange Transactions may result in a 100% tax on income from a prohibited transaction, which would diminish our cash distributions to you.

      The Internal Revenue Service could recharacterize transactions under the Tenant in Common Program such that Cole OP II, rather than the Tenant in Common Participant, is treated as the bona fide owner, for tax purposes, of properties acquired and resold by a Tenant in Common Participant in connection with the Tenant in Common Programs, such characterization could result in the fees paid to Cole OP II by a Tenant in Common Participant as being deemed income from a prohibited transaction, in which event the fee income paid to us in connection with the Tenant in Common Programs would be subject to a 100% penalty tax. If this occurs, our ability to pay cash distributions to you will be adversely affected.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

      We may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, we cannot assure you that the IRS will not challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

You may have tax liability on distributions you elect to reinvest in our common stock.

      If you participate in our dividend reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in common stock to the extent the amount reinvested was not a tax-free return of capital. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received.

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to you.

      Even if we qualify and maintain our status as a REIT, we may be subject to federal income taxes or state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of Cole OP II or at the level of the other companies through which we indirectly own our assets. Any federal or state taxes we pay will reduce our cash available for distribution to you.

Legislative or regulatory action could adversely affect investors.

      Under recently enacted tax legislation, the tax rate applicable to qualifying corporate dividends received by individuals prior to 2009 has been reduced to a maximum rate of 15.0%. This special tax rate is generally not applicable to dividends paid by a REIT, unless such dividends represent earnings on which the REIT itself has been taxed. As a result, dividends (other than capital gain dividends) we pay to individual investors generally will be subject to the tax rates that are otherwise applicable to ordinary income that currently are as high as 35.0%. This change in law may make an investment in our shares comparatively less attractive to individual investors than an investment in the shares of non-REIT corporations, and could have an adverse effect on the value of our common stock. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in our common stock and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in common stock. You should also note that our counsel’s tax opinion assumes that no legislation will be enacted after the date of this prospectus that will be applicable to an investment in our shares.

Foreign purchasers of our common stock may be subject to FIRPTA tax upon the sale of their shares.

      A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax, known as FIRPTA tax, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50.0% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence.

      We cannot assure you that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, gain realized by foreign investors on a sale of our shares would be subject to FIRPTA tax, unless our shares were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5.0% of the value of our outstanding common stock. See “Federal Income Tax Considerations — Special Tax Considerations for Non-U.S. Stockholders — Sale of our Shares by a Non-U.S. Stockholder.”

There are special considerations that apply to pension or profit-sharing trusts or IRAs investing in our shares.

      If you are investing the assets of a pension, profit-sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in our common stock, you should satisfy yourself that, among other things:

•	your investment is consistent with your fiduciary obligations under ERISA and the Internal Revenue Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;

•	your investment satisfies the prudence and diversification requirements of ERISA;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce UBTI for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

      For a more complete discussion of the foregoing issues and other risks associated with an investment in shares by retirement plans, please see the “Investment by Tax-Exempt Entities and ERISA Considerations” section of this prospectus.

Forward-Looking Statements

      This prospectus contains forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions. Although we believe that our expectations reflected in the forward-looking statements are based on reasonable assumptions, these expectations may not prove to be correct. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth above, as well as general economic, business and market conditions, changes in federal and local laws and regulations and increased competitive pressures.

ESTIMATED USE OF PROCEEDS

      The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell either the minimum offering of 250,000 shares, or the maximum offering of $495,108,974 of shares, respectively, of common stock pursuant to this offering. Many of the figures set forth below represent management’s best estimate since they cannot be precisely calculated at this time. We expect that approximately 88.0% of the money that stockholders invest will be used to buy real estate or make other investments, while the remaining approximately 12.0% will be used for working capital, including reserves for working capital, and to pay expenses and fees including the payment of fees to Cole Advisors II, our advisor, and Cole Capital Corporation, our dealer manager.

	Minimum Offering		Maximum Offering

	Amount(1)	Percent	Amount(2)	Percent

Gross Offering Proceeds	$2,437,500	100.0%	$495,108,974	100.0%
Less Public Offering Expenses:
Selling Commissions and Dealer Manager Fee(3)	207,188	8.5%	38,195,513	7.7%
Organization and Offering Expenses(4)	36,563	1.5%	7,426,635	1.5%

Amount Available for Investment(5)	$2,193,749	90.0%	$449,486,826	90.8%
Acquisition and Development:
Acquisition and Advisory Fees(6)	43,875	1.8%	8,989,737	1.8%
Acquisition Expenses(7)	10,969	0.5%	2,247,434	0.5%
Initial Working Capital Reserve(8)	—	—	—	—

Amount Invested in Properties(9)	$2,138,905	87.7%	$438,249,655	88.5%

(1)	Assumes the minimum offering of 250,000 shares are sold in this offering. See Note 4 below.

(2)	Assumes the maximum offering is sold, which includes 42,435,897 shares offered to the public at $10.00 per share, 2,564,103 shares offered to the public at $9.75 per share and 5,000,000 shares offered pursuant to our dividend reinvestment plan at $9.15 per share.

(3)	Includes selling commissions equal to 7.0% of aggregate gross offering proceeds, which commissions may be reduced under certain circumstances, and a dealer manager fee equal to 1.5% of aggregate gross offering proceeds, both of which are payable to the dealer manager, an affiliate of our advisor. The dealer manager, in its sole discretion, may reallow selling commissions of up to 7.0% of gross offering proceeds to other broker-dealers participating in this offering attributable to the units sold by them and may reallow its dealer manager fee up to 1.5% of gross offering proceeds in marketing fees and due diligence expenses to broker-dealers participating in this offering based on such factors including the participating broker-dealer’s level of marketing support, level of due diligence review and success of its sales efforts, each as compared to those of the other participating broker-dealers. Additionally, we will not pay a commission on shares purchased pursuant to our dividend reinvestment plan. The amount of selling commissions may often be reduced under certain circumstances for volume discounts. See the “Plan of Distribution” section of this prospectus for a description of such provisions.

(4)	Organization and offering expenses consist of reimbursement of actual legal, accounting, printing and other accountable offering expenses, including amounts to reimburse Cole Advisors II, our advisor, for marketing, salaries and direct expenses of its employees while engaged in registering and marketing the shares and other marketing and organization costs, other than selling commissions and the dealer manager fee. Cole Advisors II and its affiliates will be responsible for the payment of organization and offering expenses, other than selling commissions and the dealer manager fee, to the extent they exceed 1.5% of gross offering proceeds without recourse against or reimbursement by us. We currently estimate that approximately $7,426,635 of organization and offering costs will be incurred if the maximum offering of 50,000,000 (approximately $495,108,974) shares is sold. Organization and offering expenses are required to be reasonable, and in no event may they exceed an amount equal to 15% of the gross offering proceeds.

(5)	Until required in connection with the acquisition and development of properties, substantially all of the net proceeds of the offering and, thereafter, our working capital reserves, may be invested in short-term, highly-liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts.

(6)	Acquisition and advisory fees are defined generally as fees and commissions paid by any party to any person in connection with identifying, reviewing, evaluating, investing in and the purchase, development or construction of properties. We will pay Cole Advisors II Advisors, as our advisor, acquisition and advisory fees up to a maximum amount of 2.0% of our average invested assets, which we have assumed is our amount available for investment. Acquisition and advisory fees do not include acquisition expenses. For purposes of this table, we have assumed that no financing is used to acquire properties or other real estate assets.

(7)	Acquisition expenses include legal fees and expenses, travel expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the selection, acquisition and development of real estate properties. For purposes of this table, we have assumed expenses of 0.5%, however, expenses on particular acquisitions may be higher, subject to the limitation discussed below. The total of all acquisition expenses and acquisition fees shall be reasonable, and shall not exceed an amount equal to 6% of the contract purchase price of the property, or in the case of a mortgage loan 6% of the funds allowed.

(8)	Working capital reserves are typically utilized for extraordinary expenses that are not covered by the revenue generation of the property such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of working capital reserves. We do not expect to maintain working capital reserves.

(9)	Includes amounts anticipated to be invested in properties net of fees and expenses. We estimate that at least 87.7% of the proceeds received from the sale of shares will be used to acquire properties.

MANAGEMENT

General

      We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board is responsible for the management and control of our affairs. We anticipate that the board will retain Cole Advisors II to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the board’s supervision. Our charter will be reviewed and ratified by our board of directors, including the independent directors. This ratification by our board of directors is required by the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, also known as the NASAA REIT Guidelines.

      Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors but may not be fewer than three nor more than 15, provided, however, that there may be fewer than three directors at any time that we have only one stockholder of record. Prior to the commencement of this offering, we will have a total of five directors, including three independent directors. Our charter provides that, from and after the commencement of this offering, a majority of the directors must be independent directors. An “independent director” is a person who is not one of our officers or employees or an officer or employee of Cole Advisors II or its affiliates or any other real estate investment trust organized by our sponsor or advised by Cole Advisors II and has not otherwise been affiliated with such entities for the previous two years. Of our five directors, three will be considered independent directors. Each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by us. At least one of the independent directors must have at least three years of relevant real estate experience. Currently, each of our directors has, and our independent directors will have, substantially in excess of three years of relevant real estate experience.

      During the discussion of a proposed transaction, independent directors may offer ideas for ways in which transactions may be structured to offer the greatest value to us, and our management will take these suggestions into consideration when structuring transactions. Each director will serve until the next annual meeting of stockholders or until his successor has been duly elected and qualifies. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.

      Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting properly called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed. Neither our advisor, any member of our board of directors nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of our advisor or any director after we accept any subscriptions for the purchase of shares in this offering. In determining the requisite percentage in interest required to approve such a matter after we accept any subscriptions for the purchase of shares in this offering, any shares owned by such persons will not be included.

      Any vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors. Independent directors shall nominate replacements for vacancies in the independent director positions. If at any time there are no directors in office, successor directors shall be elected by the stockholders. Each director will be bound by the charter and the bylaws.

      The directors are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties require. The directors will meet quarterly or more frequently if necessary. We do not expect that the directors will be required to devote a substantial portion of their time to discharge their duties as our directors. Consequently, in the exercise of their responsibilities, the directors will be relying heavily on our advisor. Our directors shall have a fiduciary duty to our stockholders to supervise the relationship between us and our advisor. The board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

      Our board of directors will have written policies on investments and borrowing, the expected terms of which are set forth in this prospectus. The directors may establish further written policies on investments and borrowings and shall monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of the stockholders.

      The board also will be responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of the stockholders. In addition, a majority of the directors, including a majority of the independent directors who are not otherwise interested in the transaction, must approve all transactions with Cole Advisors II or its affiliates. The independent directors will also be responsible for reviewing the performance of Cole Advisors II and determining that the compensation to be paid to Cole Advisors II is reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory agreement are being carried out. Specifically, the independent directors will consider factors such as:

•	the amount of the fees paid to Cole Advisors II in relation to the size, composition and performance of our investments;

•	the success of Cole Advisors II in generating appropriate investment opportunities;

•	rates charged to other REITs, especially REITs of similar structure, and other investors by advisors performing similar services;

•	additional revenues realized by Cole Advisors II and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by Cole Advisors II and the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by Cole Advisors II or its affiliates for its other clients.

      None of our directors, Cole Advisors II, nor any of their affiliates, will vote or consent to the voting of shares of our common stock they now own or hereafter acquire on matters submitted to the stockholders regarding either (1) the removal of Cole Advisors II, such director or any of their affiliates, or (2) any transaction between us and Cole Advisors II, such director or any of their respective affiliates.

Committees of the Board of Directors

      Our entire board of directors considers all major decisions concerning our business, including any property acquisitions. However, our bylaws provide that our board may establish such committees as the board believes appropriate. The board will appoint the members of the committee in the board’s discretion. Our bylaws require that a majority of the members of each committee of our board is to be comprised of independent directors.

Audit Committee

      Our bylaws require that the audit committee of the board of directors consist solely of independent directors. The audit committee selects the independent registered public accounting firm to audit our annual financial statements, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Our audit committee will consist of                     , and                     .

Compensation Committee

      Our board of directors may establish a compensation committee consisting of three directors, including two independent directors, to establish compensation policies and programs for our executive officers. The compensation committee will exercise all powers of our board in connection with establishing and implementing compensation matters, including incentive compensation and benefit plans.

Executive Officers and Directors

      We have provided below certain information about our executive officers and directors.

Name	Age	Position(s)

Christopher H. Cole	52	Chairman of the Board of Directors, Chief Executive Officer and President
Blair D. Koblenz	47	Director and Executive Vice President/ Chief Financial Officer
John M. Pons	41	Secretary
Independent Director 1		Independent director
Independent Director 2		Independent director
Independent Director 3		Independent director

      Christopher H. Cole has served as the Chairman of the Board, Chief Executive Officer and President of our company since its formation. He also has been the Chief Executive Officer and President of Cole Advisors II since its formation. He also has served as the President and Chief Executive Officer of Cole Capital Partners since 2003 and has been engaged as a general partner in the structuring and management of real estate limited partnerships since February 1979. He also is the Chief Executive Officer and President of Cole Capital Advisors, Fund Realty Advisors, Equity Fund Advisors and Cole Advisors. Mr. Cole is the President of CHC Partners, which has served as the general partner in prior offerings, since 1985. He has been the President and Chief Executive Officer of Cole Equities since 1980. He currently serves as Executive Vice President of Cole Capital Corporation. Mr. Cole has served as the Chairman of the Board, Chief Executive Officer and President of Cole REIT I since its formation. He served as the President of Cole Partnerships, Inc. from its formation to August 1995 and currently serves as Chief Executive Officer.

      Blair D. Koblenz has served as a director and Executive Vice President/ Chief Financial Officer of our company since its formation. He has been active in the structuring and financial management of commercial real estate investments for over 20 years. He is also Executive Vice President and Chief Financial Officer of Cole Capital Partners, Cole Capital Advisors, Fund Realty Advisors, Equity Fund Advisors, Cole Advisors, and Cole Advisors II. He has served as President of Cole Capital Corporation since December 2002 and previously served as Vice President. He also serves as Vice President and Chief Financial Officer of Cole Partnerships, Partnership Advisors, Cole Real Estate Services, Inc., and CHC Partners. He serves as Secretary of Cole Equities. Mr. Koblenz has served as a director and Executive Vice President/ Chief Financial Officer of Cole REIT I since its formation. Prior to joining Cole in 1994, he practiced in public accounting from 1979 to 1982 with an emphasis in taxation and business planning. He then served in a financial officer capacity for real estate investment companies and operators in Arizona from 1982 to 1994. Mr. Koblenz received his Bachelor of Science degree in Accounting from Arizona State University and is a Certified Public Accountant, licensed in the State of Arizona. He holds the designation of Certified Financial Planner as authorized by the CFP Board of Standards and holds securities licenses. He is a member of the American Institute of CPAs, the Arizona Society of CPAs, the Financial Planning Association and the National Association of Real Estate Investment Trusts (NAREIT).

      John M. Pons has served as Secretary of our company since its formation. He is also Vice President and Counsel of Cole Capital Partners, Cole Capital Advisors, and is Vice President, Secretary and Counsel of Cole Advisors and Cole Advisors II. Prior to joining Cole in September 2003, Mr. Pons was an

Associate General Counsel and Assistant Secretary with GE Capital Franchise Finance Corporation since December 2001. Prior to December 2001, Mr. Pons was engaged in a private legal practice. Mr. Pons has over nine years experience in all aspects of real estate law, including the acquisition, sale, leasing, development and financing of real property. Before attending law school, Mr. Pons was a Captain in the United States Air Force where he served from 1988 until 1992. Mr. Pons received a Bachelor of Science Degree in Mathematics from Colorado State University and a Master Science Degree in Administration from Central Michigan University before attending the University of Denver where he earned his Juris Doctor (Order of St. Ives) in 1995.

Independent Director 1

Independent Director 2

Independent Director 3

Compensation of Directors

      We pay each of our directors who are not employees of Cole REIT II or Cole Advisors II or their affiliates $12,000 per year plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairman of the audit committee at each meeting of the audit committee) and $250 for each meeting the director attends by telephone. In the event there are multiple meetings of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairman of the audit committee if there is a meeting of such committee.) In addition, we have reserved 1,000,000 shares of common stock for future issuance upon the exercise of stock options granted to the non-employee directors pursuant to our stock option plan (described below). We intend to grant to each of our non-employee directors an option to purchase 5,000 shares of common stock at an exercise price equal to $9.15 per share (or greater, if such higher price is necessary so that such option shall not be considered a “nonqualified deferred compensation plan” under Section 409A of the Internal Revenue Code of 1986, as amended) as of election as a director and upon each reelection as a director. The non-employee directors will receive an additional 5,000-share option grant on the date of each annual meeting of stockholders with an exercise price equal to 100.0% of the then-current fair market value per share. The options become exercisable after the first anniversary of a director’s appointment or reelection as a director, as the case may be. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director is also an employee of Cole REIT II or Cole Advisors II or their affiliates, we do not pay compensation for services rendered as a director.

2004 Independent Directors’ Stock Option Plan

      We have a stock option plan (the “2004 Independent Directors’ Stock Option Plan” or the “IDSOP”) that is designed to promote our interests by providing our independent directors (directors who are not employees of Cole REIT II or Cole Advisors II or their affiliates) the opportunity to purchase our shares in order to attract and retain these directors. Options granted to our independent directors under the IDSOP provide these directors with an incentive to increase the value of our shares and a stake in our future that corresponds to the stake of each of our stockholders. As of December 1, 2004, no options had been granted under the IDSOP. A total of 1,000,000 shares have been authorized and reserved for issuance under the IDSOP.

      Our IDSOP is administered by our board of directors. All of our independent directors will be eligible to participate in the plan. The plan authorizes the grant of non-qualified stock options to our independent directors, subject to the absolute discretion of the board and the applicable limitations of the plan. We intend to grant options under our stock option plan to each qualifying director annually. The initial option grant generally will be made on the date the qualifying director first becomes a director, unless the grant would cause the director to exceed the 10.0% ownership limit described below in the section captioned “— Provisions Applicable to Our Independent Director Stock Option Plan,” in which case the grant will be delayed. Annual grants are expected to be made on the date of each annual stockholder meeting in which the respective independent director is re-elected. The exercise price for the options granted under our independent director stock option plan initially will be $9.15 per share (or greater, if such higher price as is necessary so that such options shall not be considered a “nonqualified deferred compensation plan” under Section 409A of the Internal Revenue Code of 1986, as amended). It is intended that the exercise price for future options granted under our independent director stock option plan will be at least 100.0% of the fair market value of our common stock as of the date that the option is granted.

      Options granted under our stock option plan will be evidenced by a stock option agreement, which will contain such terms and provisions as our board of directors shall deem appropriate except as otherwise specified in the plan. Although as of this date we have not granted any options under the plan, we currently intend that options granted to independent directors under the plan will become exercisable on the later of (i) the day following the termination of this offering or (ii) the first anniversary of the date of grant. Options granted under our stock option plan will lapse and no longer be exercisable on the first to occur of (1) the fifth anniversary of the date they are granted, (2) immediately following the date the director ceases to be a director for cause, (3) three months following the date the director ceases to be a director for any reason other than for cause or as a result of death or disability, or (4) one year following the date the director ceases to be a director by reason of death or disability. Options granted under the plan may be exercised by payment of cash or through the delivery of shares of our common stock with a fair market value equal to the exercise price to be paid. No options issued under our stock option plan may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code.

      An option issued under our stock option plan will not be transferable or assignable except by will or by the laws of descent and distribution; however, unless otherwise provided in the option agreement, an option may also be transferred by an option holder as a bona fide gift (1) to a spouse, lineal descendant or lineal ascendant, siblings and children by adoption, (2) to a trust for the sole benefit of one or more individuals described in clause (1), or (3) to a partnership of which the only partners are one or more individuals described in clause (1). In the event that an option holder is incapacitated and unable to exercise the option, such option may be exercised by such option holder’s legal guardian, legal representative, or other representative whom our board of directors deems appropriate based on applicable facts and circumstances.

Provisions Applicable to Our IDSOP

      In no event shall an option be granted under our stock option plan to an independent director if the shares available for purchase subject to such grant, when added to all other shares available for purchase and all other shares purchased pursuant to other issued and outstanding options, would exceed 10.0% of the issued and outstanding shares of common stock determined as of the date of grant of such option. Except as otherwise provided in an option agreement or a warrant agreement, if a change of control occurs and the agreements effectuating the change of control do not provide for the assumption or substitution of all options granted under our IDSOP, the board in its sole and absolute discretion, may, with respect to any or all of such options, take any or all of the following actions to be effective as of the date of the change of control (or as of any other date fixed by the board occurring within the 30-day period immediately preceding the date of the change of control, but only if such action remains contingent upon the change of control), such date being referred to herein as the “Action Effective Date”:

•	accelerate the vesting and/or exercisability of the non-assumed option; and/or

•	unilaterally cancel any such non-assumed option that has not vested and/or that has not become exercisable; and/or

•	unilaterally cancel such non-assumed option or warrant in exchange for:

•	whole and/or fractional shares (or for whole shares and cash in lieu of any fractional share) that, in the aggregate, are equal in value to the gain that could be realized by the award recipient upon the exercise of such option (taking into account vesting and/or exercisability of such option); or

•	cash or other property equal in value to the gain that could be realized upon the exercise of such option (taking into account vesting and/or exercisability of such option); and/or,

•	unilaterally cancel such non-assumed option after providing the holder of such option with (1) an opportunity to exercise such non-assumed option to the extent vested within a specified period prior to the date of the change of control, and (2) notice of such opportunity to exercise prior to the commencement of such specified period; and/or

•	unilaterally cancel such non-assumed option if there would be no gain realized upon the immediate exercise price of such option (taking into account vesting).

      If the number of our outstanding shares is changed into a different number or kind of shares or securities through a reorganization or merger in which we are the surviving entity, or through a combination, recapitalization or otherwise, an appropriate adjustment will be made in the number and kind of shares that may be issued pursuant to the exercise of options granted under our IDSOP. A corresponding adjustment to the exercise price of such options granted prior to any change will also be made. Any such adjustment, however, will not change the total payment, if any, applicable to the portion of the options not exercised, but will change only the exercise price for each share.

      Fair market value for purposes of our IDSOP is defined generally to mean:

•	the closing sale price for such date, if the shares are traded on a national stock exchange or national market system;

•	the average of the closing bid and asked prices on such date, if no sale of the shares was reported on such date, if the shares are traded on a national stock exchange or a national market system; or

•	the fair market value as determined by our board of directors in the absence of an established public trading market for the shares.

Compliance with Section 409A of the Code Enacted by the American Jobs Creation Act

      As part of our strategy for compensating our independent directors, it is our intention to issue options to purchase our common stock in our IDSOP, which is described herein. This method of compensating individuals may possibly be considered to be a “nonqualified deferred compensation plan” under Section 409A of the Internal Revenue Code of 1986, as amended (including amendment by the American Jobs Creation Act of 2004, P.L. 108-357) (the Code).

      Section 409A of the Code is a recently enacted section that affects plans, agreements and arrangements that meet the definition of “nonqualified deferred compensation plans” under such provision. Under Section 409A, “nonqualified deferred compensation plans” must meet certain requirements regarding the timing of distributions or payments and the timing of agreements or elections to defer, and must also prohibit any possibility of acceleration of distributions or payments, as well as certain other requirements. Currently, based on the statutory language and the committee reports accompanying the statute, it appears that stock appreciation rights and restricted stock units would be considered as “nonqualified deferred compensation plans.” It is also possible that restricted stock and some stock options (those with an exercise price that is less than the fair market value of the underlying stock as of the date of grant) could be considered as “nonqualified deferred compensation plans.”

      If Section 409A applies to any of the awards issued under our IDSOP, or if Section 409A applies to any other arrangement or agreement that we may make, and if such award, arrangement or agreement does not meet the timing and prohibition requirements of Section 409A, then (i) all amounts deferred for all taxable years under the award, arrangement or agreement would be currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in the gross income of the affected individual, (ii) interest at the underpayment rate plus one percentage point would be imposed on the underpayments that would have occurred had the compensation been includible in income when first deferred (or, if later, when not subject to a substantial risk of forfeiture), and (iii) a 20% additional tax is imposed on the amounts required to be included in income. Furthermore, if the affected individual is our employee, we would be required to withhold federal income taxes on this amount, although there may be no funds being paid to the individual from which we could withhold taxes. We will also be required to report on an appropriate form (W-2 or 1099) amounts which are deferred, whether or not they meet the requirements of new Section 409A, and if we fail to do so, penalties could apply.

      It is our current intention not to issue any award, or enter into any agreement or arrangement that would be considered a “nonqualified deferred compensation plan” under Section 409A, unless such award, agreement or arrangement complies with the timing and prohibition requirements of Section 409A. It is our current belief, based upon the statute and legislative history, that the awards, agreements and arrangements that we currently intend to implement will not be subject to taxation under Section 409A either because the award, agreement or arrangement will not be considered a “nonqualified deferred compensation plan,” or our expectation that the Internal Revenue Service will provide guidance or regulations clarifying that Section 409A would not apply to such award, agreement or arrangement. Furthermore, if this belief is not correct, it is our intent that we will either terminate or modify such award, agreement or arrangement (during a transitional period that the Internal Revenue Service is required to provide by Section 885(f) of the American Jobs Creation Act of 2004, which enacted Section 409A) so that Section 409A would not apply to such award, agreement or arrangement, or so that such award, agreement or arrangement complies with Section 409A’s timing and prohibition requirements. Nonetheless, there can be no assurances that any award, agreement or arrangement which we have entered into will not be affected by Section 409A, or that any such award, agreement or arrangement will not be subject to income taxation under Section 409A.

      Under new Section 409A, the legislative history provides that an option on employer stock with an exercise price that is not less than the fair market value of the underlying stock on the date of grant is not intended to be considered a “nonqualified deferred compensation plan.” However, if an option has an exercise price that is less than the fair market value of the underlying stock on the date of grant, current indications are that such an option may well be considered a “nonqualified deferred compensation plan” under Section 409A and will subject the recipient to severe tax consequences (with accompanying withholding consequences for the Company) if the requirements of Section 409A are not met. Therefore, whether the options issued to our independent directors under our IDSOP will be subject to Section 409A has not been finally determined.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

      We are permitted to limit the liability of our directors, officers, employees and other agents, and to indemnify them, only to the extent permitted by Maryland law and the NASAA REIT Guidelines.

      Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

      The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services;

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful; or

•	in a proceeding by us or on our behalf, the director or officer was adjudged to be liable to us (although a court may order indemnification for expenses relating to an adverse judgment in a suit by or in the right of the corporation or a judgment of liability on the basis that personal benefit was improperly received).

      Our charter provides that we will indemnify and hold harmless a director, an officer, an employee, an agent, Cole Advisors II or an affiliate against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

      In addition to the above provisions of the Maryland General Corporation Law, and as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify our directors, our officers, our employees, our agents, Cole Advisors II and our affiliates for losses arising from our operation by requiring that the following additional conditions are met:

•	the directors, the officers, the employees, the agents, Cole Advisors II or our affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the directors, the officers, the employees, the agents, Cole Advisors II or our affiliates were acting on our behalf or performing services for us;

•	in the case of non-independent directors, Cole Advisors II or our affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

•	in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the stockholders.

      We have agreed to indemnify and hold harmless Cole Advisors II and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

      The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the officers and directors.

      The Securities and Exchange Commission takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (Securities Act), is against public policy and unenforceable. Indemnification of our directors, our officers, our employees, our agents, Cole Advisors II or our affiliates and any persons acting as a broker-dealer will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

      Our charter provides that the advancement of our funds to our directors, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of us; (ii) our directors, officers, employees, agents, advisor or affiliates provide us with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification; (iii) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction specifically approves such advancement; and (iv) our directors, officers, employees, agents, advisor or affiliates agree in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such directors, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.

      Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

•	approves the settlement and finds that indemnification of the settlement and related costs should be made; or

•	dismisses with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

The Advisor

      Our advisor is Cole Advisors II. Some of our officers and directors also are officers, key personnel and/or directors of Cole Advisors II. Cole Advisors II has contractual responsibility to us and our stockholders pursuant to the advisory agreement.

      The officers and key personnel of our advisor are as follows:

Name	Age	Position(s)

Christopher H. Cole	52	Chief Executive Officer and President
Blair D. Koblenz	47	Executive Vice President/ Chief Financial Officer
William A. Rack, Jr.	43	Senior Vice President/ Managing Director of Capital Markets
John M. Pons	41	Vice President, Secretary and Counsel
D. Kirk McAllaster, Jr.	37	Director of Finance & Compliance
Sean D. Leahy	34	Director of Portfolio Management
Christopher P. Robertson	37	Senior Manager, Acquisitions

      The backgrounds of Messrs. Cole, Koblenz and Pons are described in the “Management — Executive Officers and Directors” section of this prospectus. Below is a brief description of the other officers and key employees of Cole Advisors II.

      William A. Rack, Jr. is Senior Vice President/ Managing Director of Capital Markets of Cole Capital Partners, Cole Partnerships, Cole Capital Advisors, Cole Advisors and Cole Advisors II. Prior to joining

Cole in July 2000, Mr. Rack worked for twelve years with Laeroc Partners, Inc., a Los Angeles-based real estate syndicator, most recently as head of the Capital Markets Division. Mr. Rack has been in the real estate and finance industry for over seventeen years. During this time, he has handled all aspects of the business from property acquisitions and dispositions, leasing and asset management to refinancing and loan servicing. Mr. Rack received a Bachelor of Science Degree from the University of the Pacific with majors in Finance and Marketing.

      D. Kirk McAllaster, Jr. is Director of Finance & Compliance of Cole Capital Partners, Cole Advisors and Cole Advisors II. Prior to joining Cole Capital Partners in May 2003, Mr. McAllaster worked for six years with Deloitte & Touche LLP, most recently as audit Senior Manager. He has over fourteen years of accounting and finance experience in public accounting and private industry. Mr. McAllaster received a Bachelor of Science Degree from California State Polytechnic University — Pomona with a major in Accounting. He is a Certified Public Accountant licensed in the states of Arizona and Tennessee and is a member of the American Institute of CPA’s and the Arizona Society of CPAs.

      Sean D. Leahy is Director of Portfolio Management of Cole Capital Partners, Cole Capital Advisors, Cole Advisors and Cole Advisors II. Prior to joining Cole in September 2003, Mr. Leahy spent four years as Assistant Vice President with the Phoenix office of Lowe Enterprises, Inc., a national pension fund advisor, where he was involved with acquisitions and dispositions, and leasing and asset management for the company’s Arizona portfolio of commercial properties. Prior to joining Lowe Enterprises, Mr. Leahy spent five years with the Phoenix office of Ernst & Young, LLP, most recently as a Real Estate Consulting Manager. Mr. Leahy is a licensed real estate broker and certified public accountant in the State of Arizona. Mr. Leahy received a Bachelor of Science Degree with majors in Finance and Accounting from the University of Arizona.

      Christopher P. Robertson is Senior Manager, Acquisitions for Cole Capital Partners, Cole Advisors and Cole Advisors II. Prior to joining Cole in October 2003, Mr. Robertson worked for Shell Capital, Inc., an investment banking division of Shell Oil Company, as Vice President of Business Development. Prior to joining Shell Capital in 2000, he was employed at Franchise Finance Corporation of America as its Vice President of Corporate Finance from 1998 to 2000. While at Franchise Finance Corporation he structured numerous sale-leaseback and senior debt transactions in the restaurant, convenience store/gas, and automotive aftermarket industries. Mr. Robertson received a Bachelor of Business Administration Degree from Baylor University with majors in both Finance and Real Estate in 1988. In 1993, Mr. Robertson received a Master of Business Administration Degree in Finance from Pepperdine University.

      Cole Advisors II employs personnel, in addition to the directors and executive officers listed above, who have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us.

The Advisory Agreement

      Many of the services to be performed by Cole Advisors II in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions that we expect Cole Advisors II will perform for us as our advisor, and it is not intended to include all of the services that may be provided to us by third parties. Under the terms of the advisory agreement that we expect to enter into, Cole Advisors II will undertake to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, Cole Advisors II, either directly or indirectly by engaging an affiliate, shall, among other duties and subject to the authority of the board:

•	serve as our investment and financial advisor and provide research and economic and statistical data in connection with the assets and our investment policies;

•	provide the daily management and perform and supervise the various administrative functions reasonably necessary for our management and operations;

•	investigate, select, and, on our behalf, engage and conduct business with such third parties as the advisor deems necessary to the proper performance of its obligations under the advisory agreement, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, property management companies, transfer agents and any and all agents for any of the foregoing, including affiliates of the advisor, and persons or entities acting in any other capacity deemed by the advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in our name with any of the foregoing;

•	consult with our officers and board of directors and assist the board of directors in the formulation and implementation of our financial policies;

•	find, evaluate, present and recommend to us investment opportunities consistent with our investment policies and objectives;

•	structure and negotiate the terms and conditions of our real estate acquisitions, sales or joint ventures;

•	acquire properties and make investments on our behalf in compliance with our investment objectives and policies;

•	arrange for, structure and negotiate the financing and refinancing of properties and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, assets;

•	enter into leases of property and service contracts for assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such assets, including the servicing of mortgages;

•	enter into leases and service contracts for our properties;

•	provide us with all necessary cash management services;

•	upon our request, act, or obtain the services of others to act, as attorney-in-fact or agent in making, requiring and disposing of assets, disbursing, and collecting the funds, paying the debts and fulfilling our obligations and handling, prosecuting and settling any of our claims, including foreclosing and otherwise enforcing mortgage and other liens and security interests comprising any of the Assets;

•	supervise the preparation and filing and distribution of returns and reports to governmental agencies and to our stockholders and other investors and act on our behalf in connection with investor relations;

•	provide office space, equipment and personnel as required for the performance of the services as our advisor; and

•	prepare on our behalf all reports and returns required by the Securities and Exchange Commission, Internal Revenue Service and other state or federal governmental agencies.

      The term of the advisory agreement will end on its first anniversary and may be renewed for an unlimited number of successive one-year periods. Additionally, either party may terminate the advisory agreement without penalty immediately upon a change of control of us, or upon 60 days’ written notice. If we elect to terminate the agreement, we will be required to obtain the approval of a majority of our independent directors. In the event of the termination of our advisory agreement, our advisor will be required to cooperate with us and take all reasonable steps requested by us to assist our board of directors in making an orderly transition of the advisory function.

      Cole Advisors II and its officers, employees and affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the advisory agreement, Cole Advisors II will be required to devote sufficient resources to our administration to discharge its obligations. Cole Advisors II will be able to assign the advisory agreement to an affiliate upon approval of a majority of our independent directors. We will be able to assign or transfer the advisory agreement to a successor entity.

      The fees that will be payable to Cole Advisors II under the advisory agreement are described in detail at “Management Compensation” below. We also describe in that section our obligation to reimburse Cole Advisors II for organization and offering expenses, administrative and management services and payments made by Cole Advisors II to third parties in connection with potential acquisitions.

Affiliated Companies

Property Manager

      Our properties will be managed and leased initially by Fund Realty Advisors, our property manager. Cole Capital Advisors is the sole shareholder of Fund Realty Advisors, and Cole Holdings Corporation is the sole owner of Cole Capital Advisors. Christopher H. Cole is the sole owner of Cole Holdings Corporation. Mr. Cole serves as Chief Executive Officer, President and Treasurer of Fund Realty Advisors, and Blair D. Koblenz serves as its Executive Vice President, Chief Financial Officer and Secretary. See “Conflicts of Interest.”

      The property manager was organized in 2002 to lease and manage properties that we or affiliated entities acquire. We will pay the property manager property management fees equal to 3.0% of gross revenues from our properties. In addition, we will pay leasing commissions to the property manager based upon the customary leasing commission applicable to the geographic location of the property; provided however, that the aggregate of all property management and leasing fees paid to the property manager plus all payments to third parties will not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location. The property manager will derive substantially all of its income from the property management and leasing services it performs for us and other Cole-sponsored programs.

      In the event the property manager assists a tenant with tenant improvements, a separate fee may be charged to, and payable by, the Company. This fee will not exceed 5.0% of the cost of the tenant improvements. The property manager will only provide these services if the provision of the services does not cause any of our income from the applicable property to be treated as other than rents from real property for purposes of the applicable REIT requirements described under “Federal Income Tax Considerations” below.

      The property manager will hire, direct and establish policies for employees who will have direct responsibility for the operations of each property we acquire, which may include but not be limited to on-site managers and building and maintenance personnel. Certain employees of the property manager may be employed on a part-time basis and also may be employed by our advisor or certain companies affiliated with it.

      The property manager also will direct the purchase of equipment and supplies and will supervise all maintenance activity. The management fees to be paid to the property manager will cover, without additional expense to us, all of the property manager’s general overhead costs. The principal office of the property manager is located at 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016.

Dealer Manager

      Cole Capital Corporation, our dealer manager, is a member firm of the National Association of Securities Dealers, Inc. (NASD). Cole Capital Corporation was organized in December 1992 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by Cole Capital Partners, its affiliates and its predecessors.

      Cole Capital Corporation will provide certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It may also sell a limited number of shares at the retail level.

      Cole Capital Corporation is wholly owned by Cole Capital Advisors that, in turn, is wholly owned by Cole Holdings Corporation, which is wholly owned by Christopher H. Cole. Blair D. Koblenz serves as President and Secretary of Cole Capital Corporation, and Christopher H. Cole serves as its Executive Vice President and Treasurer. Cole Capital Corporation is an affiliate of both our advisor and the property manager. See “Conflicts of Interest.”

Management Decisions

      The primary responsibility for the management decisions of Cole Advisors II and its affiliates, including the selection of investment properties to be recommended to our board of directors, the negotiation for these investments, and the property management and leasing of these investment properties will reside with Christopher H. Cole, Blair D. Koblenz, William A. Rack, Jr., John M. Pons, D. Kirk McAllaster, Jr., Sean D. Leahy and Christopher P. Robertson. Cole Advisors II will seek to invest in commercial properties that satisfy our investment objectives. Our board of directors, including a majority of our independent directors, must approve all acquisitions of real estate properties.

MANAGEMENT COMPENSATION

      We have no paid employees. Cole Advisors II, our advisor, and its affiliates will manage our day-to-day affairs. The following table summarizes all of the compensation and fees we will pay to Cole Advisors II and its affiliates, including amounts to reimburse their costs in providing services. The selling commissions may vary for different categories of purchasers. See “Plan of Distribution.” This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fee.

		Estimated Amount for
Type of Compensation	Determination of Amount	Maximum Offering(1)

	Offering Stage
Selling Commissions — Cole Capital Corporation(2)	Up to 7.0% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers, except that no selling commission is payable on shares sold under our dividend reinvestment plan. Cole Capital Corporation, our dealer manager, will reallow 100.0% of commissions earned to participating broker-dealers.	$31,455,128

Dealer Manager Fee — Cole Capital Corporation(2)	1.5% of the gross offering proceeds before reallowance to participating broker-dealers, except that no dealer manager fee is payable on shares sold under our dividend reinvestment plan. Cole Capital Corporation will reallow a portion of its dealer manager fee to participating broker-dealers. See “Plan of Distribution.”	$6,740,383

Reimbursement of Other Organization and Offering Expenses — Cole Advisors II(3)	Up to 1.5% of gross offering proceeds. Cole Advisors II will incur or pay our organization and offering expenses (excluding selling commissions and the dealer manager fee). We will then reimburse Cole Advisors II for these amounts up to 1.5% of aggregate gross offering proceeds.	$7,426,635

	Acquisition and Operational Stage

Acquisition and Advisory Fees — Cole Advisors II(4)	2.0% of the contract purchase price of each property or asset.	$8,989,737

Asset Management Fee — Cole Advisors II(5)(6)	A monthly fee equal to 0.04167% of the aggregate asset value.	Actual amounts are dependent upon the aggregate asset value of our properties and, therefore, cannot be determined at the present time.

Estimated Amount for
Type of Compensation	Determination of Amount	Maximum Offering(1)

Property Management Fees — Fund Realty Advisors(6)	Up to 3.0% of the gross revenues from the properties plus reimbursement of Fund Realty Advisors’ costs of managing the properties. The aggregate of all property management and leasing fees paid to our affiliates plus all payments to third parties for such fees will not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location.	Actual amounts are dependent upon the gross revenues from properties and, therefore, cannot be determined at the present time.

Leasing Commissions — Fund Realty Advisors(6)	Prevailing market rates. Fund Realty Advisors may also receive a fee for the initial listing of newly constructed properties, which generally would equal one month’s rent. The aggregate of all property management and leasing fees paid to our affiliates plus all payments to third parties for such fees will not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location.	Actual amounts are dependent upon prevailing market rates in the geographic regions in which we acquire property and, therefore, cannot be determined at the present time.

Financing Coordination Fee — Cole Advisors II	For services in connection the origination or refinancing of any debt financing obtained that we use to acquire properties or to make other permitted investments, we will pay our advisor a financing coordination fee equal to 1% of the amount available under such financing; provided, however, that our advisor will not be entitled to a financing coordination fee in connection with the refinancing of any loan secured by any particular property that was previously subject to a refinancing in which our advisor received such a fee. Financing coordination fees payable from loan proceeds from permanent financing will be paid to our advisor as we acquire such permanent financing. However, no acquisition fees will be paid on loan proceeds from any line of credit until such time as we have invested all net offering proceeds.	Actual amounts are dependent on the amount of any debt financing or refinancing and, therefore, cannot be determined at the present time.

Estimated Amount for
Type of Compensation	Determination of Amount	Maximum Offering(1)

Liquidation/ Listing Stage

Real Estate Commissions — Cole Advisors II or its Affiliates(7)	For substantial assistance in connection with the sale of properties, we will pay our advisor or its affiliates an amount equal to up to one-half of the brokerage commission paid on the sale of property, not to exceed 3.0% of the contract price of each property sold; provided, however, in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed 6.0% of the contract sales price.	Actual amounts are dependent upon the contract price of properties sold and, therefore, cannot be determined at the present time.

Subordinated Participation in Net Sale Proceeds — Cole Advisors II(8)	After investors have received a return of their net capital invested and a 7.0% annual cumulative, non-compounded return, then Cole Advisors II is entitled to receive 15.0% of remaining net sale proceeds.	Actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time.

Subordinated Incentive Listing Fee — Cole Advisors II(8)(9)	Upon listing our common stock on a national securities exchange or quotation on The Nasdaq Stock Market, a fee equal to 15.0% of the amount, if any, by which (1) the market value of our outstanding stock plus distributions paid by us prior to listing, exceeds (2) the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate a 7.0% annual cumulative, non-compounded return to investors.	Actual amounts are dependent upon total equity and debt capital we raise and results of operations and, therefore, cannot be determined at the present time.

(1)	The estimated maximum dollar amounts are based on the sale of a maximum of 42,435,897 shares to the public at $10.00 per share, the sale of 2,564,103 shares to the public at $9.75 per share and the sale of a maximum of 5,000,000 shares at $9.15 per share pursuant to our dividend reinvestment plan.

(2)	Selling commissions and, in some cases, the dealer manager fee, will not be charged with regard to shares sold to or for the account of certain categories of purchasers and are subject to certain limitations. See “Plan of Distribution.”

(3)	These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder, due diligence expense reimbursements to participating broker-dealers and amounts to reimburse Cole Advisors II for the salaries of its employees and other costs in connection with preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Under our charter, the portion of these organization and offering expenses for which we (as opposed to Cole Advisors II)

would be responsible could not be increased above 1.5% of our gross offering proceeds without the approval of a majority of our independent directors.

(4)	This estimate assumes a reduction in the amount of proceeds available for investment is reduced due to the public offering expenses, and we have assumed that no financing is used to acquire properties or other real estate assets. Our charter limits our ability to purchase property if the total of all acquisition fees and expenses relating to the purchase exceeds 6.0% of the contract purchase price unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve fees and expenses in excess of this limit and determine the transaction to be commercially competitive, fair and reasonable to us.

(5)	Aggregate asset value will be equal to the aggregate value of our assets (other than investments in bank accounts, money markets funds or other current assets) at cost before deducting depreciation, bad debts or other similar non-cash reserves and without reduction for any debt relating to such assets at the date of measurement, except that during such periods in which our board of directors is determining on a regular basis the current value of our net assets for purposes of enabling fiduciaries of employee benefit plans stockholders to comply with applicable Department of Labor reporting requirements, aggregate assets value is the greater of (i) the amount determined pursuant to the foregoing or (ii) our assets’ aggregate valuation most recently established by our board without reduction for depreciation, bad debts or other similar non-cash reserves and without reduction for any debt secured by or relating to such assets.

(6)	The property management and leasing fees payable to Fund Realty Advisors are subject to the limitation that the aggregate of all property management and leasing fees paid to Fund Realty Advisors and its affiliates plus all payments to third parties for property management and leasing services may not exceed the amount that other non-affiliated property management and leasing companies generally charge for similar services in the same geographic location. Additionally, all property management and leasing fees, including both those paid to Fund Realty Advisors and third parties, are subject to the limit on total operating expenses as described in footnote (6). Fund Realty Advisors may subcontract its duties for a fee that may be less than the fee provided for in our property management agreement with Fund Realty Advisors.

(7)	Although we are most likely to pay real estate commissions to Cole Advisors II or an affiliate in the event of our liquidation, these fees may also be earned during our operational stage.

(8)	Upon termination of the advisory agreement, Cole Advisors II may be entitled to a similar performance fee if Cole Advisors II would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors, and any increase in the subordinated participation in net sale proceeds would have to be reasonable. Our charter provides that such incentive fee is “presumptively reasonable” if it does not exceed 15.0% of the balance of such net proceeds remaining after investors have received a return of their net capital contributions and a 7.0% per year cumulative, non-compounded return.

Cole Advisors II cannot earn both the subordinated participation in net sale proceeds and the subordinated incentive listing fee. Any portion of the subordinated participation in net sale proceeds that Cole Advisors II receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee.

(9)	If at any time the shares become listed on a national securities exchange or on The Nasdaq Stock Market, we will negotiate in good faith with Cole Advisors II a fee structure appropriate for an entity with a perpetual life. Our independent directors must approve the new fee structure negotiated with Cole Advisors II. The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed on a stock exchange. We have the option to pay the subordinated incentive listing fee in the form of stock, cash, a promissory note or any combination thereof. In the event the subordinated incentive listing fee is earned by Cole Advisors II as a result of the listing of the shares, any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, and we will not be required to pay Cole Advisors II any further subordinated participation in net sale proceeds.

      We will reimburse the expenses incurred by Cole Advisors II in connection with its provision of administrative services, including related personnel costs, subject to the limitation that we will not reimburse our advisor for any amount by which the operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2% of average invested assets, or (ii) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. We may reimburse our advisor in excess of such limit in the event a majority of our independent directors determine that, based on unusual and non-recurring factors, a higher level of expense is justified. In such an event, we will send to each of our stockholders within 60 days after the end of the fiscal quarter for which such determination was made, a written disclosure of such fact, along with an explanation of the factors our independent directors considered in making such determination. Additionally, we will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions. We will not reimburse for personnel costs in connection with services for which Cole Advisors II receives acquisition fees or real estate commissions. Actual amounts are dependent upon total equity and debt capital we raise and results of operations and, therefore, cannot be determined at the present time.

      Our independent directors will, on a majority basis, determine, from time to time but at least annually, that our total fees and expenses are reasonable in light of our investment performance, net assets, net income and the fees and expenses of other comparable unaffiliated REITs. Each such determination will be reflected in the minutes of our board of directors. Our independent directors shall also supervise the performance of our advisor and the compensation that we pay to it to determine that the provisions of our advisory agreement are being carried out.

      Each such determination will be recorded in the minutes of our board of directors and based on the factors set forth below and other factors that the independent directors deem relevant:

•	the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•	the success of Cole Advisors II in generating opportunities that meet our investment objectives;

•	the rates charged to other REITs, especially similarly structured REITs, and to investors other than REITs by advisors performing similar services;

•	additional revenues realized by Cole Advisors II through their relationship with us;

•	the quality and extent of service and advice furnished by Cole Advisors II;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio in relationship to the investments generated by Cole Advisors II for the account of other clients.

      Since Cole Advisors II and its affiliates are entitled to differing levels of compensation for undertaking different transactions on our behalf such as the property management fees for operating our properties and the subordinated participation in net sale proceeds, our advisor has the ability to affect the nature of the compensation it receives by undertaking different transactions. However, Cole Advisors II is obligated to exercise good faith and integrity in all it dealings with respect to our affairs pursuant to the advisory agreement. See “Management — The Advisory Agreement.”

STOCK OWNERSHIP

      The following table shows, as of the date of this prospectus, the amount of our common stock beneficially owned by (1) any person who is known by us to be the beneficial owner of more than 5.0% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Common Stock
Beneficially Owned(1)

	Number of Shares	Percentage
Name of Beneficial Owner(1)	of Common Stock	of Class

Cole Holdings Corporation	20,000	100.0%
Christopher H. Cole(2)(3)	20,000	100.0%
Blair D. Koblenz	—	—
John M. Pons	—	—
Independent Director 1	—	—
Independent Director 2	—	—
Independent Director 3	—	—
All directors and executive officers as a group (six persons)(3)	20,000	100.0%

(1)	Address of each beneficial owner listed is 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016.

(2)	For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes (a) 20,000 shares outstanding as of the date of this prospectus, and (b) shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days following the date of this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.

(3)	Includes 20,000 shares owned by Cole Holdings Corporation. Mr. Cole is the sole stockholder of Cole Holdings Corporation and controls the voting and disposition decisions of Cole Holdings Corporation.

CONFLICTS OF INTEREST

      We are subject to various conflicts of interest arising out of our relationship with Cole Advisors II, our advisor, and its affiliates, including conflicts related to the arrangements pursuant to which Cole Advisors II and its affiliates will be compensated by us. The agreements and compensation arrangements between us and our advisor and its affiliates were not determined by arm’s-length negotiations. See the “Management Compensation” section of this prospectus. Some of the conflicts of interest in our transactions with our advisor and its affiliates, and the limitations on our advisor adopted to address these conflicts, are described below.

      Our advisor and its affiliates will try to balance our interests with their duties to other Cole-sponsored programs. However, to the extent that our advisor or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by us and our subsidiaries. For a description of some of the risks related to these conflicts of interest, see the section of this prospectus captioned “Risk Factors — Risks Related to Conflicts of Interest.”

      Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders.

Interests in Other Real Estate Programs

      An affiliate of our advisor acts as an advisor to, and our officers and certain of our directors act as officers and directors of, a currently operating, privately offered, real estate investment trust that has similar investment objectives to us, Cole Credit Property Trust, Inc. In addition, an affiliate of our advisor has issued approximately $55.9 million of debt pursuant to two private offerings, the proceeds of which were used to acquire single-tenant properties in 20 states. Cole Capital Partners, an affiliate of our advisor, has sponsored five currently operating tenant-in-common real estate programs. Affiliates of our advisor and of our officers also act as officers and directors of general partners of eight other currently operating limited partnerships that have invested in unimproved and improved real properties located in 18 different states, including Cole Credit Property Fund Limited Partnership (Cole Credit LP I) and Cole Credit Property Fund II Limited Partnership (Cole Credit LP II). See “Prior Performance Summary.” Affiliates of our officers and entities owned or managed by such affiliates also may acquire or develop real estate for their own accounts, and have done so in the past. Furthermore, affiliates of our officers and entities owned or managed by such affiliates intend to form additional real estate investment entities in the future, whether public or private, which can be expected to have the same investment objectives and policies as us and which may be involved in the same geographic area, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as our shares of common stock are being offered. Our advisor and affiliates of our officers are not obligated to present to us any particular investment opportunity which comes to their attention, even if such opportunity is of a character that might be suitable for investment by us. Our advisor and its affiliates likely will experience conflicts of interest as they simultaneously perform services for us and other affiliated real estate programs.

      Any affiliated entity, whether or not currently existing, could compete with us in the sale or operation of the properties. We will seek to achieve any operating efficiency or similar savings that may result from affiliated management of competitive properties. However, to the extent that affiliates own or acquire properties that are adjacent to a property we own, our properties may compete with those properties for tenants or purchasers. If such other properties are not adjacent but are in close proximity to our properties, it also is possible that such other properties could be in competition with our properties for prospective tenants or purchasers.

      Every transaction that we enter into with our advisor or its affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our advisor or any of its affiliates.

Other Activities of Cole Advisors II and its Affiliates

      We will rely on Cole Advisors II for the day-to-day operation of our business. As a result of the interests of members of its management in other Cole-sponsored programs and the fact that they have also engaged and will continue to engage in other business activities, Cole Advisors II and its affiliates will have conflicts of interest in allocating their time between us and other Cole-sponsored programs and other activities in which they are involved. However, Cole Advisors II believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the Cole-sponsored programs and other ventures in which they are involved.

      In addition, each of our executive officers, including Christopher H. Cole, who also serves as the chairman of our board of directors, are also officers of our advisor, our property manager, our dealer manager and/or other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities, which may conflict with the fiduciary duties that they owe to us and our stockholders.

      We may purchase properties from affiliates of Cole Advisors II. The prices we pay to affiliates of our advisor for these properties will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated in an arm’s-length transaction. However, our charter provides that the purchase price of any property acquired from an affiliate may not exceed its fair market value as determined by a competent independent appraiser. In addition, the price must be approved by a majority of our directors who have no financial interest in the transaction, including a majority of our independent directors. If the price to us exceeds the cost paid by our affiliate, there must be substantial justification for the excess cost.

Competition in Acquiring Properties

      Conflicts of interest will exist to the extent that we may acquire properties in the same geographic areas where properties owned by other Cole-sponsored programs are located. In such a case, a conflict could arise in the leasing of properties in the event that we and another Cole-sponsored program were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of properties in the event that we and another Cole-sponsored program were to attempt to sell similar properties at the same time. Conflicts of interest may also exist at such time as we or our affiliates managing property on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances. Cole Advisors II will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons. In addition, Cole Advisors II will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. However, these conflicts cannot be fully avoided in that there may be established differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.

Affiliated Dealer Manager

      Since Cole Capital Corporation, our dealer manager, is an affiliate of Cole Advisors II, we will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities. See the “Plan of Distribution” section of this prospectus.

Affiliated Property Manager

      We anticipate that properties we acquire will be managed and leased by Fund Realty Advisors, our affiliated property manager. Our agreement with Fund Realty Advisors has a three-year term, which we can terminate only in the event of gross negligence or willful misconduct on the part of Fund Realty

Advisors. We expect Fund Realty Advisors to also serve as property manager for properties owned by affiliated real estate programs, some of which may be in competition with our properties. Management fees to be paid to our property manager are based on a percentage of the rental income received by the managed properties. For a more detailed discussion of the anticipated fees to be paid for property management services, see the “Management — Affiliated Companies” section of this prospectus.

Lack of Separate Representation

      Morris, Manning & Martin, LLP acts as counsel to us, Cole Advisors II, Cole Capital Corporation and their affiliates in connection with this offering and may in the future act as counsel to us, Cole Advisors II, Cole Capital Corporation and their affiliates. There is a possibility that in the future the interests of the various parties may become adverse, and under the Code of Professional Responsibility of the legal profession, Morris, Manning & Martin, LLP may be precluded from representing any one or all of such parties. In the event that a dispute were to arise between us, Cole Advisors II, Cole Capital Corporation or any of their affiliates, separate counsel for such matters will be retained as and when appropriate.

Joint Ventures with Affiliates of Cole Advisors II

      We expect to enter into joint ventures with other Cole-sponsored programs (as well as other parties) for the acquisition, development or improvement of properties. See “Investment Objectives and Policies — Acquisition and Investment Policies — Joint Venture Investments.” Cole Advisors II and its affiliates may have conflicts of interest in determining which Cole-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals which are or which may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, Cole Advisors II may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture. Since Cole Advisors II and its affiliates will control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Receipt of Fees and Other Compensation by Cole Advisors II and Its Affiliates

      A transaction involving the purchase and sale of properties may result in the receipt of commissions, fees and other compensation by Cole Advisors II and its affiliates, including acquisition and advisory fees, the dealer manager fee, property management and leasing fees, real estate brokerage commissions, and participation in nonliquidating net sale proceeds. However, the fees and compensation payable to Cole Advisors II and its affiliates relating to the sale of properties will only payable after the return to the stockholders of their capital contributions plus cumulative returns on such capital. Subject to oversight by our board of directors, Cole Advisors II will have considerable discretion with respect to all decisions relating to the terms and timing of all transactions. Therefore, Cole Advisors II may have conflicts of interest concerning certain actions taken on our behalf, particularly due to the fact that such fees will generally be payable to Cole Advisors II and its affiliates regardless of the quality of the properties acquired or the services provided to us. See the “Management Compensation” section of this prospectus.

      Every transaction that we enter into with Cole Advisors II or its affiliates will be subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and Cole Advisors II or any of its affiliates. We will be required to obtain the approval of a majority of the independent directors who are otherwise disinterested in the transaction for each transaction between us and Cole Advisors II or any of its affiliates that such transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

Certain Conflict Resolution Procedures

      In order to reduce or eliminate certain potential conflicts of interest, our charter contains a number of restrictions relating to (1) transactions we enter into with Cole Advisors II and its affiliates, (2) certain future offerings, and (3) allocation of investment opportunities among affiliated entities. These restrictions include, among others, the following:

•	We will not purchase or lease properties in which Cole Advisors II, any of our directors or any of their respective affiliates has an interest without a determination by a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease properties to Cole Advisors II, any of our directors or any of their respective affiliates unless a majority of the directors, including a majority of the independent directors not otherwise interested in the transaction, determines the transaction is fair and reasonable to us.

•	We will not make any loans to Cole Advisors II, any of our directors or any of their respective affiliates, except that we may make or invest in mortgage loans involving Cole Advisors II, our directors or their respective affiliates, provided that an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved as fair and reasonable to us and on terms no les favorable to us than those available from third parties. In addition, Cole Advisors II, any of our directors and any of their respective affiliates will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the directors, including a majority of the independent directors not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•	Cole Advisors II and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner, subject to the limitation that for any year in which we qualify as a REIT, Cole Advisors II must reimburse us for the amount, if any, by which our total operating expenses, including the advisor asset management fee, paid during the previous fiscal year exceeds the greater of: (i) 2.0% of our average invested assets for that fiscal year, or (ii) 25.0% of our net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets, for that fiscal year.

•	In the event that an investment opportunity becomes available that is suitable, under all of the factors considered by Cole Advisors II, for both us and one or more other entities affiliated with Cole Advisors II and its affiliates, and for which more than one of such entities has sufficient uninvested funds, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity. It will be the duty of our board of directors, including the independent directors, to insure that this method is applied fairly to us. In determining whether or not an investment opportunity is suitable for more than one program, Cole Advisors II, subject to approval by our board of directors, shall examine, among others, the following factors:

•	the anticipated cash flow of the property to be acquired and the cash requirements of each program;

•	the effect of the acquisition both on diversification of each program’s investments by type of property and geographic area and on diversification of the tenants of its properties;

•	the policy of each program relating to leverage of properties;

•	the income tax effects of the purchase to each program;

•	the size of the investment; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

•	If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our board of directors and Cole Advisors II, to be more appropriate for a program other than the program that committed to make the investment, Cole Advisors II may determine that another program affiliated with Cole Advisors II or its affiliates will make the investment. Our board of directors has a duty to ensure that the method used by Cole Advisors II for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties is applied fairly to us.

•	We will not accept goods or services from Cole Advisors II or its affiliates or enter into any other transaction with Cole Advisors II or its affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

INVESTMENT OBJECTIVES AND POLICIES

General

      We intend to invest in commercial real estate properties. Our primary investment objectives are:

•	to provide current income for you through the payment of cash dividends; and

•	to preserve and return your capital contributions.

      We also seek capital gain from our investments. You may be able to obtain a return on all or a portion of your capital contribution in connection with the sale of your shares if we list our shares on an exchange.

      We may seek to list our shares of common stock if our board of directors believes listing would be the in best interest of our stockholders. In making the decision to apply for listing of our shares or provide other forms of liquidity, such as selling our properties and other assets either on a portfolio basis or individually or engaging in a business combination transaction, our board of directors will evaluate whether listing the shares, liquidating or another transaction would result in greater value for our stockholders. It cannot be determined at this time the circumstances, if any, under which the board of directors would determine to list the shares. If we do not list our shares of common stock on a national securities exchange or include them for quotation on The Nasdaq Stock Market by the tenth anniversary of the termination or completion of this offering, our charter requires that we either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval to adopt a plan of liquidation of the corporation.

      If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our plan of liquidation. If we sought and failed to obtain stockholder approval of our plan of liquidation, our charter would not require us to list or liquidate, and we would continue to operate as before. If we sought and obtained stockholder approval of our plan of liquidation, we would begin an orderly sale of our properties and distribute our net proceeds to our investors.

      Our board of directors may revise our investment policies, which we describe in more detail below, without the concurrence of our stockholders. Our independent directors will review our investment policies, which we discuss in detail below, at least annually to determine that our policies are in the best interest of our stockholders.

Acquisition and Investment Policies

Types of Investments

      We intend to invest primarily in high quality, income-generating retail properties, net leased to investment grade and other creditworthy tenants. We will seek to acquire a portfolio of real estate that is diversified by geographical location and by type and size of property. We anticipate that our properties will consist of real estate primarily improved for use as retail establishments, principally freestanding, single-tenant retail properties.

      Many of our properties will be leased to tenants in the chain or franchise retail industry, including but not limited to convenience stores, drug stores and restaurant properties. Our advisor intends to monitor industry trends and invest in properties that serve to provide the most favorable return balanced with risk. Our management will target primarily retail businesses with established track records. Because this industry is highly property dependent, our advisor believes it offers highly competitive sale-leaseback investment opportunities.

      We believe that our focus on the acquisition of freestanding, retail properties net leased to investment grade and other creditworthy tenants presents lower investment risks and greater stability than other sectors of today’s commercial real estate market. Unlike investments in large multi-tenant shopping centers, we expect that our portfolio will be diversified into a larger number of assets. As a result, lower than expected results of operations from one or a few investments will not necessarily preclude our ability to realize our investment objectives of cash flow and preservation of capital from our overall portfolio. Our management believes that freestanding retail properties, as opposed to investments in shopping centers, malls or other large retail complexes as a whole, offer a distinct investment advantage since these properties generally offer superior locations that are less dependent on the financial stability of adjoining tenants. In addition, since we intend to acquire properties that are geographically diverse, we expect to minimize the potential adverse impact of economic downturns in local markets. Our management believes that a portfolio consisting primarily of freestanding, single-tenant retail properties, net leased to creditworthy tenants diversified geographically and by brand and number of tenants will enhance our liquidity opportunities for investors by making the sale of individual properties, multiple properties or our investment portfolio as a whole attractive to institutional investors and by making a possible listing of our shares attractive to the public investment community.

      To the extent feasible, we will seek to achieve a well-balanced portfolio diversified by geographic location, age of the property and lease maturity. We will pursue properties whose tenants represent a variety of industries so as to avoid concentration in any one industry. We expect these industries to include all types of retail establishments, convenience stores, drug stores and restaurant properties. We expect that tenants of our properties will also be diversified between national, regional and local brands. We will generally target properties with lease terms in excess of ten years. We may acquire properties with shorter terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable attributes. We expect that these investments will provide long-term value by virtue of their size, location, quality and condition and lease characteristics.

      Many retail companies today are determining to enter into sale-leaseback arrangements as a strategy for applying more capital that would otherwise be applied to their real estate holdings to their core operating businesses. We believe that our investment strategy will enable us to take advantage of the increased emphasis on retailers’ core business operations in today’s competitive corporate environment as retailers attempt to divest from real estate assets.

      There is no limitation in the number or size of properties that we may acquire or on the percentage of net proceeds of this offering that may be invested in a single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition of properties and the amount of proceeds raised in this offering. For a further description, see the section titled “Other Possible Investments” below.

      We intend to incur debt to acquire properties where our board determines that incurring such debt is in our best interest. In addition, from time to time, we may acquire some properties without financing and later incur mortgage debt secured by selected or all such properties if favorable financing terms are available. We will use the proceeds from such loans to acquire additional properties. See “Borrowing Policies” under this section for a more detailed explanation of our borrowing intentions and limitations.

Investment Grade and Other Creditworthy Tenants

      In evaluating potential property acquisitions consistent with our investment objectives, we will apply credit underwriting criteria to the tenants of existing properties and when re-leasing properties in our portfolio. Tenants of our properties will typically be large national or super-regional retail chains that are creditworthy entities having significant net worth and operating income. Generally these tenants must be experienced multi-unit operators with a proven track record in order to meet the credit tests applied by our advisor.

      A tenant will be considered “investment grade” when the tenant has:

•	a debt rating by Moody’s of Baa3 or better or a credit rating by Standard & Poor’s of BBB- or better; or

•	a guaranty for its payments under the lease by a guarantor with a debt rating by Moody’s of Baa3 or better, or a credit rating by Standard & Poor’s of BBB- or better.

      Moody’s ratings are opinions of future relative creditworthiness incorporating an evaluation of franchise value, financial statement analysis and management quality. The rating given to a debt obligation describes the level of risk associated with receiving full and timely payment of principal and interest on that specific debt obligation and how that risk compares with that of all other debt obligations. The rating, therefore, measures the ability of a company to generate cash in the future.

      A Moody’s debt rating of Baa3, which is the lowest investment grade rating given by Moody’s, is assigned to companies with adequate financial security. However, certain protective elements may be lacking or may be unreliable over any great period of time. A Moody’s debt rating of Aaa, which is the highest investment grade rating given by Moody’s, is assigned to companies with exceptional financial security. Thus, investment grade tenants will be judged by Moody’s to have at least adequate financial security, and will in some cases have exceptional financial security.

      Standard & Poor’s assigns a credit rating to both companies as a whole and to each issuance or class of a company’s debt. A Standard & Poor’s credit rating of BBB-, which is the lowest investment grade rating given by Standard & Poor’s, is assigned to companies or issuances that exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the company to meet its financial commitments. A Standard & Poor’s credit rating of AAA+, which is the highest investment grade rating given by Standard & Poor’s, is assigned to companies or issuances with extremely strong capacities to meet their financial commitments. Thus, investment grade tenants will be judged by Standard & Poor’s to have at least adequate protection parameters, and will in some cases have extremely strong financial positions.

      Other creditworthy tenants are tenants with financial profiles that our advisor believes meet our investment objectives of cash flow, preservation of capital and capital appreciation. In making such determination, our advisor will look to factors that may include the financial profile of the tenant, the operating history of the property, lease length and terms, property location and property condition at the time of the acquisition.

Description of Leases

      We typically purchase properties with existing leases, and when spaces become vacant or existing leases expire we anticipate entering into “net” leases. “Net” leases means leases that typically require that tenants pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs related to the property, in addition to the lease payments. There are various forms of net leases, typically classified as triple net, double net and bondable. Triple net and bondable leases require the tenant to pay typically all costs associated with a property in addition to the base rent and percentage rent, if any. Double net leases typically have the landlord responsible for the roof and structure of the building while the tenant is responsible for all remaining expenses associated with the real estate. Since each lease is an individually negotiated contract between two or more parties, each contract will have different obligations of both the landlord and tenant. Many large national tenants have standard lease forms that generally do not vary from property to property, and we will have limited ability to revise the terms of leases to those tenants. At this time, the various obligations of the landlord and tenant under the leases to be associated with our properties have not been determined.

      We anticipate that the leases will have terms in excess of ten years. We may acquire properties under which the lease term has partially run. We may acquire properties with shorter terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable real estate attributes. Under the leases, tenants will pay a predetermined annual base rent. Some of the leases also will contain provisions that increase the amount of base rent payable at points during the lease term and/or percentage rent that can be calculated by a number of factors. Under net leases, the tenants generally will be required to pay the real estate taxes, insurance, utilities and common area maintenance charges associated with the properties. In addition, we will generally require that each tenant pay the cost of the liability insurance covering the property or provide such coverage. The third party liability coverage will insure, among others, our company, our operating partnership, and any entity formed by us to hold the property. Each tenant will also obtain, at its own expense, property insurance naming the above parties as the insured party for fire and other casualty losses in an amount that will generally be equal to the full replacement value of such property. Our tenants will be required to obtain our advisor’s approval of all such insurance.

      In general, leases may not be assigned or subleased without our prior written consent. The original tenant generally will remain fully liable under the lease unless we release that tenant.

Other Possible Investments

      Although we expect that most of our property acquisitions will be of the type described above, we may make other investments. For example, we are not limited to investments in single-tenant retail properties or properties leased to investment grade tenants. We may invest in other commercial properties, such as shopping centers, business and industrial parks, manufacturing facilities, office buildings and warehouse and distribution facilities in order to reduce overall portfolio risks or enhance overall portfolio returns if our advisor determines that it would be advantageous to do so. Further, to the extent that our advisor determines it is in our best interest, due to the state of the real estate market, in order to diversify our investment portfolio or otherwise, we will make or invest in mortgage loans secured by the same types of commercial properties that we intend to acquire. It is the policy of our board of directors to limit our investments in properties other than freestanding, single-tenant retail properties to 20% of our investment portfolio.

      Our criteria for investing in mortgage loans will be substantially the same as those involved in our investment in properties.

      We do not intend to make loans to other persons (other than mortgage loans), to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than interests in real estate.

Investment Decisions

      Cole Advisors II will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our properties, subject to the approval of our board of directors. In pursuing our investment objectives and making investment decisions for us, Cole Advisors II will evaluate the proposed terms of the purchase against all aspects of the transaction, including the credit worthiness of the tenant, terms of the lease and property and location characteristics.

      Our advisor will consider whether properties leased and/or guaranteed by companies that maintain an investment grade rating by either Standard and Poor’s or Moody’s Investor Services. Our advisor will also consider non-rated and non-investment grade rated tenants that we consider creditworthy based on numerous factors, including:

•	the financial condition of the tenant and/or guarantor;

•	the tenant’s market share and track-record within its industry segment;

•	the general health and outlook of the tenant’s industry segment; and

•	financing terms and conditions provided by third-party lenders.

      Our advisor will carefully review the terms of each lease and consider various factors, including:

•	rental escalations;

•	remaining lease term;

•	renewal option terms;

•	tenant purchase options;

•	termination options;

•	scope of the landlord’s maintenance, repair and replacement requirements;

•	current and projected net cash flow yield; and

•	projected internal rates of return.

      In conjunction with the procurement and review of an independent valuation estimate, environmental report and property condition report, our advisor will also consider the following:

•	unit level store performance;

•	property location, visibility and access;

•	age of the property, physical condition and curb appeal;

•	neighboring property uses;

•	local market conditions including vacancy rates;

•	area demographics, including trade area population and average household income;

•	neighborhood growth patterns and economic conditions;

•	presence of demand generators;

•	proximity of nearby competitors;

•	barriers to entry;

•	appropriateness of store format;

•	environmental conditions of the land;

•	evidence of marketable title;

•	use and deed restrictions; and

•	local transfer taxes, mortgages taxes and special assessments.

Conditions to Closing Our Acquisitions

      Generally, we will condition our obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;

•	surveys;

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to Cole Advisors II;

•	financial statements covering recent operations of properties having operating histories;

•	title and liability insurance policies; and

•	tenant estoppel certificates.

      Moreover, we generally will not purchase any property unless and until we obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property, however, we may purchase a property without obtaining such assessment. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to asses surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel on performing a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate identity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property.

      We may enter into arrangements with the seller or developer of a suitable property being developed or constructed. In such cases, we will be obligated to purchase the property at the completion of construction, provided that the construction conforms to definitive plans, specifications, and costs approved by us in advance. We would receive a certificate of an architect, engineer or other appropriate party, stating that the property complies with all plans and specifications. If renovation or remodeling is required prior to the purchase of a property, we expect to pay a negotiated maximum amount upon completion. We do not currently intend to construct or develop properties, or render any services in connection with such development or construction.

      In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and is normally credited against the purchase price if the property is purchased.

Ownership Structure

      Our investment in real estate generally will take the form of holding fee title or a long-term leasehold estate. We will acquire such interests either directly through our operating partnership, or indirectly through limited liability companies or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with the developers of the properties, affiliates of Cole Advisors II or other persons. See “The Operating Partnership Agreement” and “— Joint Venture Investments” sections below. In addition, we may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” so that we will be treated as the owner of the property for federal income tax purposes, we cannot assure you that the Internal Revenue Service will not challenge such characterization. In the event that any such sale-leaseback transaction is re-characterized as a financing transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. See “Federal Income Tax Considerations — Sale-Leaseback Transactions.”

Joint Venture Investments

      We may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements for the acquisition, development or improvement of properties with affiliates of our advisor, including other Cole real estate programs. We may also enter into such arrangements with real estate developers, owners and other unaffiliated third parties. In determining whether to invest in a particular arrangement of this type, Cole Advisors II will evaluate the real property that such joint venture or other entity owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our real estate property investments.

      Our policy is to invest in joint ventures only when we will have a right of first refusal to purchase the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. In the event that the co-venturer elects to sell property held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the property held by the joint venture. In the event that any joint venture with an affiliated entity holds interests in more than one property, the interest in each such property may be specially allocated based upon the respective proportion of funds invested by each co-venturer in each such property.

      We may enter into joint ventures with other Cole real estate programs only if a majority of our directors not otherwise interested in the transaction and a majority of our independent directors approve the transaction as being fair and reasonable to us. In addition, the investment by each joint venture partner must be substantially on the same terms and conditions as those received by other joint venturers.

Borrowing Policies

      Our advisor believes that utilizing borrowing is consistent with our investment objective of maximizing the return to investors. By operating on a leveraged basis, we will have more funds available for investment in properties. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Our use of leverage increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. See the “Risk Factors — Real Estate Risks” section of this prospectus. There is no limitation on the amount we may borrow against any single improved property. However, under our charter, we have limitation on borrowing which limits our borrowings to 55% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of the independent directors and will be disclosed to our stockholders in our next quarterly report, along with a justification for such excess borrowing. We expect that during the period of this offering we will request that our independent directors approve borrowings in excess of this limitation. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted.

      Our advisor will use its best efforts to obtain financing on the most favorable terms available to us. All of our financing arrangements must be approved by a majority of our board members including a majority of our independent board members. Lenders may have recourse to assets not securing the repayment of the indebtedness. Our advisor may refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, if any, and an increase in property ownership is some refinancing proceeds are reinvested in real estate.

      Our ability to increase our diversification through borrowing may be adversely impacted by banks and other lending institutions reducing the amount of funds available for loans secured by real estate. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

      We may not borrow money from any of our directors or from our advisor or its affiliates unless such loan is approved by a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors) as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Making Loans and Investments in Mortgages

      Our criteria for investing in mortgage loans will be substantially the same as those involved in our investment in properties. We are not limited as to the amount of gross offering proceeds that we may apply to our mortgage loan investments.

      We will not make loans to other entities or other persons unless secured by mortgages. We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our borrowings, would exceed an amount equal to 85.0% of the appraised value of the property as determined by an independent third party appraiser, unless we find substantial justification due to the presence of other underwriting criteria. We may find such justification in connection with the purchase of mortgage loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the fair market value of the underlying property. We will not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of our independent directors so determine and in the event the transaction is with our advisor, any of our directors or their respective affiliates, the appraisal will be obtained from a certified independent appraiser to support its determination of fair market value.

      We may invest in first, second and third mortgage loans, wraparound mortgage loans, construction mortgage loans on real property, and loans on leasehold interest mortgages, however, we will not make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of our advisor or any of its or our, affiliates. We also may invest in participations in mortgage loans. Second and wraparound mortgage loans are secured by second or wraparound deeds of trust on real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 85.0% of the appraised value of the mortgage property. A wraparound loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans. Third mortgage loans are secured by third deeds of trust on real property which is already subject to prior first and second mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 85.0% of the appraised value of the mortgage property. Construction loans are loans made for either original development or renovation of property. Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms of six months to two years. In addition, if the mortgaged property is being developed, the amount of such loans generally will not exceed 85.0% of the post-development appraised value. Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property. These loans are generally for terms of from six months to 15 years. Leasehold interest loans generally do not exceed 85.0% of the value of the leasehold interest and require personal guaranties of the borrowers. The leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates. These loans would generally permit us to cure any default under the lease. Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders.

      In evaluating prospective mortgage loan investments, our advisor will consider factors such as the following:

•	the ratio of the amount of the investment to the value of the property by which it is secured;

•	the property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates;

•	current and projected cash flow of the property;

•	potential for rental increases;

•	the degree of liquidity of the investment;

•	geographic location of the property;

•	the condition and use of the property;

•	the property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower;

•	general economic conditions in the area where the property is located; and

•	any other factors that the advisor believes are relevant.

      In addition, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.

      We may originate loans from mortgage brokers or personal solicitations of suitable borrowers, or may purchase existing loans that were originated by other lenders. We may purchase existing mortgage loans from affiliates, and we may make or invest in mortgage loans in which the borrower is an affiliate. See “Conflicts of Interest — Acquisition of Investments from Affiliates and Mortgage Loans to Affiliates.” Our advisor will evaluate all potential mortgage loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. An officer, director, agent or employee of our advisor will inspect the property during the loan approval process. We do not expect to make or invest in mortgage loans with a maturity of more than ten years from the date of our investment, and anticipate that most loans will have a term of five years. Most loans which we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature which we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. We will not originate loans with negative amortization provisions.

      We do not have any policies directing the portion of our assets that may be invested in construction loans, loans secured by leasehold interests and second, third and wraparound mortgage loans. However, we recognize that these types of loans are riskier than first deeds of trust or first priority mortgages on income-producing, fee-simple properties, and expect to seek to minimize the amount of these types of loans in our portfolio, to the extent that that we make or invest in mortgage loans. Our advisor will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans. We do not have any policy that limits the amount that we may invest in any single mortgage loan or the amount we may invest in mortgage loans to any one borrower. Pursuant to our advisory agreement, our advisor will be responsible for servicing and administering any mortgage loans in which we invest.

      Our mortgage loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in mortgage loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make mortgage loans in any jurisdiction in which the regulatory authority believes that we have not complied in all material respects with applicable requirements.

Acquisition of Properties from Affiliates

      We may acquire properties from or in co-ownership arrangements with affiliated entities, including properties acquired from affiliates engaged in construction and development of commercial real properties. We will not acquire any property from an affiliate unless a majority of our directors not otherwise interested in the transaction and a majority of our independent directors determine that the transaction is fair and reasonable to us. The purchase price that we will pay for any property we acquire from our affiliates, including property developed by an affiliate as well as property held by an affiliate that has already been developed, will not exceed the current appraised value of the property. In addition, the price of the property we acquire from an affiliate may not exceed the cost of the property to our affiliate, unless a majority of our directors and a majority of our independent directors determine that substantial justification for the excess exists and the excess is reasonable.

      In the case of properties we acquire from an affiliate that have not been constructed at the time of contracting, our affiliate will generally be required to obtain an independent “as built” appraisal for the property prior to our contracting for the property, in which case the purchase price we will pay under the purchase contract will not exceed the anticipated fair market value of the developed property as determined by the appraisal. Our contract with any affiliate engaged in development of properties for sale to us will require it to deliver to us at closing title to the property, as well as an assignment of leases.

      In the case of properties to be developed by any of our affiliates, if any of our affiliates develop properties, and sold to us, we anticipate that our development company affiliate will:

•	acquire a parcel of land;

•	enter into contracts for the construction and development of a commercial building thereon;

•	enter into an agreement with one or more tenants to lease all or a majority of the property upon its completion;

•	secure an earnest money deposit from us, which may be used for acquisition and development expenses;

•	secure a financing commitment from a commercial bank or other institutional lender to finance the remaining acquisition and development expenses;

•	complete the development and allow the tenant or tenants to take possession of the property; and

•	provide for the acquisition of the property by us.

      We will be required to pay a substantial sum to our development company affiliate at the time of entering into the contract as a refundable earnest money deposit to be credited against the purchase price at closing, which will be applied to the cost of acquiring the land and initial development costs. We expect that the earnest money deposit will represent approximately 20.0% to 30.0% of the purchase price of the developed property set forth in the purchase contract.

      We may enter into a contract to acquire property from an affiliate engaged in property development even if we have not yet raised sufficient proceeds to enable us to pay the full amount of the purchase price at closing. We may also elect to close a purchase before the development of the property has been completed, in which case we would obtain an assignment of the construction and development contracts from our affiliate and would complete the construction either directly or through a joint venture with an affiliate. Any contract between us, directly or indirectly through a joint venture with an affiliate, and an affiliated development company for the purchase of property to be developed will provide that we will be obligated to purchase the property only if:

•	the affiliated development company completes the improvements, which generally will include the completion of the development, in accordance with the specifications of the contract;

•	one or more approved tenants takes possession of the building under a lease satisfactory to our advisor; and

•	we have sufficient proceeds available for investment at closing to pay the balance of the purchase price remaining after payment of the earnest money deposit.

      Our advisor will not cause us to enter into a contract to acquire property from an affiliated development company if it does not reasonably anticipate that funds will be available to purchase the property at the time of closing. If we enter into a contract to acquire property from an affiliated development company and, at the time for closing, are unable to purchase the property because we do not have sufficient proceeds available for investment, we will not be required to close the purchase of the property and will be entitled to a refund of our earnest money deposit from the affiliated development company. Because the affiliated development company may be an entity without substantial assets or operations, our board of directors may require that the affiliated development company’s obligation to refund our earnest money deposit be guaranteed by another entity, such as Fund Realty Advisors, our property manager, which will enter into contracts to provide property management and leasing services to various Cole programs, including us, for substantial monthly fees. As of the time Fund Realty Advisors or any other guarantor may be required to perform under any guaranty, we cannot assure you that such guarantor will have sufficient assets to refund all of our earnest money deposit in a lump sum payment. In such a case, we would be required to accept installment payments over time payable out of the revenues of the guarantor’s operations. We cannot assure you that we would be able to collect the entire amount of our earnest money deposit under such circumstances. See “Risk Factors — General Risks Related to Investments in Real Estate.”

Tenant-in-Common Program

      Persons selling real estate held for investment often seek to reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Internal Revenue Code. Cole Capital Partners, an affiliate of our advisor, has developed a program (the Tenant-in-Common Program) to facilitate these transactions, referred to as like-kind exchanges. For each such transaction (a Tenant-in-Common Program), Cole Capital Partners or another Cole affiliate will create a single member limited liability company (each of which we refer to as a Cole Exchange LLC). A Cole Exchange LLC will acquire real estate to be owned in co-tenancy arrangements with persons wishing to engage in like-kind exchanges (Tenant-in-Common Participants). Typically, a Cole Exchange LLC will acquire the subject property and prepare and market a private placement memorandum for the sale of co-tenancy interests in that property. In many instances, affiliates of our advisor will sell or contribute a property to a Cole Exchange LLC for the purpose of selling off the property. Properties acquired in connection with the Tenant-in-Common Program, if any, initially may be partially or entirely financed with debt. When a Tenant-in-Common Participant wishes to acquire a co-tenancy interest, the Cole Exchange LLC will deed an undivided co-tenancy interest in the subject property to a newly formed single-member limited liability company and then sell that entity to the Tenant-in-Common Participant.

      Although we do not presently intend to participate in a Tenant-in-Common Program, we may do so if our board of directors determines that our participation is in the best interest of our stockholders. When a Cole Exchange LLC initially acquires a property, Cole OP II, our operating partnership, may enter into a contract with the Cole Exchange LLC. The contract would provide that, if the Cole Exchange LLC cannot sell all of the co-tenancy interests in that particular property to Tenant-in-Common Participants, Cole OP II will purchase any remaining unsold co-tenancy interests. The purchase price generally would be identical to the price of the co-tenancy interests paid by unaffiliated Tenant-in-Common Participants. Cole OP II may execute an agreement providing for the potential purchase of the unsold co-tenancy interests from a Cole Exchange LLC only if a majority of our directors not otherwise interested in the transaction and a majority of our independent directors approves of the transaction as being fair, competitive and commercially reasonable to Cole OP II. In addition, if the price to us is in excess of the cost of the asset paid by our affiliate, a majority of our directors not otherwise interested in the transaction and a majority of our independent directors must determine that substantial justification for such excess exists and that such excess is reasonable. In no event shall the cost of such asset to us exceed the current appraised value for the property interest. Moreover, Cole OP II may enter into one or more additional contractual arrangements obligating it to purchase co-tenancy interests in a particular property directly from the Tenant-in-Common Participants. In consideration for such obligations, the Cole Exchange LLC would pay Cole OP II an accommodation fee. The Internal Revenue Service could characterize these fees as non-qualifying income for purposes of satisfying the “income tests” required for REIT qualification. If this fee income were, in fact, treated as non-qualifying, and if the aggregate of such fee income and any other non-qualifying income in any taxable year ever exceeded 5.0% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four ensuing taxable years. Our failure to qualify as a REIT would adversely affect your return on your investment. While we will monitor these fees and any other non-qualifying income, we could fail to satisfy this test.

      In the event that our operating partnership has any obligation to acquire any interest in a property pursuant to the Tenant-in-Common Program, our board of directors will be required to approve each acquisition. Accordingly, Cole Advisors intends that any contract between our operating partnership and a Cole Exchange LLC would relate only to real estate properties that otherwise meet our investment objectives.

      All purchasers of co-tenancy interests, including our operating partnership if it purchases co-tenancy interests, will be required to execute a tenants-in-common agreement with the other purchasers of co-tenancy interests in that particular property. They will also be required to execute an asset management agreement with Equity Fund Advisors, our affiliate, which would provide for the payment of asset management and leasing fees to Equity Fund Advisors. If our operating partnership is required to purchase co-tenancy interests pursuant to one or more of these contractual arrangements, we will be subject to various risks associated with co-tenancy arrangements which are not otherwise present in real estate investments, such as the risk that the interests of the Tenant-in-Common Participants will become adverse to our interests.

Disposition Policies

      We intend to hold each property we acquire for an extended period, generally eight to ten years. However, circumstances might arise that could result in the early sale of some properties. We may sell a property before the end of the expected holding period if we believe the sale of the property would be in the best interests of our stockholders.

      The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions and current tenant creditworthiness, with a view to achieving maximum capital appreciation. We cannot assure you that this objective will be realized. The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing economic conditions.

Investment Limitations

      Our charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. These limitations cannot be changed unless our charter is amended, which requires approval of our stockholders. Unless our charter is amended, we will not:

•	borrow in excess of 55.0% of the greater of the aggregate cost (before deducting depreciation or other non-cash reserves) or fair market value of all assets owned by us, unless approved by a majority of our independent directors, which will be disclosed to our stockholders in our next quarterly report, along with a justification for such excess borrowing;

•	make investments in unimproved property or mortgage loans on unimproved property in excess of 10.0% of our total assets;

•	make investments in non-freestanding, non-single tenant property in excess of 20.0% of our total assets;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85.0% of the appraised value of such property as determined by appraisal unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•	make an investment in a property or mortgage loan if the related acquisition fees and acquisition expenses are not reasonable or exceed 6.0% of the purchase price of the property or, in the case of a mortgage loan, 6.0% of the funds advanced; provided that the investment may be made if a majority of our independent directors determines that the transaction is commercially competitive, fair and reasonable to us;

•	invest in equity securities unless a majority of our independent directors approves such investment as being fair, competitive and commercially reasonable;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance; or

•	issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share redemption program or the ability of our operating partnership to issue redeemable partnership interests.

      In addition, our charter includes many other investment limitations in connection with conflict-of-interest transactions, which limitations are described above under “Conflicts of Interest.” Our charter also includes restrictions on roll-up transactions, which are described under “Description of Shares” below.

Change in Investment Objectives and Limitations

      Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we follow are in the best interest of our stockholders. Each determination and the basis therefor shall be set forth in the minutes of our board of directors. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in the organizational documents, may be altered by a majority of our directors, including a majority of the independent directors, without the approval of our stockholders.

Real Property Investments

      As of the date of this prospectus, we have not acquired or contracted to acquire any specific real properties or mortgage loans. Cole Advisors II, our advisor, is continually evaluating various potential property investments and engaging in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties for us and other Cole-sponsored programs. At such time while this offering is pending, if we believe that a reasonable probability exists that we will acquire a specific property, this prospectus will be supplemented to disclose the negotiations and pending acquisition of such property. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific property, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. A supplement to this prospectus will describe any improvements proposed to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this prospectus, if appropriate. YOU SHOULD UNDERSTAND THAT THE DISCLOSURE OF ANY PROPOSED ACQUISITION CANNOT BE RELIED UPON AS AN ASSURANCE THAT WE WILL ULTIMATELY

CONSUMMATE SUCH ACQUISITION OR THAT THE INFORMATION PROVIDED CONCERNING THE PROPOSED ACQUISITION WILL NOT CHANGE BETWEEN THE DATE OF THE SUPPLEMENT AND ANY ACTUAL PURCHASE.

      We intend to obtain adequate insurance coverage for all properties in which we invest.

PLAN OF OPERATION

      Certain Statements Contained in this “Plan of Operation” and elsewhere in this prospectus constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. See “Risk Factors — Forward-Looking Statements.” You should read the following discussion along with our financial statements and the related notes included in this prospectus.

General

      As of the date of this prospectus, we have not commenced operations. After the minimum subscription of 250,000 shares is achieved, subscription proceeds will be released to us (except for subscriptions from Pennsylvania investors — see “Plan of Distribution — Special Notice to Pennsylvania Investors”) and applied to investments in properties and other assets and the payment or reimbursement of selling commissions and other organization and offering expenses. See “Estimated Use of Proceeds.” We will experience a relative increase in liquidity as additional subscriptions for shares are received and a relative decrease in liquidity as net offering proceeds are expended in connection with the acquisition, development and operation of properties.

      We have not entered into any arrangements to acquire any specific properties with the net proceeds from this offering. The number of properties we may acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties.

      We are not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally (such as lower capitalization rates, which lead to lower rents) that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the acquisition and operation of real estate properties, other than those referred to in this prospectus.

      Our advisor also may, but will not be required to, establish reserves from gross offering proceeds, out of cash flow generated by operating properties or out of non-liquidating net sale proceeds from the sale of our properties. Working capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of working capital reserves.

      The net proceeds of this offering will provide funds to enable us to purchase properties. We may acquire properties free and clear of permanent mortgage indebtedness by paying the entire purchase price of each property in cash or for equity securities, or a combination thereof, or we may selectively encumber all or certain properties, if favorable financing terms are available, following acquisition. The proceeds from such loans will be used to acquire additional properties or increase cash flow. In addition, we intend to borrow funds to purchase properties. In the event that this offering is not fully sold, our ability to diversify our investments may be diminished.

      We intend to make an election under Section 856(c) of the Internal Revenue Code to be taxed as a REIT under the Internal Revenue Code, beginning with the taxable year ended December 31, 2005. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income. However, we believe that we are organized and operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes during the year ended December 31, 2005, and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes.

      We will monitor the various qualification tests that we must meet to maintain our status as a REIT. Ownership of our shares will be monitored to ensure that no more than 50.0% in value of our outstanding shares is owned, directly or indirectly, by five or fewer individuals at any time after the first taxable year for which we make an election to be taxed as a REIT. We will also determine, on a quarterly basis, that the gross income, asset and distribution tests as described in the section of this prospectus entitled “Federal Income Tax Considerations — Requirements for Qualification” are met.

Liquidity and Capital Resources

      The amount of dividends to be distributed to our stockholders will be determined by our board of directors and will be dependent on a number of factors, including funds available for payment of dividends, financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code. Operating cash flows are expected to increase as additional properties are added to our investment portfolio.

      Our principal demands for funds will be for property acquisitions, either directly or through investment interests, for the payment of operating expenses and dividends, and for the payment of interest on our outstanding indebtedness and other investments. Generally, cash needs for items other than property acquisitions will be met from operations and property acquisitions from funding by public offerings of our shares. However, there may be a delay between the sale of our shares and our purchase of properties that could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. Our advisor will evaluate potential additional property acquisitions and engages in negotiations with sellers on our behalf. Investors should be aware that after a purchase contract is executed that contains specific terms, the property will not be purchased until the successful completion of due diligence, which includes review of the title insurance commitment, an appraisal and an environmental analysis. In some instances, the proposed acquisition will require the negotiation of final binding agreements, which may include financing documents. During this period, we may decide to temporarily invest any unused proceeds from the offering in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

      Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

Results of Operations

      As of the initial date of this prospectus, no significant operations had commenced because we were in our development stage. No operations will commence until we have sold 250,000 shares of our common stock in this offering. Our management is not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally (such as lower capitalization rates, which lead to lower rents), that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operations of real properties and mortgage loans, other than those referred to in this prospectus.

Inflation

      The real estate market has not been affected significantly by inflation in the past several years due to the relatively low inflation rate. However, in the event inflation does become a factor, our leases typically do not include provisions that would protect us from the impact of inflation.

Critical Accounting Policies

      At September 30, 2004, the only asset we held was cash and cash equivalents of $200,000. The valuation of this amount does not require estimates or judgment by management.

PRIOR PERFORMANCE SUMMARY

Prior Investment Programs

      The information presented in this section represents the historical experience of certain real estate programs managed by Cole Capital Advisors, Cole Capital Partners and other affiliates of our advisor, including certain officers and directors of our advisor, over the last ten years. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs.

      During the period from October 1, 1994 to September 30, 2004, such affiliated companies have sponsored 38 privately offered prior programs including 25 limited partnerships, a real estate investment trust (“REIT”), three debt offerings and nine tenant-in-common programs. As of September 30, 2004, such prior programs have raised approximately $223.5 million from over 4,700 investors. Twenty-five of the limited partnerships, the REIT, two of the debt offerings and the nine tenant-in-common programs have investment objectives and policies similar to that of this program. See Tables I and II of the Prior Performance Tables for more detailed information about the experience of our affiliates in raising and investing funds for offerings initiated over the last three years and compensation paid to the sponsors of these programs.

      We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by Cole Capital Advisors, Cole Capital Partners and their affiliates. To the extent that such entities have the same or similar objectives as those of this program or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the “Conflicts of Interest” section of this prospectus for additional information.

      The information in this section and in the Prior Performance Tables attached to this prospectus as Appendix A shows relevant summary information concerning real estate programs sponsored by our affiliates. The Prior Performance Tables set forth information as of the dates indicated regarding certain of these prior programs as to (1) experience in raising and investing funds (Table I); (2) compensation to the sponsor and its affiliates (Table II); (3) annual operating results of prior real estate programs (Table III); (4) results of completed programs (Table IV); and (5) results of sales or disposals of properties (Table V). Additionally, Table VI, which is contained in Part II of the registration statement for this offering and which is not part of the prospectus, contains certain additional information relating to properties acquired by the prior real estate programs. We will furnish copies of such table to any prospective investor upon request and without charge. The purpose of this prior performance information is to enable you to evaluate accurately the experience of our advisor and its affiliates in sponsoring like programs. The following discussion is intended to summarize briefly the objectives and performance of the prior real estate programs and to disclose any material adverse business developments sustained by them.

Summary Information

      During the period from October 1, 1994 to September 30, 2004, such affiliated entities have been general partners in 25 limited partnerships with similar objectives to our program, involving the sale of limited partnership interests to over 3,400 investors, raising approximately $138.7 million of capital. The foregoing partnerships have purchased in the aggregate 47 properties for an approximate acquisition cost of $252.0 million, of which 52.4% is attributable to 21 shopping centers, 44.7% is attributable to 22 single-tenant commercial properties, 0.8% is attributable to one office building, 1.1% is attributable to one data center and 1.0% is attributable to two unimproved or partially-improved land parcels intended for high-rise/data center development. Twenty-two of the properties are located in the Phoenix metropolitan area, one is located in northern Arizona and 24 are located in 17 other states. The properties have been purchased on terms varying from all cash to market rate financing. To date, 21 of the properties have been sold.

      Of the above, three real estate investment programs that acquired retail shopping centers, one real estate investment program that developed a data center, and two limited partnerships that acquired single-

tenant commercial properties, have been sponsored in the three years since September 30, 2001. Cole Capital Partners, through wholly owned subsidiaries, serves as the general partner of Cole Credit Property Fund Limited Partnership (“CCPF”) and Cole Credit Property Fund II Limited Partnership (“CCPF II”). CCPF has raised $25.0 million and acquired 14 properties or an interest therein in 12 states across the U.S. for an aggregate acquisition cost of approximately $55.8 million. All of such properties are single-tenant commercial properties that were net leased to investment grade tenants as of the date of acquisition. Subsequent to the acquisition by CCPF, the tenants at two properties representing less than 7.5% of the fund’s invested equity have been downgraded below investment grade. As of September 30, 2004, CCPF II had raised approximately $24.5 million and had acquired nine properties or an interest therein (including one property co-owned with CCPF) in six states for an aggregate acquisition cost of approximately $56.9 million.

      In addition to the partnerships described above, a subsidiary of Cole Capital Advisors has issued approximately $28.0 million in Series A Notes as of September 30, 2004, and had acquired 24 restaurants and nine single-tenant retail properties located in 14 states for an aggregate acquisition cost of approximately $70.0 million. As of September 30, 2004, the subsidiary had sold fourteen properties, two of which were sold as part of Cole Capital Partners’ tenant-in-common program.

      In addition to the partnerships described above, a subsidiary of Cole Capital Advisors has issued approximately $27.9 million in Series B Notes as of September 30, 2004 and has acquired seven single-tenant retail properties in six states for an aggregate acquisition cost of approximately $42.5 million. As of September 30, 2004, the subsidiary had sold three properties as part of Cole Capital Partners’ tenant-in-common program.

      In addition, as of September 30, 2004, Cole Credit Property Trust, Inc., a REIT, had raised approximately $14.1 million, and had acquired five single-tenant retail properties in five states for an aggregate acquisition cost of approximately $17.8 million.

      In addition, Cole Capital Partners, through affiliated entities, offers properties to Code Section 1031 exchange investors in the form of the sale of tenant-in-common ownership interests in such properties. As of September 30, 2004, aggregate ownership interests of $14.8 million had been sold in five private offerings of properties located in four states. In addition, there are four other private offerings of tenant-in-common interests with an aggregate offering amount of approximately $9.8 million for which no amounts have been raised as of September 30, 2004. See the Prior Performance Tables attached to this memorandum as Appendix A for additional information regarding the foregoing programs.

      The following table shows a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by the prior real estate programs of our affiliates as of September 30, 2004:

Type of Property	New	Used	Construction

Retail	2.0%	98.0%	—
Office buildings	—	100%	—
Land	—	100%	—
Data Center	—	—	100%

      These programs have sold 35 of the total of 92 properties, or 38.0% of such properties. The original purchase price of the properties that were sold was $153.5 million, and the aggregate sales price of such properties was $176.4 million. See Tables III, IV and V of the Prior Performance Tables for more detailed information as to the operating results of such programs whose offerings closed in the last five years, results of such programs that have completed their operations over the last five years and the sales or other disposals of properties with investment objectives similar to ours over the last three years.

      An entity affiliated with the officers of Cole Partnerships, Inc. has raised $5 million in a debt offering for general corporate purposes, including investments in joint ventures with affiliates, which has been repaid.

      The prior programs sponsored by our affiliates have occasionally been adversely affected by the cyclical nature of the real estate market. They have experienced, and may in the future experience, decreases in net income when economic conditions decline. For example, one of these programs, Cole Santa Fe Investors, LP (Cole Santa Fe Investors) owns an approximately 262,000 square foot shopping center property. One of the tenants of the property, which leases approximately 50,000 square feet (approximately 19% of the leasable space), has filed for bankruptcy and discontinued rent payments. Distributions to investors in that program have been suspended indefinitely beginning with the quarter ended December 31, 2003. In addition, Cole Southwest Opportunity Fund completed development of a Phoenix, Arizona facility in August 2001, through a joint venture that has not yet been leased as a result of the severe downturn in the telecommunications industry. The principal marketing focus for the Phoenix facility is to target one or more large data center users. While there have been several serious discussions, no final lease or sale agreement has been reached. Vacant land parcels in Las Vegas, Nevada, formerly owned by a wholly owned subsidiary of Cole Southwest Opportunity Fund, LP (Cole Southwest Opportunity Fund) were sold and a portion of the net proceeds were used to partially repay the construction loan on the Phoenix property. A continued vacancy in the Santa Fe Investors and Phoenix properties could adversely affect the ultimate performance of these two prior programs. See “Prior Performance Tables — Table III.”

FEDERAL INCOME TAX CONSIDERATIONS

General

      The following is a summary of material federal income tax considerations associated with an investment in shares of our common stock. This summary does not address all possible tax considerations that may be material to an investor and does not constitute tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, tax-exempt organizations or financial institutions or broker-dealers.

      The Internal Revenue Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Internal Revenue Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

      We urge you, as a prospective investor, to consult your own tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT. These consequences include the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election.

Opinion of Counsel

      Morris, Manning & Martin, LLP has acted as our counsel, has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax considerations addressed that are material to our stockholders. It is also the opinion of our counsel that we will qualify to be taxed as a REIT under the Internal Revenue Code for our taxable year ended December 31, 2005, provided that we have operated and will continue to operate in accordance with various assumptions and the factual representations we made to counsel concerning our business, properties and operations. We must emphasize that all opinions issued by Morris, Manning & Martin, LLP are based on various assumptions and are conditioned upon the assumptions and representations we made concerning our business and properties. Moreover, our qualification for taxation as a REIT depends on our ability to meet the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Morris, Manning & Martin, LLP. Accordingly, we cannot assure you that the actual results of our operations for any one taxable year will satisfy these requirements. See “Risk Factors — Federal Income Tax Risks.” The statements made in this section of the prospectus and in the opinion of Morris, Manning & Martin, LLP are based upon existing law and Treasury Regulations, as currently applicable, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinion. Moreover, an opinion of counsel is not binding on the Internal Revenue Service, and we cannot assure you that the Internal Revenue Service will not successfully challenge our status as a REIT.

Taxation of the Company

      We plan to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, effective for our taxable year ending December 31, 2005. We believe that, commencing with such taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. Pursuant to our charter, our board of directors has the authority to make any tax elections on our behalf that, in their sole judgment, are in our best interest. This authority includes the ability to elect not to qualify as a REIT for federal income tax purposes or, after qualifying as a REIT to revoke or otherwise terminate our status as a REIT. Our board of directors has the authority under our charter to make these elections without the necessity of obtaining the approval of our stockholders. In addition, our board of directors has the authority to waive any restrictions and limitations contained in our charter that are intended to preserve our status as a REIT during any period in which our board of directors has determined not to pursue or preserve our status as a REIT.

      Although we currently intend to operate so as to be taxed as a REIT, changes in the law could affect that decision. For example, in 2003, Congress passed major federal tax legislation that illustrates the changes in tax law that could affect that decision. One of the changes reduced the tax rate to recipients of dividends paid by corporations to individuals to a maximum of 15.0%. REIT dividends generally do not qualify for this reduced rate. The tax changes did not, however, reduce the corporate tax rates. Therefore, the maximum corporate tax rate of 35.0% has not been affected. Even with the reduction of the rate of tax on dividends received by individuals, the combined maximum corporate and individual federal income tax rate is 44.75% and with the effect of state income taxes, the combined tax rate can exceed 50.0%. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders. Thus, REIT status generally continues to result in substantially reduced tax rates when compared to the taxation of corporations.

      Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would cause a REIT to be a less advantageous tax status for companies that invest in real estate, and it could become more advantageous for such companies to elect to be taxed for federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the ability, under certain circumstances, to elect not to qualify us as a REIT or, after we have qualified as a REIT, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and to all investors and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

      If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation.

      Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•	we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

•	under some circumstances, we will be subject to alternative minimum tax;

•	if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on that income;

•	if we have net income from prohibited transactions (which are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), our income will be subject to a 100.0% tax;

•	if we fail to satisfy either of the 75.0% or 95.0% gross income tests (discussed below) but have nonetheless maintained our qualification as a REIT because applicable conditions have been met, we will be subject to a 100.0% tax on an amount equal to the greater of the amount by which we fail the 75.0% or 95.0% test multiplied by a fraction calculated to reflect our profitability;

•	if we fail to distribute during each year at least the sum of (i) 85.0% of our REIT ordinary income for the year, (ii) 95.0% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4.0% excise tax on the excess of the required distribution over the amounts actually distributed; and

•	if we acquire any asset from a C corporation (i.e., a corporation generally subject to corporate-level tax) in a carryover-basis transaction and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gains may be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service.

Requirements for Qualification as a REIT

      In order for us to qualify, and continue to qualify, as a REIT, we must meet, and we must continue to meet, the requirements discussed below relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping.

Organizational Requirements

      In order to qualify for taxation as a REIT under the Internal Revenue Code, we must:

•	be a domestic corporation;

•	elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements;

•	be managed by one or more trustees or directors;

•	have transferable shares;

•	not be a financial institution or an insurance company;

•	use a calendar year for federal income tax purposes;

•	have at least 100 stockholders for at least 335 days of each taxable year of twelve months; and

•	not be closely held.

      As a Maryland corporation, we satisfy the first requirement, and we intend to file an election to be taxed as a REIT with the Internal Revenue Service. In addition, we are managed by a board of directors, we have transferable shares and we do not intend to operate as a financial institution or insurance company. We utilize the calendar year for federal income tax purposes. We would be treated as closely held only if five or fewer individuals or certain tax-exempt entities own, directly or indirectly, more than 50.0% (by value) of our shares at any time during the last half of our taxable year. For purposes of the closely held test, the Internal Revenue Code generally permits a look-through for pension funds and certain other tax-exempt entities to the beneficiaries of the entity to determine if the REIT is closely held. We do not currently meet the requirement of having more than 100 stockholders, and we are closely held. However, these requirements do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We anticipate issuing sufficient shares with sufficient diversity of ownership pursuant to this offering to allow us to satisfy these requirements after our 2004 taxable year. In addition, our charter provides for restrictions regarding transfer of shares that are intended to assist us in continuing to satisfy these share ownership requirements. Such transfer restrictions are described in “Description of Shares — Restrictions on Ownership and Transfer.” These provisions permit us to refuse to recognize certain transfers of shares that would tend to violate these REIT provisions. We can offer no assurance that our refusal to recognize a transfer will be effective. However, based on the foregoing, we should currently satisfy the organizational requirements, including the share ownership requirements, required for qualifying as a REIT under the Internal Revenue Code. Notwithstanding compliance with the share ownership requirements outlined above, tax-exempt stockholders may be required to treat all or a portion of their distributions from us as UBTI if tax-exempt stockholders, in the aggregate, exceed certain ownership thresholds set forth in the Internal Revenue Code. See “— Treatment of Tax-Exempt Stockholders” below.

Ownership of Interests in Partnerships and Qualified REIT Subsidiaries

      In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and is deemed to have earned its allocable share of partnership income. Also, if a REIT owns a qualified REIT subsidiary, which is defined as a corporation wholly owned by a REIT, the REIT will be deemed to own all of the subsidiary’s assets and liabilities and it will be deemed to be entitled to treat the income of that subsidiary as its own. In addition, the character of the assets and gross income of the partnership or qualified REIT subsidiary shall retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and asset tests set forth in the Internal Revenue Code.

Operational Requirements — Gross Income Tests

      To maintain our qualification as a REIT, we must, on an annual basis, satisfy the following gross income requirements:

•	At least 75.0% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property. Gross income includes “rents from real property” and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. Such dispositions are referred to as “prohibited transactions.” This is known as the 75.0% Income Test.

•	At least 95.0% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and from distributions, interest and gains from the sale or disposition of stock or securities or from any combination of the foregoing. This is known as the 95.0% Income Test.

      The rents we receive, or that we are deemed to receive, qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

•	the amount of rent received from a tenant generally must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•	rents received from a tenant will not qualify as “rents from real property” if an owner of 10.0% or more of the REIT directly or constructively owns 10.0% or more of the tenant or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified);

•	if rent attributable to personal property leased in connection with a lease of real property is greater than 15.0% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property”; and

•	the REIT must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated and from whom the REIT does not derive any income. However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property,” if the services are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant.” Even if the services with respect to a property are impermissible tenant services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed 1.0% of all amounts received or accrued with respect to that property.

      We will be paid interest on the mortgage loans that we make or acquire. All interest qualifies under the 95.0% gross income test. If a mortgage loan is secured exclusively by real property, all of such interest will also qualify for the 75.0% income test. If both real property and other property secure the mortgage loan, all of the interest on such mortgage loan will also qualify for the 75.0% gross income test if the amount of the loan did not exceed the fair market value of the real property at the time of the loan commitment.

      If we acquire ownership of property by reason of the default of a borrower on a loan or possession of property by reason of a tenant default, if the property qualifies and we elect to treat it as foreclosure property, the income from the property will qualify under the 75.0% Income Test and the 95.0% Income Test notwithstanding its failure to satisfy these requirements for three years, or if extended for good cause, up to a total of six years. In that event, we must satisfy a number of complex rules, one of which is a requirement that we operate the property through an independent contractor. We will be subject to tax on that portion of our net income from foreclosure property that does not otherwise qualify under the 75.0% Income Test.

      Prior to the making of investments in properties, we may satisfy the 75.0% Income Test and the 95.0% Income Test by investing in liquid assets such as government securities or certificates of deposit, but earnings from those types of assets are qualifying income under the 75.0% Income Test only for one year from the receipt of proceeds. Accordingly, to the extent that offering proceeds have not been invested in properties prior to the expiration of this one-year period, in order to satisfy the 75.0% Income Test, we may invest the offering proceeds in less liquid investments such as mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares in other REITs. We expect to receive proceeds from the offering in a series of closings and to trace those proceeds for purposes of determining the one-year period for “new capital investments.” No rulings or regulations have been issued under the provisions of the Internal Revenue Code governing “new capital investments,” however, so there can be no assurance that the Internal Revenue Service will agree with this method of calculation.

      Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above. We can give no assurance in this regard, however. Notwithstanding our failure to satisfy one or both of the 75.0% Income and the 95.0% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Internal Revenue Code. These relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of our income sources to our federal income tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

      It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally earn exceeds the limits on this income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in “— Taxation of the Company,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements — Asset Tests

      At the close of each quarter of our taxable year, we also must satisfy the following three tests relating to the nature and diversification of our assets:

•	First, at least 75.0% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. The term “real estate assets” includes real property, mortgages on real property, shares in other qualified REITs and a proportionate share of any real estate assets owned by a partnership in which we are a partner or of any qualified REIT subsidiary of ours.

•	Second, no more than 25.0% of our total assets may be represented by securities other than those in the 75.0% asset class.

•	Third, of the investments included in the 25.0% asset class, the value of any one issuer’s securities that we own may not exceed 5.0% of the value of our total assets. Additionally, we may not own more than 10.0% of any one issuer’s outstanding voting securities.

      The 5.0% test must generally be met for any quarter in which we acquire securities. Further, if we meet the asset tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the asset tests at the end of a later quarter if such failure occurs solely because of changes in asset values. If our failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of nonqualifying assets within 30 days after the close of that quarter. We maintain, and will continue to maintain, adequate records of the value of our assets to ensure compliance with the asset tests and will take other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

Operational Requirements — Annual Distribution Requirement

      In order to be taxed as a REIT, we are required to make dividend distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90.0% of our REIT taxable income, which is computed without regard to the dividends paid deduction and our capital gain and subject to certain other potential adjustments.

      While we must generally pay dividends in the taxable year to which they relate, we may also pay dividends in the following taxable year if (1) they are declared before we timely file our federal income tax return for the taxable year in question, and if (2) they are paid on or before the first regular dividend payment date after the declaration.

      Even if we satisfy the foregoing dividend distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of dividends distributed to stockholders.

      In addition, if we fail to distribute during each calendar year at least the sum of:

•	85.0% of our ordinary income for that year;

•	95.0% of our capital gain net income other than the capital gain net income that we elect to retain and pay tax on for that year; and

•	any undistributed taxable income from prior periods,

we will be subject to a 4.0% excise tax on the excess of the amount of such required distributions over amounts actually distributed during such year.

      We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that we may experience timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale.

      In such circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on certain undistributed income. We may find it necessary in such circumstances to arrange for financing or raise funds through the issuance of additional shares in order to meet our distribution requirements, or we may pay taxable stock distributions to meet the distribution requirement.

      If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay “deficiency dividends” in a later year and include such distributions in our deductions for dividends paid for the earlier year. In such event, we may be able to avoid being taxed on amounts distributed as deficiency dividends, but we would be required in such circumstances to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends for the earlier year.

      As noted above, we may also elect to retain, rather than distribute, our net long-term capital gains. The effect of such an election would be as follows:

•	we would be required to pay the tax on these gains;

•	our stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by us; and

•	the basis of a stockholder’s shares would be increased by the amount of our undistributed long-term capital gains, minus the amount of capital gains tax we pay, included in the stockholder’s long-term capital gains.

      In computing our REIT taxable income, we will use the accrual method of accounting and depreciate depreciable property under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions. Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to Cole Advisors or its affiliates. Were the Internal Revenue Service successfully to challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT unless we were permitted to pay a deficiency distribution to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Internal Revenue Code. A deficiency distribution cannot be used to satisfy the distribution requirement, however, if the failure to meet the requirement is not due to a later adjustment to our income by the Internal Revenue Service.

Operational Requirements — Recordkeeping

      In order to continue to qualify as a REIT, we must maintain records as specified in applicable Treasury Regulations. Further, we must request, on an annual basis, information designed to disclose the ownership of our outstanding shares. We intend to comply with such requirements.

Failure to Qualify as a REIT

      If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. See “Risk Factors — Federal Income Tax Risks.”

Sale-Leaseback Transactions

      Some of our investments may be in the form of sale-leaseback transactions. In most instances, depending on the economic terms of the transaction, we will be treated for federal income tax purposes as either the owner of the property or the holder of a debt secured by the property. We do not expect to request an opinion of counsel concerning the status of any leases of properties as true leases for federal income tax purposes.

      The Internal Revenue Service may take the position that a specific sale-leaseback transaction that we treat as a true lease is not a true lease for federal income tax purposes but is, instead, a financing arrangement or loan. We may also structure some sale-leaseback transactions as loans. In this event, for purposes of the asset tests and the 75.0% Income Test, each such loan likely would be viewed as secured by real property to the extent of the fair market value of the underlying property. We expect that, for this purpose, the fair market value of the underlying property would be determined without taking into account our lease. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the asset tests or the income tests and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

Taxation of U.S. Stockholders

Definition

      In this section, the phrase “U.S. stockholder” means a holder of shares that for federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

      For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as described below.

Distributions Generally

      Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute dividends up to the amount of our current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. Individuals receiving “qualified dividends,” dividends from domestic and certain qualifying foreign subchapter C corporations, may be entitled to the new lower rates on dividends (at rates applicable to long-term capital gains, currently at a maximum rate of 15%) provided certain holding period requirements are met. However, individuals receiving distributions from us, a REIT, will generally not be eligible for the new lower rates on dividends except with respect to the portion of any distribution which (a) represents dividends being passed through to us from a corporation in which we own shares (but only if such dividends would be eligible for the new lower rates on dividends if paid by the corporation to its individual stockholders), (b) is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) less any taxes paid by us on these items during our previous taxable year, or (c) are attributable to built-in gains realized and recognized by us from disposition of properties acquired by us in non-recognition transaction, less any taxes paid by us on these items during our previous taxable year. These distributions are not eligible for the dividends received deduction generally available to corporations. To the extent that we make a distribution in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in each U.S. stockholder’s shares, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares will be taxable as gain realized from the sale of its shares. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the distribution during January of the following calendar year. U.S. stockholders may not include any of our losses on their own federal income tax returns.

      We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4.0% excise tax discussed above. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

      Distributions to U.S. stockholders that we properly designate as capital gain distributions will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gain, for the taxable year without regard to the period for which the U.S. stockholder has held his or her shares.

Passive Activity Loss and Investment Interest Limitations

      Our distributions and any gain you realize from a disposition of shares will not be treated as passive activity income, and stockholders may not be able to utilize any of their “passive losses” to offset this income on their personal tax returns. Our distributions (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the limitations on the deduction of investment interest. Net capital gain from a disposition of shares and capital gain distributions generally will be included in investment income for purposes of the investment interest deduction limitations only if, and to the extent, you so elect, in which case any such capital gains will be taxed as ordinary income.

Certain Dispositions of the Shares

      In general, any gain or loss realized upon a taxable disposition of shares by a U.S. stockholder who is not a dealer in securities, including any disposition pursuant to our share redemption program, will be treated as long-term capital gain or loss if the shares have been held for more than twelve months and as short-term capital gain or loss if the shares have been held for twelve months or less. If, however, a U.S. stockholder has received any capital gains distributions with respect to his shares, any loss realized upon a taxable disposition of shares held for six months or less, to the extent of the capital gains distributions received with respect to his shares, will be treated as long-term capital loss. Also, the Internal Revenue Service is authorized to issue Treasury Regulations that would subject a portion of the capital gain a U.S. stockholder recognizes from selling his shares or from a capital gain distribution to a tax at a 25.0% rate, to the extent the capital gain is attributable to depreciation previously deducted.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

      Under some circumstances, U.S. stockholders may be subject to backup withholding at a rate of 30.0% on payments made with respect to, or cash proceeds of a sale or exchange of, our shares. Backup withholding will apply only if the stockholder:

•	fails to furnish his or her taxpayer identification number, which, for an individual, would be his or her Social Security Number;

•	furnishes an incorrect tax identification number;

•	is notified by the Internal Revenue Service that he or she has failed properly to report payments of interest and distributions or is otherwise subject to backup withholding; or

•	under some circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct tax identification number and that (a) he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding for failure to report interest and distribution payments or (b) he or she has been notified by the Internal Revenue Service that he or she is no longer subject to backup withholding.

      Backup withholding will not apply with respect to payments made to some stockholders, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

U.S. stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Treatment of Tax-Exempt Stockholders

      Tax-exempt entities such as employee pension benefit trusts, individual retirement accounts and charitable remainder trusts generally are exempt from federal income taxation. Such entities are subject to taxation, however, on any UBTI, as defined in the Internal Revenue Code. Our payment of dividends to a tax-exempt employee pension benefit trust or other domestic tax-exempt stockholder generally will not constitute UBTI to such stockholder unless such stockholder has borrowed to acquire or carry its shares.

      In the event that we were deemed to be “predominately held” by qualified employee pension benefit trusts that each hold more than 10.0% (in value) of our shares, such trusts would be required to treat a certain percentage of the dividend distributions paid to them as UBTI. We would be deemed to be “predominately held” by such trusts if either (i) one employee pension benefit trust owns more than 25.0% in value of our shares, or (ii) any group of such trusts, each owning more than 10.0% in value of our shares, holds in the aggregate more than 50.0% in value of our shares. If either of these ownership thresholds were ever exceeded, any qualified employee pension benefit trust holding more than 10.0% in value of our shares would be subject to tax on that portion of our dividend distributions made to it which is equal to the percentage of our income which would be UBTI if we were a qualified trust, rather than a REIT. We will attempt to monitor the concentration of ownership of employee pension benefit trusts in our shares, and we do not expect our shares to be deemed to be “predominately held” by qualified employee pension benefit trusts, as defined in the Internal Revenue Code, to the extent required to trigger the treatment of our income as to such trusts.

      For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute UBTI unless the stockholder in question is able to deduct amounts “set aside” or placed in reserve for certain purposes so as to offset the UBTI generated. Any such organization that is a prospective stockholder should consult its own tax advisor concerning these “set aside” and reserve requirements.

Special Tax Considerations for Non-U.S. Stockholders

      The rules governing U.S. income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (non-U.S. stockholders) are complex. The following discussion is intended only as a summary of these rules. Non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in our shares, including any reporting requirements.

Income Effectively Connected with a U.S. Trade or Business

      In general, non-U.S. stockholders will be subject to regular U.S. federal income taxation with respect to their investment in our shares if the income derived therefrom is “effectively connected” with the non-U.S. stockholder’s conduct of a trade or business in the United States. A corporate non-U.S. stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to a branch profits tax under Section 884 of the Internal Revenue Code, which is payable in addition to the regular U.S. federal corporate income tax.

      The following discussion will apply to non-U.S. stockholders whose income derived from ownership of our shares is deemed to be not “effectively connected” with a U.S. trade or business.

Distributions Not Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

      A distribution to a non-U.S. stockholder that is not attributable to gain realized by us from the sale or exchange of a “United States real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended (FIRPTA), and that we do not designate as a capital gain distribution will be treated as an ordinary income distribution to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income distribution will be subject to a U.S. federal income tax equal to 30.0% of the gross amount of the distribution unless this tax is reduced by the provisions of an applicable tax treaty. Any such distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce each non-U.S. stockholder’s basis in its shares (but not below zero) and then as gain from the disposition of those shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

Distributions Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

      Distributions to a non-U.S. stockholder that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. stockholder under Internal Revenue Code provisions enacted by FIRPTA. Under FIRPTA, such distributions are taxed to a non-U.S. stockholder as if the distributions were gains “effectively connected” with a U.S. trade or business. Accordingly, a non-U.S. stockholder will be taxed at the normal capital gain rates applicable to a U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30.0% branch profits tax when made to a corporate non-U.S. stockholder that is not entitled to a treaty exemption.

Withholding Obligations With Respect to Distributions to Non-U.S. Stockholders

      Although tax treaties may reduce our withholding obligations, based on current law, we will generally be required to withhold from distributions to non-U.S. stockholders, and remit to the Internal Revenue Service:

•	35.0% of designated capital gain distributions or, if greater, 35.0% of the amount of any distributions that could be designated as capital gain distributions; and

•	30.0% of ordinary income distributions (i.e., distributions paid out of our earnings and profits).

      In addition, if we designate prior distributions as capital gain distributions, subsequent distributions, up to the amount of the prior distributions, will be treated as capital gain distributions for purposes of withholding. A distribution in excess of our earnings and profits will be subject to 30.0% withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. If the amount of tax we withhold with respect to a distribution to a non-U.S. stockholder exceeds the stockholder’s U.S. tax liability with respect to that distribution, the non-U.S. stockholder may file a claim with the Internal Revenue Service for a refund of the excess.

Sale of Our Shares by a Non-U.S. Stockholder

      A sale of our shares by a non-U.S. stockholder will generally not be subject to U.S. federal income taxation unless our shares constitute a United States real property interest. Our shares will not constitute a United States real property interest if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT that at all times during a specified testing period has less than 50.0% in value of its shares held directly or indirectly by non-U.S. stockholders. We currently anticipate that we will be a domestically controlled REIT. Therefore, sales of our shares should not be subject to taxation under FIRPTA. However, we do expect to sell our shares to non-U.S. stockholders and we cannot assure you that we will continue to be a domestically controlled REIT. If we were not a domestically controlled REIT, whether a non-U.S. stockholder’s sale of our shares would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether our shares were “regularly traded” on an established securities market and on the size of the selling stockholder’s interest in us. Our shares currently are not “regularly traded” on an established securities market.

      If the gain on the sale of shares were subject to taxation under FIRPTA, a non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. In addition, distributions that are treated as gain from the disposition of shares and are subject to tax under FIRPTA also may be subject to a 30.0% branch profits tax when made to a corporate non-U.S. stockholder that is not entitled to a treaty exemption. Under FIRPTA, the purchaser of our shares may be required to withhold 10.0% of the purchase price and remit this amount to the Internal Revenue Service.

      Even if not subject to FIRPTA, capital gains will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual will be subject to a 30.0% tax on his or her U.S. source capital gains.

      Recently promulgated Treasury Regulations may alter the procedures for claiming the benefits of an income tax treaty. Our non-U.S. stockholders should consult their tax advisors concerning the effect, if any, of these Treasury Regulations on an investment in our shares.

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

      Additional issues may arise for information reporting and backup withholding for non-U.S. stockholders. Non-U.S. stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Internal Revenue Code.

Statement of Stock Ownership

      We are required to demand annual written statements from the record holders of designated percentages of our shares disclosing the actual owners of the shares. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to his or her shares in his or her federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file, our federal income tax return, permanent records showing the information we have received about the actual ownership of shares and a list of those persons failing or refusing to comply with our demand.

State and Local Taxation

      We and any operating subsidiaries that we may form may be subject to state and local tax in states and localities in which we or they do business or own property. The tax treatment of us, Cole OP II, any operating subsidiaries we may form and the holders of our shares in local jurisdictions may differ from the federal income tax treatment described above.

Tax Aspects of Our Operating Partnership

      The following discussion summarizes certain federal income tax considerations applicable to our investment in Cole OP II, our operating partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

      We will be entitled to include in our income a distributive share of Cole OP II’s income and to deduct our distributive share of Cole OP II’s losses only if Cole OP II is classified for federal income tax purposes as a partnership, rather than as an association taxable as a corporation. Under applicable Treasury Regulations known as Check-the-Box-Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Cole OP II intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

      Even though Cole OP II will be treated as a partnership for federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. However, even if the foregoing requirements are met, a publicly traded partnership will not be treated as a corporation for federal income tax purposes if at least 90.0% of such partnership’s gross income for a taxable year consists of “qualifying income” under Section 7704(d) of the Internal Revenue Code. Qualifying income generally includes any income that is qualifying income for purposes of the 95.0% Income Test applicable to REITs (90.0% Passive-Type Income Exception). See “— Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” above.

      Under applicable Treasury Regulations known as the PTP Regulations, limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors (the Private Placement Exclusion), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity, such as a partnership, grantor trust or S corporation, that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the flow-through is attributable to the flow-through entity’s interest, direct or indirect, in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. Cole OP II qualifies for the Private Placement Exclusion. Moreover, even if Cole OP II were considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, we believe Cole OP II should not be treated as a corporation because it is eligible for the 90.0% Passive-Type Income Exception described above.

      We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that Cole OP II will be classified as a partnership for federal income tax purposes. Morris, Manning & Martin, LLP is of the opinion, however, that based on certain factual assumptions and representations, Cole OP II will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation, or as a publicly traded partnership. Unlike a tax ruling, however, an opinion of counsel is not binding upon the Internal Revenue Service, and we can offer no assurance that the Internal Revenue Service will not challenge the status of Cole OP II as a partnership for federal income tax purposes. If such challenge were sustained by a court, Cole OP II would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Morris, Manning & Martin, LLP is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

      If for any reason Cole OP II were taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “— Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” and “— Operational Requirements — Asset Tests” above. In addition, any change in Cole OP II’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of Cole OP II would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, Cole OP II would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing Cole OP II’s taxable income.

Income Taxation of the Operating Partnership and Its Partners

Partners, Not a Partnership, Subject to Tax

      A partnership is not a taxable entity for federal income tax purposes. As a partner in Cole OP II, we will be required to take into account our allocable share of Cole OP II’s income, gains, losses, deductions and credits for any taxable year of Cole OP II ending within or with our taxable year, without regard to whether we have received or will receive any distribution from Cole OP II.

Partnership Allocations

      Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Cole OP II’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties

      Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to Section 704(c) of the Internal Revenue Code, and several reasonable allocation methods are described therein.

      Under the partnership agreement for Cole OP II, depreciation or amortization deductions of Cole OP II generally will be allocated among the partners in accordance with their respective interests in Cole OP II, except to the extent that Cole OP II is required under Section 704(c) of the Internal Revenue Code to use a method for allocating depreciation deductions attributable to its properties that results in us receiving a disproportionately large share of such deductions. We may possibly (1) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (2) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining which portion of our distributions is taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend if we acquire properties in exchange for units of the Cole OP II than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership Interest

      The adjusted tax basis of our partnership interest in Cole OP II generally is equal to (1) the amount of cash and the basis of any other property contributed to Cole OP II by us, (2) increased by (a) our allocable share of Cole OP II’s income and (b) our allocable share of indebtedness of Cole OP II, and

(3) reduced, but not below zero, by (a) our allocable share of Cole OP II’s loss and (b) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of Cole OP II.

      If the allocation of our distributive share of Cole OP II’s loss would reduce the adjusted tax basis of our partnership interest in Cole OP II below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. If a distribution from Cole OP II or a reduction in our share of Cole OP II’s liabilities (which is treated as a constructive distribution for tax purposes) would reduce our adjusted tax basis below zero, any such distribution, including a constructive distribution, would constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in Cole OP II has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to the Operating Partnership

      Cole OP II will use a portion of contributions made by us from offering proceeds to acquire interests in properties. To the extent that Cole OP II acquires properties for cash, Cole OP II’s initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by Cole OP II. Cole OP II plans to depreciate each such depreciable property for federal income tax purposes under the alternative depreciation system of depreciation. Under this system, Cole OP II generally will depreciate such buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a twelve-year recovery period. To the extent that Cole OP II acquires properties in exchange for units of Cole OP II, Cole OP II’s initial basis in each such property for federal income tax purposes should be the same as the transferor’s basis in that property on the date of acquisition by Cole OP II. Although the law is not entirely clear, Cole OP II generally intends to depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of the Operating Partnership’s Property

      Generally, any gain realized by Cole OP II on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by Cole OP II upon the disposition of a property acquired by Cole OP II for cash will be allocated among the partners in accordance with their respective percentage interests in Cole OP II.

      Our share of any gain realized by Cole OP II on the sale of any property held by Cole OP II as inventory or other property held primarily for sale to customers in the ordinary course of Cole OP II’s trade or business will be treated as income from a prohibited transaction that is subject to a 100.0% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for maintaining our REIT status. See “— Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” above. We, however, do not currently intend to acquire or hold or allow Cole OP II to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or Cole OP II’s trade or business.

Tenant-In-Common Program

      Each of the properties (Tenant-in-Common Program Properties) that are the subject of the Tenant-in-Common Program will initially be purchased by a single member limited liability company or similar entity, referred to in this prospectus as a Cole Exchange LLC. Each Cole Exchange LLC will initially be owned by our affiliate, Cole Capital Partners or its affiliate. Cole Capital Partners will then market co-tenancy interests in these properties to those persons who wish to re-invest proceeds arising from dispositions of real estate assets owned by the Tenant-in-Common Participants. The Tenant-in-Common Participants will be able to defer the recognition of taxable gain arising from the sale of their real estate assets by investing proceeds into the co-tenancy interests that qualify for purposes of Section 1031 of the Internal Revenue Code as replacement real estate assets.

      As Cole Capital Partners successfully markets co-tenancy interests in the properties, these will be sold to the Tenant-in-Common Participants. Cole Capital Partners will recognize gain or loss arising from such sales measured by the difference between the sum of its cost basis and costs of closing and the price at which it sells such interests to the Tenant-in-Common Participants. Cole Capital Partners will be responsible for reporting such income to the extent of any net gains and will be liable for any resulting tax. This will have no impact on our tax liability.

      If Cole OP II purchases interests in the Tenant-in-Common Program Properties, the tax treatment will be the same as it would with respect to other acquisitions of real property. Cole OP II will become the owner of an interest in real estate, it will have a basis in the real estate equal to its cost, and its holding period for such real estate will begin on the day of the acquisition. Upon subsequent sale of such interest, it will recognize gain or loss in the same fashion it would with any other real estate investments. The fees that a Cole Exchange LLC pays to Cole OP II for participating in a Tenant-in-Common Program Property will be taxable as ordinary income to Cole OP II.

INVESTMENT BY TAX-EXEMPT ENTITIES AND ERISA CONSIDERATIONS

General

      The following is a summary of some non-tax considerations associated with an investment in our shares by tax-qualified pension, stock bonus or profit-sharing plans, employee benefit plans described in Section 3(3) of ERISA, annuities described in Section 403(a) or (b) of the Internal Revenue Code, an individual retirement account or annuity described in Sections 408 or 408A of the Internal Revenue Code, an Archer MSA described in Section 220(d) of the Internal Revenue Code, a health savings account described in Section 223(d) of the Internal Revenue Code, or a Coverdell education savings account described in Section 530 of the Internal Revenue Code, which are referred to as Plans and IRAs, as applicable. This summary is based on provisions of ERISA and the Internal Revenue Code, including amendments thereto through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the Internal Revenue Service through the date of this prospectus. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment.

      Our management has attempted to structure us in such a manner that we will be an attractive investment vehicle for Plans and IRAs. However, in considering an investment in our shares, those involved with making such an investment decision should consider applicable provisions of the Internal Revenue Code and ERISA. While each of the ERISA and Internal Revenue Code issues discussed below may not apply to all Plans and IRAs, individuals involved with making investment decisions with respect to Plans and IRAs should carefully review the rules and exceptions described below, and determine their applicability to their situation.

      In general, individuals making investment decisions with respect to Plans and IRAs should, at a minimum, consider:

•	whether the investment is in accordance with the documents and instruments governing such Plan or IRA;

•	whether the investment satisfies the prudence and diversification and other fiduciary requirements of ERISA, if applicable;

•	whether the investment will result in UBTI to the Plan or IRA, see “Federal Income Tax Considerations — Treatment of Tax-Exempt Stockholders”;

•	whether there is sufficient liquidity for the Plan or IRA, considering the minimum distribution requirements under the Internal Revenue Code and the liquidity needs of such Plan or IRA, after taking this investment into account;

•	the need to value the assets of the Plan or IRA annually; and

•	whether the investment would constitute or give rise to a prohibited transaction under ERISA or the Internal Revenue Code, if applicable.

      Additionally, individuals making investment decisions with respect to Plans and IRAs must remember that ERISA requires that the assets of an employee benefit plan must generally be held in trust, and that the trustee, or a duly authorized named fiduciary or investment manager, must have authority and discretion to manage and control the assets of an employee benefit plan.

Minimum Distribution Requirements — Plan Liquidity

      Potential Plan or IRA investors who intend to purchase our shares should consider the limited liquidity of an investment in our shares as it relates to the minimum distribution requirements under the Internal Revenue Code, if applicable. If the shares are held in an IRA or Plan and, before we sell our properties, mandatory distributions are required to be made to the participant or beneficiary of such IRA or Plan, pursuant to the Internal Revenue Code, then this would require that a distribution of the shares be made in kind to such participant or beneficiary, which may not be permissible under the terms and provisions of such IRA or Plan. Even if permissible, a distribution of shares in kind must be included in the taxable income of the recipient for the year in which the shares are received at the then current fair market value of the shares, even though there would be no corresponding cash distribution with which to pay the income tax liability arising because of the distribution of shares. See “Risk Factors — Federal Income Tax Risks.” The fair market value of any such distribution-in-kind can be only an estimated value per share because no public market for our shares exists or is likely to develop. See “Annual Valuation Requirement” below. Further, there can be no assurance that such estimated value could actually be realized by a stockholder because estimates do not necessarily indicate the price at which our shares could be sold. Also, for distributions subject to mandatory income tax withholding under Section 3405 or other tax withholding provisions of the Internal Revenue Code, the trustee of a Plan may have an obligation, even in situations involving in-kind distributions of shares, to liquidate a portion of the in-kind shares distributed in order to satisfy such withholding obligations, although there might be no market for such shares. There may also be similar state and/or local tax withholding or other tax obligations that should be considered.

Annual Valuation Requirement

      Fiduciaries of Plans are required to determine the fair market value of the assets of such Plans on at least an annual basis. If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value. Also, a trustee or custodian of an IRA must provide an IRA participant and the Internal Revenue Service with a statement of the value of the IRA each year. However, currently, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how “fair market value” should be determined.

      Unless and until our shares are listed on a national securities exchange or are included for quotation on The Nasdaq Stock Market, it is not expected that a public market for our shares will develop. To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and IRA trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our quarterly and annual determinations of the current value of our net assets per outstanding share to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports. Until two years after any subsequent offering of our shares, we intend to use the offering price of shares in our most recent offering as the per share net asset value. Beginning two years after the last offering of our shares, our board of directors will determine the value of the properties and our other assets based on such information as our board determines appropriate, which may include independent valuations of our properties or of our enterprise as a whole.

      We anticipate that we will provide annual reports of our determination of value (1) to IRA trustees and custodians not later than January 15 of each year, and (2) to other Plan fiduciaries within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.

      There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•	the estimated value per share would actually be realized by our stockholders upon liquidation, because these estimates do not necessarily indicate the price at which properties can be sold;

•	our stockholders would be able to realize estimated net asset values if they were to attempt to sell their shares, because no public market for our shares exists or is likely to develop; or

•	that the value, or method used to establish value, would comply with ERISA or Internal Revenue Code requirements described above.

Fiduciary Obligations — Prohibited Transactions

      Any person identified as a “fiduciary” with respect to a Plan incurs duties and obligations under ERISA as discussed herein. For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan. Further, many transactions between Plans or IRAs and “parties-in-interest” or “disqualified persons” are prohibited by ERISA and/or the Internal Revenue Code. ERISA also requires generally that the assets of Plans be held in trust and that the trustee, or a duly authorized investment manager, have exclusive authority and discretion to manage and control the assets of the Plan.

      In the event that our properties and other assets were deemed to be assets of a Plan or IRA, referred to herein as “Plan Assets,” our directors would, and other of our employees might, be deemed fiduciaries of any Plans or IRAs investing as stockholders. If this were to occur, certain contemplated transactions between us and our directors and other of our employees could be deemed to be “prohibited transactions.” Additionally, ERISA’s fiduciary standards applicable to investments by Plans would extend to our directors and possibly other employees as Plan fiduciaries with respect to investments made by us, and the requirement that Plan Assets be held in trust could be deemed to be violated.

Plan Assets — Definition

      Neither ERISA nor the Internal Revenue Code contains a definition of Plan Assets. A Department of Labor regulation, referred to in this discussion as the Plan Asset Regulation, provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets. Under the Plan Asset Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;

•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the Securities and Exchange Commission;

•	in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies;” or

•	in which equity participation by “benefit plan investors” is not significant.

Plan Assets — Registered Investment Company Exception

      The shares we are offering will not be issued by a registered investment company. Therefore we do not anticipate that we will qualify for the exception for investments issued by a registered investment company.

Publicly Offered Securities Exemption

      As noted above, if a Plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be Plan Assets under the Plan Asset Regulation. The definition of publicly offered securities requires that such securities be “widely held,” “freely transferable” and satisfy registration requirements under federal securities laws.

      Under the Plan Asset Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (i) part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934, or (ii) part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. We anticipate that we will meet the registration requirements under the Plan Asset Regulation. Also under the Plan Asset Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer. We anticipate that this requirement will be easily met. Although our shares are intended to satisfy the registration requirements under this definition, and we expect that our securities will be “widely-held”, the “freely transferable” requirement must also be satisfied in order for us to qualify for the “publicly offered securities” exception.

      The Plan Asset Regulation provides that “whether a security is “freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances.” Our shares are subject to certain restrictions on transferability typically found in REITs, and are intended to ensure that we continue to qualify for federal income tax treatment as a REIT. The Plan Asset Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” The minimum investment in our shares is less than $10,000. Thus, the restrictions imposed in order to maintain our status as a REIT should not prevent the shares from being deemed “freely transferable.” Therefore, we anticipate that we will meet the “publicly offered securities” exception, although there are no assurances that we will qualify for this exception.

Plan Assets — Operating Company Exception

      If we are deemed not to qualify for the “publicly offered securities” exemption, the Plan Asset Regulation also provides an exception with respect to securities issued by an “operating company,” which includes “venture capital operating companies” and “real estate operating companies.” To constitute a venture capital operating company, 50.0% of more of the assets of the entity must be invested in “venture capital investments.” A venture capital investment is an investment in an operating company (other than a venture capital operating company) as to which the entity has or obtains direct management rights. To constitute a real estate operating company, 50.0% or more of the assets of an entity must be invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities.

      While the Plan Asset Regulation and relevant opinions issued by the Department of Labor regarding real estate operating companies are not entirely clear as to whether an investment in real estate must be “direct”, it is common practice to insure that an investment is made either (i) “directly” into real estate, (ii) through wholly owned subsidiaries, or (iii) through entities in which all but a de minimis interest is separately held by an affiliate solely to comply with the minimum safe harbor requirements established by the Internal Revenue Service for classification as a partnership for federal tax purposes. We have structured ourselves, and our operating partnership, in this manner in order to enable us to meet the real estate operating company exception. To the extent interests in our operating partnership are obtained by third-party investors, it is possible that the real estate operating company exception will cease to apply to us. However, in such an event we believe that we are structured in a manner which would allow us to meet the venture capital operating company exception because our investment in our operating partnership, an entity investing directly in real estate over which we maintain substantially all of the control over the management and development activities, would constitute a venture capital investment.

      Notwithstanding the foregoing, 50.0% of our, or our operating partnership’s investment, as the case may be, must be in real estate over which we maintain the right to substantially participate in the management and development activities. An example in the Plan Asset Regulation indicates that if 50.0% or more of an entity’s properties are subject to long-term leases under which substantially all management and maintenance activities with respect to the properties are the responsibility of the lessee, such that the entity merely assumes the risk of ownership of income-producing real property, then the entity may not be eligible for the “real estate operating company” exception. By contrast, a second example in the Plan Asset Regulation indicates that if 50.0% or more of an entity’s investments are in shopping centers in which individual stores are leased for relatively short periods to various merchants, as opposed to long-term leases where substantially all management and maintenance activities are the responsibility of the lessee, then the entity will likely qualify as a real estate operating company. The second example further provides that the entity may retain contractors, including affiliates, to conduct the management of the properties so long as the entity has the responsibility to supervise and the authority to terminate the contractors. We intend to use contractors over which we have the right to supervise and the authority to terminate. Due to the uncertainty of the application of the standards set forth in the Plan Asset Regulation, there can be no assurance as to our ability to structure our operations, or the operations of our operating partnership, as the case may be, to qualify for the “real estate operating company” exception.

Plan Assets — Not Significant Investment Exception

      The Plan Asset Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25.0% or more of the value of any class of equity interests is held by benefit plan investors. In the event we determine that we fail to meet the “publicly offered securities” exception, as a result of a failure to sell an adequate number of shares or otherwise, and we cannot ultimately establish that we are an operating company, we intend to restrict ownership of each class of equity interests held by benefit plan investors to an aggregate value of less than 25.0% and thus qualify for the exception for investments in which equity participation by benefit plan investors is not significant.

Consequences of Holding Plan Assets

      In the event that our underlying assets were treated by the Department of Labor as Plan Assets, our management would be treated as fiduciaries with respect to each Plan or IRA stockholder, and an investment in our shares might expose the fiduciaries of the Plan or IRA to co-fiduciary liability under ERISA for any breach by our management of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be Plan Assets, an investment by a Plan or IRA in our shares might be deemed to result in an impermissible commingling of Plan Assets with other property.

      If our management or affiliates were treated as fiduciaries with respect to Plan or IRA stockholders, the prohibited transaction restrictions of ERISA would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with our affiliates or us or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Plan or IRA stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

Prohibited Transactions

      Generally, both ERISA and the Internal Revenue Code prohibit Plans and IRAs from engaging in certain transactions involving Plan Assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, Plan Assets. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Internal Revenue Code. These definitions generally include both parties owning threshold percentage interests in an investment entity and “persons providing services” to the Plan or IRA, as well as employer sponsors of the Plan or IRA, fiduciaries and other individuals or entities affiliated with the foregoing.

      A person generally is a fiduciary with respect to a Plan or IRA for these purposes if, among other things, the person has discretionary authority or control with respect to Plan Assets or provides investment advice for a fee with respect to Plan Assets. Under Department of Labor regulations, a person will be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Plan or IRA pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Plan or IRA based on its particular needs. Thus, if we are deemed to hold Plan Assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Internal Revenue Code with respect to investing Plans and IRAs. Whether or not we are deemed to hold Plan Assets, if we or our affiliates are affiliated with a Plan or IRA investor, we might be a disqualified person or party-in-interest with respect to such Plan or IRA investor, resulting in a prohibited transaction merely upon investment by such Plan or IRA in our shares.

Prohibited Transactions — Consequences

      ERISA forbids Plans from engaging in prohibited transactions. Fiduciaries of a Plan that allow a prohibited transaction to occur will breach their fiduciary responsibilities under ERISA, and may be liable for any damage sustained by the Plan, as well as civil (and criminal, if the violation was willful) penalties. If it is determined by the Department of Labor or the Internal Revenue Service that a prohibited transaction has occurred, any disqualified person or party-in-interest involved with the prohibited transaction would be required to reverse or unwind the transaction and, for a Plan, compensate the Plan for any loss resulting therefrom. Additionally, the Internal Revenue Code requires that a disqualified person involved with a prohibited transaction must pay an excise tax equal to a percentage of the “amount involved” in the transaction for each year in which the transaction remains uncorrected. The percentage is generally 15.0%, but is increased to 100.0% if the prohibited transaction is not corrected promptly. For IRA’s, if an IRA engages in a prohibited transaction, the tax-exempt status of the IRA may be lost.

DESCRIPTION OF SHARES

      We were formed under the laws of the state of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws. The following summary of the terms of our common stock is only a summary and you should refer to the Maryland General Corporation Law and our charter and bylaws for a full description. The following summary is qualified in its entirety by the more detailed information contained in our charter and bylaws. Copies of our charter and bylaws are available upon request.

      Our charter authorizes us to issue up to 100,000,000 shares of stock, of which 90,000,000 shares are designated as common stock at $0.01 par value per share and 10,000,000 shares are designated as preferred stock at $0.01 par value per share. As of the date of this prospectus, 20,000 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our board of directors may amend our charter to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue without any action by our stockholders.

      Our charter also contains a provision permitting our board of directors, without any action by our stockholders, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

      Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest, or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Risk Factors — Risks Related to an Investment in Cole REIT II.”

Common Stock

      Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restriction on the transfer of common stock, the holders of common stock are entitled to such dividends as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Upon issuance for full payment in accordance with the terms of this offering, all common stock issued in the offering will be fully paid and non-assessable. Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund, redemption or appraisal rights. Shares of our common stock have equal dividend, distribution, liquidation and other rights.

Preferred Stock

      Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval, and to fix the voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such preferred stock. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock. If we ever created and issued preferred stock with a dividend preference over common stock, payment of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger, offer, or proxy contest;

•	the assumption of control by a holder of a large block of our securities; or

•	the removal of incumbent management.

      Also, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the holders of common stock.

      We currently have no preferred stock issued or outstanding. Our board of directors has no present plans to issue shares of preferred stock, but may do so at any time in the future without stockholder approval.

Meetings and Special Voting Requirements

      Subject to our charter restrictions on transfer of our stock, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

      Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of a majority of the votes entitled to be cast.

      However, under the Maryland General Corporation Law and our charter, the following events do not require stockholder approval:

•	stock exchanges in which we are the successor;

•	mergers with or into a 90.0% or more owned subsidiary, provided that the charter of the successor is not amended and that the contract rights of any stock issued in the merger are identical to those of the stock which was exchanged;

•	mergers in which we do not:

•	reclassify or change the terms of any of shares that are outstanding immediately before the effective time of the merger;

•	amend our charter; and

•	issue in the merger more than 20.0% of the number of shares of any class or series of shares outstanding immediately before the merger; and

•	transfers of less than substantially all of our assets.

Also, because our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

      An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report to our stockholders. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of the independent directors, the president, the chief executive officer or upon the written request of stockholders holding at least ten percent of our outstanding shares. Upon receipt of a written request of stockholders holding at least ten percent of our outstanding shares stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 nor more than 60 days after the distribution of the notice of meeting. The presence of holders of a majority of our outstanding shares, either in person or by proxy, will constitute a quorum.

      Our stockholders are entitled to receive a copy of our stockholder list upon request. The list provided by us will include each stockholder’s name, address and telephone number, if available, and the number of shares owned by each stockholder and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. Stockholders and their representatives shall also be given access to our corporate records at reasonable times. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

      If we do not list our shares of common stock on a national securities exchange or on The Nasdaq Stock Market by the tenth anniversary of the completion or termination of this offering, our charter requires that we either (i) seek stockholder approval of an extension or amendment of this listing deadline, or (ii) seek stockholder approval of the liquidation of the corporation. If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our liquidation. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and distribute our net proceeds to you. In the event that the listing of our stock on a national securities exchange or on The Nasdaq Stock Market occurs on or before the tenth anniversary of the commencement of this public offering, the corporation shall continue perpetually unless dissolved pursuant to any applicable provision of the Maryland General Corporation Law.

Restrictions on Ownership and Transfer

      In order for us to qualify as a REIT under the Internal Revenue Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•	five or fewer individuals (as defined in the Internal Revenue Code to include certain tax exempt organizations and trusts) may not own, directly or indirectly, more than 50.0% in value of our outstanding shares during the last half of a taxable year; and

•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

      See “Federal Income Tax Considerations” for further discussion of this topic. We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Internal Revenue Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, our charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value of our outstanding shares of stock or more than 9.8% of the number or value (in either case as determined in good faith by our board of directors) of any class or series of our outstanding shares of common stock. The 9.8% ownership limit must be measured in terms of the more restrictive of value or number of shares. Our board of directors, in its sole discretion, may waive this ownership limit if evidence satisfactory to our directors is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT.

      Additionally, our charter further prohibits the transfer or issuance of our stock if such transfer or issuance:

•	with respect to transfers only, results in our common stock being owned by fewer than 100 persons;

•	results in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•	results in our owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or

•	otherwise results in our disqualification as a REIT.

      Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limit discussed above or in our being “closely held” under Section 856(h) of the Code, in our owning (directly or indirectly) more than 9.8% of the ownership interests in any tenant or subtenant or in our otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares.

      To avoid confusion, these shares will be referred to in this prospectus as “Excess Securities.” Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all dividends and distributions authorized by the board of directors on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to vote all Excess Securities.

      The trustee of the beneficial trust may select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would violate the 9.8% ownership limit or the other restrictions on transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

      In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities, or (ii) the current market price, until the Excess Securities are sold by the trustee of the beneficial trust. An intended transferee must pay, upon demand, to the trustee of the beneficial trust (for the benefit of the beneficial trust) the amount of any dividend or distribution we pay to an intended transferee on Excess Securities prior to our discovery that such Excess Securities have been transferred in violation of the provisions of the charter. If any legal decision, statute, rule, or regulation deems or declares the transfer restrictions included in our charter to be void or invalid, then we may, at our option, deem the intended transferee of any Excess Securities to have acted as an agent on our behalf in acquiring such Excess Securities and to hold such Excess Securities on our behalf.

      Any person who (i) acquires or attempts to acquire shares in violation of the foregoing ownership restriction, transfers or receives shares subject to such limitations, or would have owned shares that resulted in a transfer to a charitable trust, or (ii) proposes or attempts any of the transactions in clause (i), is required to give us 15 days written notice prior to such transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT.

      The ownership restriction does not apply to the underwriter in a public offering of shares or to a person or persons so exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns 5.0% or more of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Dividend Policy

      When we have sufficient cash flow available to pay dividends, we intend to pay regular dividends to our stockholders. As of the date of this prospectus, we have no real estate investments. We currently have not identified any probable real estate investments. We will not make real estate investments until we identify investment opportunities and raise sufficient capital pursuant to this offering to do so. We cannot predict when we will begin to generate sufficient cash flow from these investments to pay dividends as a result of such investments. Because all of our operations will be performed indirectly through Cole OP II, our operating partnership, our ability to pay dividends depends on Cole OP II’s ability to pay distributions to its partners, including to us.

      Dividends will be paid to our stockholders as of the record date selected by our board of directors. We expect to declare and pay dividends at least quarterly. Once we have sufficient cash flow, we may pay dividends monthly or more frequently. We expect to regularly pay dividends unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Dividends will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Internal Revenue Code. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;

•	our operating and interest expenses;

•	the ability of tenants to meet their obligations under the leases associated with our properties;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

      We must distribute to our stockholders at least 90.0% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Internal Revenue Code. This requirement is described in greater detail in the “Federal Income Tax Considerations — Requirements For Qualification as a REIT — Operational Requirements — Annual Distribution Requirements” section of this prospectus. Our directors may authorize dividends in excess of this percentage as they deem appropriate. Differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT.”

Stockholder Liability

      The Maryland General Corporation Law provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and

•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations

      Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

      A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

      After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

      These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination with Cole Advisors II or any affiliate of Cole Advisors II. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and Cole Advisors II or any affiliate of Cole Advisors II. As a result, Cole Advisors II or any affiliate of Cole Advisors II may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

      The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

      With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;

•	owned by our officers; and

•	owned by our employees who are also directors.

      “Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

      As permitted by Maryland General Corporation Law, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our common stock by Cole Advisors II or any affiliate of Cole Advisors II.

Subtitle 8

      Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 (Exchange Act) and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.

      Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in the board the exclusive power to fix the number of directorships.

Advance Notice of Director Nominations and New Business

      Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors, or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Share Redemption Program

      Our common stock is currently not listed on a national securities exchange, or included for quotation on a national securities market, and we will not seek to list our stock until such time as our independent directors believe that the listing of our stock would be in the best interest of our stockholders. In order to provide stockholders with the benefit of interim liquidity, stockholders who have held their shares for at least one year may present all or a minimum portion of their shares to us for redemption at any time in accordance with the procedures outlined below. At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption. We will not pay our advisor or its affiliates any fees to complete any transactions under our share redemption program.

      The redemption price per share will depend on the length of time you have held such shares as follows: after one year from the purchase date - 92.5% of the amount you paid for each share; after two years from the purchase date - 95.0% of the amount you paid for each share; after three years from the purchase date - 97.5% of the amount you paid for each share; and after four years from the purchase date - 100.0% of the amount you paid for each share. Upon receipt of a request for redemption, we will conduct a UCC search to ensure that no liens are held against the shares at the cost of $250 to the stockholder, which will be deducted from the proceeds of the redemption or, if a lien exists, will be charged to the stockholder. Shares redeemed in connection with the death of a stockholder will be repurchased without the one-year activity period requirement, at a purchase price equal to the price actually paid for the shares.

      During any calendar year, we will not redeem in excess of 3.0% of the weighted average number of shares outstanding during the prior calendar year. Our board of directors will determine from time-to-time whether we have sufficient excess cash to repurchase shares. Generally, the cash available for redemption will be limited to the proceeds from the sale of shares pursuant to our dividend reinvestment plan and other operating funds, if any, as our board of directors, in its sole discretion, may reserve for purchases.

      We will redeem our shares on the last business day of the month following the end of each quarter. Requests for redemption would have to be received on or prior to the end of the quarter in order for us to repurchase the shares as of the end of the next month. If we could not purchase all shares presented for redemption in any quarter, we would attempt to honor redemption requests on a pro rata basis. We would deviate from pro rata purchases in two minor ways: (i) if a pro rata redemption would result in you owning less than half of the minimum amounts described in “Plan of Distribution — Minimum Purchase Requirements,” then we would redeem all of your shares; and (ii) if a pro rata redemption would result in you owning more than half but less than all of those minimum amounts, then we would not redeem any shares that would reduce your holdings below the minimum amounts. In the event that you were redeeming all of your shares, there would be no holding period requirement for shares purchased pursuant to our dividend reinvestment plan.

      Redemption of shares, when requested, may generally be made quarterly on a first-come, first-served basis. We cannot guarantee that we will have sufficient available cash flow to accommodate any or all requests made in any month. If we do not have such sufficient funds available at the time when redemption is requested, you can (1) withdraw your request for redemption or (2) ask that we honor your request at such time, if any, when sufficient funds become available. Such pending requests will generally be honored on a first-come, first-served basis.

      Our board of directors may choose to amend, suspend or terminate our share redemption program upon 30 days notice. We would notify you of such developments (i) in the annual or quarterly reports mentioned above or (ii) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. During this offering, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as then required under federal securities laws.

      Our share redemption program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the listing of the shares on a national securities exchange, inclusion of the shares for on a national market system, or our merger with a listed company. The share redemption program will be terminated if the shares become listed on a national securities exchange or included for quotation on a national market system. We cannot guarantee that a liquidity event will occur.

      The shares we redeem under our share redemption program will be cancelled and return to the status of unauthorized but unissued shares. We do not intend to resell such shares to the public unless they are first registered with the Securities and Exchange Commission under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws.

Restrictions on Roll-up Transactions

      A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity (Roll-up Entity) that is created or would survive after the successful completion of a Roll-up Transaction. This term does not include:

•	a transaction involving our securities that have been for at least 12 months listed on a national securities exchange or included for quotation on The Nasdaq Stock Market; or

•	a transaction involving our conversion to trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of our existence, compensation to Cole Advisors II or our investment objectives.

      In connection with any Roll-up Transaction involving the issuance of securities of a Roll-up Entity, an appraisal of all of our assets shall be obtained from a competent independent appraiser. The assets shall be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of us and our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed Roll-up Transaction.

      In connection with a proposed Roll-up Transaction, the sponsor of the Roll-up Transaction must offer to stockholders who vote “no” on the proposal the choice of:

(1) accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2) one of the following:

(a) remaining as holders of our common stock and preserving their interests therein on the same terms and conditions as existed previously, or

(b) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

      We are prohibited from participating in any Roll-up Transaction:

•	that would result in the stockholders having voting rights in a Roll-up Entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter, and our dissolution;

•	that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

•	in which our investor’s rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “— Meetings and Special Voting Requirements” above; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is not approved by the stockholders.

SUMMARY OF DIVIDEND REINVESTMENT PLAN

      The following is a summary of our dividend reinvestment plan. A complete copy of our form of dividend reinvestment plan is included in this prospectus as Appendix C.

Investment of Dividends

      We have adopted a dividend reinvestment plan pursuant to which stockholders may elect to have the full amount of their cash dividends from us reinvested in additional shares of common stock or, under certain conditions, in interests of subsequent programs sponsored by our advisor or its affiliates. We are offering 5,000,000 shares for sale pursuant to our dividend reinvestment plan. We intend to offer shares at $9.15 per share until the earliest to occur of (i) all of the shares reserved for issuance under the plan are issued, (ii) all public offerings terminate and we deregister from the Securities and Exchange Commission any unsold plan shares, or (iii) there is more than a de minimus amount of trading in shares. Thereafter, and for so long as shares are available under the plan and the plan has not been terminated, the purchase price will be equal to 91.5% of the estimated value of a share of our common stock, as estimated by our board of directors by reference to the most recent trading price of our common stock as reported on a national securities exchange or quoted on an on inter-dealer quotation system on or immediately prior to the relevant distribution date. We have the discretion to extend the offering period for the shares being offered pursuant to this prospectus under our dividend reinvestment plan beyond the termination of this offering until we have sold 5,000,000 shares through the reinvestment of dividends.

      No dealer manager fees or sales commissions will be paid with respect to shares purchased pursuant to the dividend reinvestment plan, therefore, we will retain all of the proceeds from the reinvestment of dividends. Accordingly, substantially all the economic benefits resulting from dividend reinvestment purchases by stockholders from the elimination of the dealer manager fee and selling commissions will inure to the benefit of the participant through the reduced purchase price.

      Pursuant to the terms of our dividend reinvestment plan the reinvestment agent (we currently act as the reinvestment agent) will act on behalf of participants to reinvest the cash dividends they receive from us. Stockholders participating in the dividend reinvestment plan may purchase fractional shares. If sufficient shares are not available for issuance under our dividend reinvestment plan, the reinvestment agent will remit excess cash dividends to the participants. Participants purchasing shares pursuant to our dividend reinvestment plan will have the same rights as stockholders with respect to shares purchased under the plan and will be treated in the same manner as if such shares were issued pursuant to our offering.

      After the termination of the offering of our shares under the this prospectus, we may determine to allow participants to reinvest cash dividends from us in shares issued by a subsequent Cole-sponsored program only if all of the following conditions are satisfied:

•	prior to the time of such reinvestment, the participant has received the final prospectus and any supplements thereto offering interests in the subsequent Cole-sponsored program and such prospectus allows investments pursuant to a dividend or distribution reinvestment plan;

•	a registration statement covering the interests in the subsequent Cole-sponsored program has been declared effective under the Securities Act;

•	the offer and sale of such interests are qualified for sale under applicable state securities laws;

•	the participant executes the subscription agreement included with the prospectus for the subsequent Cole-sponsored program;

•	the participant qualifies under applicable investor suitability standards as contained in the prospectus for the subsequent Cole-sponsored program; and

•	the subsequent Cole-sponsored program has substantially identical investment objectives as Cole REIT II.

      Stockholders who invest in subsequent Cole-sponsored programs pursuant to our dividend reinvestment plan will become investors in such subsequent Cole-sponsored program and, as such, will receive the same reports as other investors in the subsequent Cole-sponsored program.

Election to Participate or Terminate Participation

      A stockholder may become a participant in our dividend reinvestment plan by making a written election to participate on his or her subscription agreement at the time he subscribes for shares. Any stockholder who has not previously elected to participate in the dividend reinvestment plan may so elect at any time by delivering to the reinvestment agent a completed enrollment form or other written authorization required by the reinvestment agent. Participation in our dividend reinvestment plan will commence with the next dividend payable after receipt of the participant’s notice, provided it is received at least ten days prior to the last day of the fiscal quarter, month or other period to which the dividend relates.

      Some brokers may determine not to offer their clients the opportunity to participate in our dividend reinvestment plan. Any prospective investor who wishes to participate in our dividend reinvestment plan should consult with his or her broker as to the broker’s position regarding participation in the dividend reinvestment plan.

      We reserve the right to prohibit qualified retirement plans from participating in our dividend reinvestment plan if such participation would cause our underlying assets to constitute “plan assets” of qualified retirement plans. See “Investment by Tax-Exempt Entities and ERISA Considerations.”

      Each stockholder electing to participate in our dividend reinvestment plan agrees that, if at any time he or she fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or subscription agreement relating to such investment, he will promptly notify the reinvestment agent in writing of that fact.

      Subscribers should note that affirmative action in the form of written notice to the reinvestment agent must be taken to withdraw from participation in our dividend reinvestment plan. A withdrawal from participation in our dividend reinvestment plan will be effective with respect to dividends for a quarterly or monthly dividend period, as applicable, only if written notice of termination is received at least ten days prior to the end of such dividend period. In addition, a transfer of shares prior to the date our shares are listed for trading on a national securities exchange or included for quotation on The Nasdaq Stock Market will terminate participation in the dividend reinvestment plan with respect to such transferred shares as of the first day of the dividend period in which the transfer is effective, unless the transferee demonstrates to the reinvestment agent that the transferee meets the requirements for participation in the plan and affirmatively elects to participate in the plan by providing to the reinvestment agent an executed enrollment form or other written authorization required by the reinvestment agent.

      Offers and sales of shares pursuant to the dividend reinvestment plan must be registered in every state in which such offers and sales are made. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares pursuant to the dividend reinvestment plan in any states in which registration is not renewed annually.

Reports to Participants

      Within 90 days after the end of each calendar year, the reinvestment agent will mail to each participant a statement of account describing, as to such participant, the dividends received, the number of shares purchased, the purchase price for such shares, and the total shares purchased on behalf of the participant during the prior year pursuant to our dividend reinvestment plan.

Federal Income Tax Considerations

      Taxable participants will incur tax liability for partnership income allocated to them even though they have elected not to receive their dividends in cash but rather to have their dividends reinvested under our dividend reinvestment plan. See “Risk Factors — Federal Income Tax Risks.” Tax information regarding each participant’s participation in the plan will be provided to each participant at least annually.

Amendment and Termination

      We reserve the right to amend any aspect of our dividend reinvestment plan with ten days notice to participants. The reinvestment agent also reserves the right to terminate a participant’s individual participation in the plan, and we reserve the right to terminate our dividend reinvestment plan itself in our sole discretion at any time, by sending ten days’ prior written notice of termination to the terminated participant or, upon termination of the plan, to all participants.

THE OPERATING PARTNERSHIP AGREEMENT

General

      Cole OP II was formed in September, 2004 to acquire, own and operate properties on our behalf. It will be an Umbrella Partnership Real Estate Investment Trust, or UPREIT, which structure is utilized generally to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of an UPREIT, such as Cole OP II, will be deemed to be assets and income of the REIT.

      A property owner may contribute property to an UPREIT in exchange for limited partnership units on a tax-free basis. In addition, Cole OP II is structured to make distributions with respect to limited partnership units that will be equivalent to the dividend distributions made to holders of our common stock. Finally, a limited partner in Cole OP II may later exchange his or her limited partnership units in Cole OP II for shares of our common stock in a taxable transaction.

      The partnership agreement for Cole OP II contains provisions that would allow, under certain circumstances, other entities, including other Cole-sponsored programs, to merge into or cause the exchange or conversion of their interests for interests of Cole OP II. In the event of such a merger, exchange or conversion, Cole OP II would issue additional limited partnership interests which would be entitled to the same exchange rights as other holders of limited partnership interests of Cole OP II. As a result, any such merger, exchange or conversion ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders.

      We intend to hold substantially all of our assets through Cole OP II. We are the sole general partner of Cole OP II and our advisor, Cole Advisors II, is the only limited partner of Cole OP II. As the sole general partner of Cole OP II, we have the exclusive power to manage and conduct the business of Cole OP II.

      The following is a summary of certain provisions of the partnership agreement of Cole OP II. This summary is not complete and is qualified by the specific language in the partnership agreement. You should refer to the partnership agreement, itself, which we have filed as an exhibit to the registration statement, for more detail.

Capital Contributions

      As we accept subscriptions for shares, we will transfer substantially all of the net proceeds of the offering to Cole OP II as a capital contribution; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. Cole OP II will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If Cole OP II requires additional funds at any time in excess of capital contributions made by our advisor and us (which are minimal in amount), or from borrowings, we may borrow funds from a financial institution or other lender and lend such funds to Cole OP II on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause Cole OP II to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interests of us and Cole OP II.

Operations

      The partnership agreement requires that Cole OP II be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that Cole OP II will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in Cole OP II being taxed as a corporation, rather than as a partnership. See “Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership — Classification as a Partnership.”

The partnership agreement provides that Cole OP II will distribute cash flow from operations as follows:

•	first, to us until we have received aggregate distributions with respect to the current fiscal year equal to the minimum amount necessary for us to distribute to our shareholders to enable us to maintain our status as a REIT under the Code with respect to such fiscal year;

•	next, to the limited partners until our limited partners have received aggregate distributions equal to the amount that would have been distributed to them with respect to all prior fiscal years had all Cole OP II income for all such prior fiscal years been allocated to the REIT, each limited partner held a number of REIT common shares equal to the number of Cole OP II units that it holds and the REIT had distributed all such amounts to its shareholders (including the limited partners);

•	next, to us and to the limited partners until each partner has received aggregate distributions with respect to the current fiscal year and all fiscal years had all Cole OP II income for the current fiscal year and all such prior fiscal years been allocated to the REIT, the income for the REIT with respect to the current fiscal year and each such prior fiscal year equaled the minimum amount necessary to maintain its status as a REIT under the Code, each limited partner held a number of REIT common shares equal to the number of Cole OP II units that it holds and the REIT had distributed all such amounts to its shareholders (including the limited partners); and

•	finally, to us and the limited partners in accordance with the partners’ percentage interests in Cole OP II.

      Similarly, the partnership agreement of Cole OP II provides that taxable income is allocated to the limited partners of Cole OP II in accordance with their relative percentage interests such that a holder of one unit of limited partnership interest in Cole OP II will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations. Losses, if any, generally will be allocated among the partners in accordance with their respective percentage interests in Cole OP II.

      Upon the liquidation of Cole OP II, after payment of debts and obligations, any remaining assets of Cole OP II will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances. If we were to have a negative balance in our capital account following a liquidation, we would be obligated to contribute cash to Cole OP II equal to such negative balance for distribution to other partners, if any, having positive balances in such capital accounts.

      In addition to the administrative and operating costs and expenses incurred by Cole OP II in acquiring and operating real properties, Cole OP II will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of Cole OP II. Such expenses will include:

•	all expenses relating to the formation and continuity of our existence;

•	all expenses relating to the public offering and registration of securities by us;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	all expenses associated with compliance by us with applicable laws, rules and regulations;

•	all costs and expenses relating to any issuance or redemption of partnership interests or shares of our common stock; and

•	all our other operating or administrative costs incurred in the ordinary course of our business on behalf of Cole OP II.

All claims between the partners of Cole OP II arising out of the partnership agreement are subject to binding arbitration.

Exchange Rights

      The limited partners of Cole OP II, including Cole Advisors II, have the right to cause their limited partnership units to be redeemed by Cole OP II or purchased by us for cash. In either event, the cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the limited partnership units were exchanged for our shares on a one-for-one basis. Alternatively, we may elect to purchase the limited partnership units by issuing one share of our common stock for each limited partnership unit exchanged. As of December 3, 2004, there are 9,009 partnership units outstanding. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons, (3) cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (4) cause us to own 10.0% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, or (5) cause the acquisition of shares by a redeemed limited partner to be “integrated” with any other distribution of our shares for purposes of complying with the Securities Act.

      Subject to the foregoing, limited partners of Cole OP II may exercise their exchange rights at any time after one year following the date of issuance of their limited partnership units. However, a limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 limited partnership units, unless such limited partner holds less than 1,000 units, in which case, he must exercise his exchange right for all of his units. We do not expect to issue any of the shares of common stock offered hereby to limited partners of Cole OP II in exchange for their limited partnership units. Rather, in the event a limited partner of Cole OP II exercises its exchange rights, and we elect to purchase the limited partnership units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction.

Transferability of Interests

      We may not (1) voluntarily withdraw as the general partner of Cole OP II, (2) engage in any merger, consolidation or other business combination, or (3) transfer our general partnership interest in Cole OP II (except to a wholly owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to Cole OP II in return for an interest in Cole OP II and agrees to assume all obligations of the general partner of Cole OP II. We may also enter into a business combination or transfer our general partnership interest upon the receipt of the consent of a majority-in-interest of the limited partners of Cole OP II, other than Cole Advisors II and other affiliates of Christopher H. Cole. With certain exceptions, a limited partner may not transfer its interests in Cole OP II, in whole or in part, without our written consent as general partner.

PLAN OF DISTRIBUTION

The Offering

      We are offering shares of our common stock to the public through Cole Capital Corporation, our dealer manager, a registered broker-dealer affiliated with our advisor. A maximum of 2,564,103 shares are being offered at $9.75 per share. Thereafter, shares will be offered at a price of $10.00 per share. The shares are being offered on a “best efforts” basis, which means generally that the dealer manager will be required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. We are also offering 5,000,000 shares for sale pursuant to our dividend reinvestment plan. Therefore, a total of 50,000,000 shares are being registered in this offering. The purchase price for shares sold under our dividend reinvestment plan will be equal to $9.15 per share until the earliest of (i) all public offerings of our capital stock terminate and we deregister with the Securities and Exchange Commission any unsold shares under the dividend reinvestment plan; (ii) all of the shares reserved for issuance under the dividend reinvestment plan are issued; and (iii) there is more than a de minimus amount of trading in the shares, and thereafter the purchase price will be 91.5% of the estimated value of a share of common stock, as estimated by our board of directors based upon the most recent trades occurring on or prior to the relevant distribution date. The offering of shares of our common stock will terminate on or before                     , 2006. At the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our dividend reinvestment plan until we have sold 5,000,000 shares through the reinvestment of dividends, in which case participants in the plan will be notified. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which the registration is not renewed annually. We reserve the right to terminate this offering at any time.

Cole Capital Corporation

      Cole Capital Corporation, our dealer manager, was organized in 1992 for the purpose of participating in and facilitating the distribution of securities in programs sponsored by Cole Capital Partners, its affiliates and its predecessors. For additional information about Cole Capital Corporation, including information relating to Cole Capital Corporation’s affiliation with us, please refer to the section of this prospectus captioned “Management — Affiliated Companies — Dealer Manager.”

Compensation We Will Pay for the Sale of Our Shares

      Except as provided below, we will pay our dealer manager selling commissions of 7.0% of the gross offering proceeds. We also will pay the dealer manager a fee in the amount of 1.5% of the gross offering proceeds as compensation for acting as the dealer manager and for expenses incurred in connection with marketing and due diligence expense reimbursement. No sales commissions or dealer manager fees will be paid with respect to shares purchased pursuant to the dividend reinvestment plan. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares. See the “Summary of Dividend Reinvestment Plan — Investment of Dividends” section of this prospectus.

      We expect our dealer manager to authorize other broker-dealers who are members of the NASD to sell shares of our common stock. In the event of the sale of shares by such other broker-dealers, the dealer manager may reallow its commissions in the amount of up to 7.0% of the gross offering proceeds to such participating broker-dealers, subject to the provisions for a reduction of the selling commissions and the dealer manager fee described below and other than for shares sold under our dividend reinvestment plan, for which we will not pay any sales commissions or dealer manager fees. In addition, the dealer manager may re-allow to broker-dealers participating in the offering a portion of its dealer manager fee in the aggregate amount of up to 1.5% of gross offering proceeds to be paid to such participating broker-dealers as a non-accountable marketing allowance and due diligence expense reimbursement. The amount of the re-allowance will be determined by the dealer manager based upon factors including the participating broker-dealer’s level of marketing support, level of due diligence review and success of its sales efforts, each as compared to those of the other participating broker-dealers.

	Per	Total	Total
	Share(1)	Minimum(1)	Maximum(1)

Primary Offering
Price to Public up to 2,564,103 shares	$9.75	$2,437,500	$25,000,004
Selling Commissions up to 2,564,103 shares	0.6825	170,625	1,750,000
Dealer Manager fees up to 2,564,103 shares	0.14625	36,563	375,000

Proceeds to Cole REIT II up to 2,564,103 shares	$8.92	$2,230,312	$22,875,004

Price to Public above 2,564,103 shares(2)	$10.00	—	$424,358,970
Selling Commissions above 2,564,103 shares(2)	0.70	—	29,705,128
Dealer Manager fees above 2,564,103 shares(2)	0.15	—	6,365,385

Proceeds to Cole REIT II above 2,564,103 shares(2)	$9.15	—	$388,288,457

Total Proceeds from primary offering		$2,230,312	$411,163,461

Dividend Reinvestment Plan
Price to Public	$9.15	—	$45,750,000
Selling Commissions	—	—	—
Dealer Manager fees	—	—	—

Proceeds to Cole REIT II	$9.15	—	$45,750,000

(1)	The offering price per shares for the first 2,564,103 shares sold in the offering will be $9.75 per share. Once we have sold 2,564,103 shares, the offering price will be increased to $10.00 per share. The sales commission is 7.0% of the purchase price and the dealer manager fee is 1.5% of the purchase price. Therefore, after we sell 2,564,103 shares the selling commissions will increase from $0.6825 per share to $0.70 per share and the dealer manager fee will increase from $0.14625 to $0.15 per share.

(2)	These include amounts only for shares above 2,564,103 shares.

      We will not pay any selling commissions in connection with the following special sales: (i) the sale of the shares to one or more select dealers and their respective officers and employees and some of their respective affiliates who so request; and (ii) the sale of the shares to investors whose contracts for investment advisory and related brokerage services include a fee-for-service compensation arrangement.

      We or our affiliates also may provide non-cash incentive items for registered representatives of our dealer manager and the participating broker-dealers, which in no event shall exceed an aggregate of $100 per annum per participating salesperson. The value of such items shall be considered underwriting compensation in connection with this offering. In no event shall the total underwriting compensation, including selling commissions, the dealer manager fee and underwriting expense reimbursements, exceed 10.0% of the gross offering proceeds.

      Investors may agree with their participating brokers to reduce the amount of selling commissions payable with respect to the sale of their shares down to zero (1) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice, or (2) if the investor is investing in a bank trust account with respect to which the investor has delegated the decision-making authority for investments made in the account to a bank trust department. The net proceeds to us will not be affected by reducing the commissions payable in connection with such transactions. All such sales must be made through registered broker-dealers. Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or a bank trust department to advise favorably for an investment in our common stock.

      We may sell shares to retirement plans of broker-dealers participating in the offering, to broker-dealers in their individual capacities, to IRAs and qualified plans of their registered representatives or to any one of their registered representatives in their individual capacities at a discount. The purchase price for such shares shall be $9.30 per share (unless a higher price is required pursuant to Section 409A of the Code), reflecting the fact that selling commissions in the amount of $0.70 per share will not be payable in connection with such sales, and without giving effect to any discounts applicable prior to the sale of 2,564,103 shares in this offering. The net proceeds to us from such sales will not be affected by such sales of shares at a discount.

      We have agreed to indemnify the participating broker-dealers, including our dealer manager and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the Securities and Exchange Commission takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

      The broker-dealers participating in the offering of our shares are not obligated to obtain any subscriptions on our behalf, and we cannot assure you that any shares will be sold.

      The total amount of underwriting compensation, including commissions and reimbursement of expenses paid in connection with the offering will not exceed 10% of gross proceeds, plus an additional 0.5% of gross proceeds for reimbursement of bona fide due diligence expenses. Underwriting compensation includes selling commissions, dealer manager fees (including due diligence and other expense reimbursements), wholesaling compensation and expense reimbursement expenses relating to sales seminars and sales incentives.

Shares Purchased by Affiliates

      Our executive officers and directors, as well as officers and employees of Cole Advisors II and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates, may purchase shares offered in this offering at a discount. The purchase price for such shares shall be $9.15 per share (unless a higher price is required pursuant to Section 409A of the Code), reflecting the fact that selling commissions in the amount of $0.70 per share and dealer manager fees in the amount of $0.15 per share will not be payable in connection with such sales. The net offering proceeds we receive will not be affected by such sales of shares at a discount. Cole Advisors II and its affiliates will be expected to hold their shares purchased as stockholders for investment and not with a view towards distribution. In addition, shares purchased by Cole Advisors II or its affiliates will not be entitled to vote on any matter presented to the stockholders for a vote.

Subscription Process

      We will sell shares of our common stock when subscriptions to purchase shares are received and accepted by us. If you meet our suitability standards, you may subscribe for shares by completing and signing a subscription agreement, like the one contained in this prospectus as Appendix B, according to its instructions for a specific number of shares and delivering to Cole Capital Corporation a check for the full purchase price of the shares, payable to “                    Cole Credit Property Trust II, Inc.” You should exercise care to ensure that the subscription agreement is filled out correctly and completely. By executing the subscription agreement, you will attest that you meet the suitability standards described in this prospectus and agree to be bound by all of the terms of the subscription agreement. We include these provisions in our subscription agreement in order to prevent persons who do not meet our suitability standards or other investment qualifications from subscribing to our shares. Also see the section of this prospectus captioned “How to Subscribe.”

      Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We may not accept a subscription for shares until at least five business days after the date you receive this prospectus. Subject to compliance with Rule 15c2-4 of the Exchange Act, our dealer manager and/or the broker-dealers participating in the offering will promptly submit a subscriber’s check to the escrow agent , in our sole discretion, business day following receipt of the subscriber’s subscription documents and check. In certain circumstances where the suitability review procedures are more lengthy than customary, a subscriber’s check will be promptly deposited with the escrow agent in compliance with Exchange Act Rule 15c2-4. The proceeds from your subscription will be deposited in a segregated escrow account with our escrow agent, and will be held in trust for your benefit, pending release to us.

      After we have received subscriptions for at least 250,000 shares of our common stock, we will accept or reject subscriptions within 30 days after we receive them. If your subscription agreement is rejected, your funds, plus interest, will be returned to you within ten business days after the date of such rejection. If your subscription is accepted, we will send you a confirmation of your purchase after you have been admitted as an investor. After we have sold at least 250,000 shares of our common stock, we expect to admit new investors at least monthly and we may admit new investors more frequently. The escrow agent will not release your funds to us until we admit you as a stockholder. Funds received by us from prospective investors will continue to be placed in escrow during this offering and we will issue additional shares periodically.

Minimum Offering

      Subscription proceeds will be placed in escrow until such time as subscriptions aggregating at least 250,000 shares of our common stock have been received and accepted by us. Any shares purchased by our advisor or its affiliates will not be counted in calculating the minimum offering. Funds in escrow will be invested in short-term investments, which may include obligations of, or obligations guaranteed by, the U.S. government or bank money-market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as a depository or custodian for any such funds) that can be readily sold, with appropriate safety of principal. Subscribers may not withdraw funds from the escrow account.

      If subscriptions for at least the minimum offering have not been received and accepted by                     , 2006 (one year after the date of this prospectus), our escrow agent will promptly so notify us, and this offering will be terminated and your funds and subscription agreement will be returned to you within ten days after the date of such termination. In such event, our escrow agent is obligated to use its best efforts to obtain an executed Internal Revenue Service Form W-9 from each subscriber whose subscription is rejected. In the event that a subscriber fails to remit an executed Internal Revenue Service Form W-9 to our escrow agent prior to the date our escrow agent returns the subscriber’s funds, our escrow agent will be required to withhold from such funds 30.0% of the earnings attributable to such subscriber in accordance with Treasury Regulations. Interest will accrue on funds in the escrow account as applicable to the short-term investments in which such funds are invested. During any period in which subscription proceeds are held in escrow, interest earned thereon will be allocated among subscribers on the basis of the respective amounts of their subscriptions and the number of days that such amounts were on deposit. Such interest will be paid to subscribers upon the termination of the escrow period. We will bear all expenses of the escrow and, as such, the interest to be paid to any subscriber will not be reduced for such expense.

Special Notice to Pennsylvania Investors

      Subscription proceeds received from residents of Pennsylvania will be placed in a separate interest-bearing escrow account with the escrow agent until subscriptions for shares aggregating at least $24,755,449, have been received and accepted by us. If we have not raised a minimum of $24,755,449 in gross offering proceeds (including sales made to residents of other jurisdictions) by the end of each 120-day escrow period (with the initial 120-day escrow period commencing upon the effectiveness of this offering), we will notify Pennsylvania investors in writing by certified mail within ten calendar days after the end of each 120-day escrow period that they have a right to have their investment returned to them. If a Pennsylvania investor requests the return of his or her subscription funds within ten calendar days after receipt of the notification, we must return those funds, together with any interest earned on the funds for the time those funds remain in escrow subsequent to the initial 120-day escrow period, to the investor within ten calendar days after receipt of the investor’s request.

Admission of Stockholders

      Initial subscribers may be admitted as stockholders and the payments transferred from escrow to us at any time after we have received and accepted subscriptions for at least 250,000 shares, except that subscribers residing in Pennsylvania may not be admitted until subscriptions have been received and accepted aggregating at least $24,755,449. In addition, certain other states may impose different requirements than those set forth herein. We expect to admit stockholders to Cole REIT II on a monthly basis.

      Upon admission as new stockholders of Cole REIT II, the escrow agent will release such subscribers’ funds to us. The interest, if any, earned on escrow funds prior to the transmittal of the proceeds to us generally will not become part of our capital. Instead, promptly after ten days following each new investor admission date, we will cause the escrow agent to make distributions to stockholders of all interest earned on their escrowed funds used to purchase the shares. Interest, if any, earned on accepted subscription proceeds will be payable to you only if your funds have been held in escrow by our escrow agent for at least 35 days. You will not otherwise be entitled to interest earned on funds held by us or to receive interest on your invested capital.

      The proceeds of this offering will be received and held in trust for the benefit of purchasers of shares to be used only for the purposes set forth in the “Estimated Use of Proceeds” section of this prospectus.

Investments by IRAs and Qualified Plans

                          has agreed to act as an IRA custodian for purchasers of our common stock who desire to establish an IRA, SEP or certain other tax-deferred accounts or transfer or rollover existing accounts. We will pay the fees related to the establishment of investor accounts with                     , and we will also pay the fees related to the maintenance of any such account for the first year following its establishment. Thereafter,                     has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate. Further information as to custodial services is available through your broker or may be requested from us or downloaded from our web site.

Volume Discounts

      In connection with sales of certain minimum numbers of shares to a “purchaser,” as defined below, volume discounts resulting in reductions in selling commissions payable with respect to such sales are available to investors. In such event, any such reduction will be credited to the investor by reducing the purchase price per share payable by the investor. The following table illustrates the various discount levels available, assuming a $10.00 per share purchase price:

Sales Commission

			Purchase Price Per	Dealer
			Incremental Share in	Manager Fee	Net Proceeds
Dollar Volume Shares Purchased	Percent	Per Share	Volume Discount Range	Per Share	Per Share

$250,000 or less	7.0%	0.7000	$10.00	0.15	9.15
$250,001-$500,000	6.0%	0.6000	$9.90	0.15	9.15
$500,001-$1,000,000	5.0%	0.5000	$9.80	0.15	9.15
$1,000,001-$2,000,000	4.0%	0.4000	$9.70	0.15	9.15
$2,000,001-$5,000,000	3.0%	0.3000	$9.60	0.15	9.15
$5,000,001-$10,000,000	2.0%	0.2000	$9.50	0.15	9.15
Over $10,000,001	1.0%	0.1000	$9.40	0.15	9.15

      For example, if an investor purchases 60,000 shares, he or she would pay (1) $250,000 for the first 25,000 shares, (2) $247,500 for the next 25,000 shares ($9.90 per share), and (3) $98,000 for the next 10,000 shares ($9.80 per share) for a total purchase price of $595,500 (approximately $9.925 per share), rather than $600,000 for the shares. After the payment of sales commissions of $37,500 (approximately $0.625 per share) and payment of the dealer manager fee, we would receive net proceeds of $549,000 ($9.15 per share). The net proceeds to Cole REIT II will not be affected by volume discounts. All investors will be deemed to have contributed the same amount per share to Cole REIT II for purposes of declaring and paying dividends, and therefore, an investor who has received a volume discount will receive a better return on his investment than investors who do not qualify for such discount.

      In addition, in order to encourage purchases of 1,000,000 or more shares, a potential purchaser who proposes to purchase at least 1,000,000 shares may agree with Cole Advisors II and Cole Capital Corporation to have the dealer manager fee with respect to the sale of such shares reduced to as little as 1.0%, and, with the agreement of the participating broker, to have the selling commission payable with respect to the sale of such shares reduced to as little as 0.5%, in which event the aggregate fees payable with respect to the sale of such shares would be reduced by $0.80 per share, and the purchaser of such shares would be required to pay a total of $9.20 per share purchased, rather than $10.00 per share. The net proceeds to us would not be affected by such fee reductions. All such sales must be made through registered broker-dealers.

      Because all investors will be deemed to have contributed the same amount per share to us for purposes of declaring and paying dividends, investors qualifying for a volume discount will receive a higher return on their investment than investors who do not qualify for such discount.

      Regardless of any reduction in any commissions, for any reason, any other fees based upon gross proceeds of the offering, including acquisition and advisory fees payable to Cole Advisors II, will be calculated as though the purchaser paid either $9.75 per share or $10.00 per share, as applicable.

      Subscriptions may be combined for the purpose of determining the volume discounts in the case of subscriptions made by any “purchaser,” as that term is defined below, provided all such shares are purchased through the same broker-dealer. The volume discount shall be prorated among the separate subscribers considered to be a single “purchaser.” Any request to combine more than one subscription must be made in writing, submitted simultaneously with the subscription for shares, and must set forth the basis for such request. Any such request will be subject to verification by our advisor that all of such subscriptions were made by a single “purchaser.”

      For the purposes of such volume discounts, the term “purchaser” includes:

•	an individual, his or her spouse and their children under the age of 21 who purchase the units for his, her or their own accounts;

•	a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employees’ trust, pension, profit-sharing or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code; and

•	all commingled trust funds maintained by a given bank.

      Notwithstanding the above, in connection with volume sales made to investors in our common stock, investors may request in writing to aggregate subscriptions as part of a combined order for purposes of determining the number of shares purchased, provided that any aggregate group of subscriptions must be received from the same broker-dealer, including our dealer manager. Any such reduction in selling commission will be prorated among the separate subscribers. An investor may reduce the amount of his or her purchase price to the net amount shown in the foregoing table, if applicable. If such investor does not reduce the purchase price, the excess amount submitted over the discounted purchase price shall be returned to the actual separate subscribers for shares. As set forth above, all requests to aggregate subscriptions must be made in writing, and except as provided in this paragraph, separate subscriptions will not be cumulated, combined or aggregated.

WHO MAY INVEST

      In order to purchase shares in this offering, you must:

•	meet the applicable financial suitability standards set forth under “Suitability Standards” immediately following the cover page of this prospectus; and

•	purchase at least the minimum number of shares as described below.

      The minimum purchase is 250 shares ($2,500). You may not transfer less shares than the minimum purchase requirement. In addition, you may not transfer, fractionalize or subdivide your shares so as to retain less than the number of shares required for the minimum purchase. In order to satisfy the minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $1,000. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

      After you have purchased the minimum investment, any additional purchase must be in increments of at least 100 shares ($1,000), except for purchases of shares pursuant to our dividend reinvestment plan which may be in lesser amounts.

      Because the minimum offering of our common stock is less than $24,755,449, Pennsylvania investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds.

      In the case of sales to fiduciary accounts, the suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares or by the beneficiary of the account. Our suitability standards are intended to help ensure that, given the long-term nature of an investment in our shares, our investment objectives and the relative illiquidity of our shares, shares of our common stock are an appropriate investment for those of you who become investors.

      Our advisor and its affiliates, as well as each participating broker-dealer, and any other person selling shares on our behalf are required to:

•	make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor based on information provided by such investor to the broker-dealer, including such investor’s age, investment objectives, investment experience, income, net worth, financial situation and other investments held by such investor; and

•	maintain records for at least six years of the information used to determine that an investment in the shares is suitable and appropriate for each investor.

In making this determination, your participating broker-dealer will, based on a review of the information provided by you, consider whether you:

•	meet the minimum income and net worth standards established in your state;

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of this type of investment;

•	the lack of liquidity of our common stock;

•	the role of our advisor in directing or managing your investment in us; and

•	the tax consequences of your investment.

HOW TO SUBSCRIBE

      Investors who meet the applicable suitability standards and minimum purchase requirements described in the “Who May Invest” section of this prospectus may purchase shares of common stock. If you want to purchase shares, you must proceed as follows:

(1) Read the entire prospectus and the current supplement(s), if any, accompanying this prospectus.

(2) Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Appendix B.

(3) Deliver a check to Cole Capital Corporation for the full purchase price of the shares being subscribed for, payable to “ , Cole Credit Property Trust II, Inc.” along with the completed subscription agreement. Certain dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check made payable to the escrow agent for the purchase price of your subscription. The name of the dealer appears on the subscription agreement.

(4) By executing the subscription agreement and paying the full purchase price for the shares subscribed for, you will attest that you meet the suitability standards as stated in the subscription agreement and agree to be bound by the terms of the subscription agreement.

      An approved trustee must process through us and forward us subscriptions made through IRAs, Keogh plans, 401(k) plans and other tax-deferred plans. If you want to purchase shares through an IRA, SEP or other tax-deferred account,                     has agreed to serve as IRA custodian for such purpose. We will pay the fees related to the establishment of investor accounts with                     , and we will also pay the fees related to the maintenance of any such account for the first year following its establishment. Thereafter,                     has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate.

SUPPLEMENTAL SALES MATERIAL

      In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. The sales materials may include information relating to this offering, the past performance of Cole Advisors II, our advisor, and its affiliates, property brochures and articles and publications concerning real estate. In certain jurisdictions, some or all of our sales material may not be permitted.

      The offering of shares is made only by means of this prospectus. Although the information contained in our supplemental sales material will not conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part.

LEGAL MATTERS

      Venable LLP, Baltimore, Maryland, will pass upon the legality of the common stock and Morris, Manning & Martin, LLP, Atlanta, Georgia, will pass upon legal matters in connection with our status as a REIT for federal income tax purposes. Morris, Manning & Martin, LLP will rely on the opinion of Venable LLP as to all matters of Maryland law. Neither Venable LLP nor Morris, Manning & Martin, LLP purport to represent our stockholders or potential investors, who should consult their own counsel. Morris, Manning & Martin, LLP also provides legal services to Cole Advisors II, our advisor, as well as affiliates of Cole Advisors II, and may continue to do so in the future.

EXPERTS

      The financial statements included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with our initial public offering. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

      This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and all of its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

      You can read our registration statement and our future SEC filings over the Internet at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov for further information on the operation of the public reference facilities.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of September 30, 2004	F-3
Consolidated Statement of Stockholder’s Equity for the period September 29, 2004
(date of inception) to September 30, 2004	F-4
Consolidated Statement of Cash Flows for the period September 29, 2004 (date of inception) to
September 30, 2004	F-5
Notes to Consolidated Financial Statements	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

Cole Credit Property Trust II, Inc.
Phoenix, Arizona

      We have audited the accompanying consolidated balance sheet of Cole Credit Property Trust II, Inc. (a development stage company) (the “Company”) as of September 30, 2004, and the related consolidated statements of stockholder’s equity, and cash flows for the period September 29, 2004 (date of inception) to September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2004, and its cash flows for the period September 29, 2004 (date of inception) to September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

December 7, 2004

COLE CREDIT PROPERTY TRUST II, INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

September 30, 2004

ASSETS
Cash and cash equivalents	$200,000

Total Assets	$200,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Stockholder’s equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued and outstanding	$—
Common stock, $.01 par value; 90,000,000 shares authorized, 20,000 shares issued and outstanding	200
Capital in excess of par value	199,800

Total Liabilities and Stockholder’s Equity	$200,000

See accompanying notes to consolidated financial statements.

COLE CREDIT PROPERTY TRUST II, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

For the Period September 29, 2004 (Date of Inception) to September 30, 2004

	Common Stock
			Capital in	Total
	Number of		Excess of	Stockholder’s
	Shares	Par Value	Par Value	Equity

Balance, September 29, 2004 (Date of Inception)	—	$—	$—	$—
Cash received from sale of common stock to Cole Holdings Corporation	20,000	200	199,800	200,000

Balance at September 30, 2004	20,000	$200	$199,800	$200,000

See accompanying notes to consolidated financial statements.

COLE CREDIT PROPERTY TRUST II, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period September 29, 2004 (Date of Inception) to September 30, 2004

CASH FLOWS FROM FINANCING ACTIVITIES —
Proceeds from issuance of common stock and cash and cash equivalents end of period	$200,000

See accompanying notes to consolidated financial statements.

COLE CREDIT PROPERTY TRUST II, INC.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004

1.	Organization:

      Cole Credit Property Trust II, Inc. (the “Company”) was organized as a corporation in Maryland on September 29, 2004. The Company is the sole general partner of and owns a 99.9% partnership interest in Cole Operating Partnership II, LP (“Cole Op II”). Cole REIT Advisor’s II, LLC (“Advisor”), the affiliated advisor to the Company, is the sole limited partner and owner of 0.1% of the partnership interests of Cole Op II. At September 30, 2004, Cole Op II had no assets, liabilities or equity. The Company intends to file a registration statement on Form S-11 with the Securities and Exchange Commission with respect to a public offering (the “Offering”) of 50,000,000 shares of common stock.

      A maximum of 45,000,000 shares may be sold to the public. In addition, the Company plans to register an additional 5,000,000 shares that will be available only to stockholders who elect to participate in the Company’s dividend reinvestment plan at $9.15 per share.

      The Company intends to use substantially all of the net proceeds from this offering to acquire and operate commercial real estate primarily consisting of high quality, freestanding, single-tenant retail properties net leased to creditworthy tenants located throughout the United States.

      The Company is in the development stage and has not begun operations. The consolidated statements include the accounts of the Company and its majority-owned subsidiary.

2.	Income Taxes:

      The Company intends to make an election to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code commencing with its taxable year ending December 31, 2005. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90% of its REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

3.	Capitalization:

      At September 30, 2004, the Company was authorized to issue 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. All shares of such stock have a par value of $.01 per share. On September 29, 2004 (date of inception), the Company sold 20,000 shares of common stock, at $10 per share, to Cole Holdings Corporation, the indirect owner of limited liability company interests of the Company’s advisor and manager. The Company’s Board of Directors may authorize additional shares of capital stock and amend their terms without obtaining shareholder approval.

4.	Concentration of Credit Risk:

      At September 30, 2004, the Company had cash on deposit in one financial institution in excess of federally insured levels; however, the Company has not experienced any losses in such account. The Company limits investment of cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on cash.

COLE CREDIT PROPERTY TRUST II, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Related Party Arrangements:

      Certain affiliates of the Company will receive fees and compensation in connection with the Offering, and the acquisition, management and sale of the assets of the Company. Cole Capital Corporation (“Cole Capital”), the affiliated dealer-manager, will receive a commission of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Cole Capital intends to reallow 100% of commissions earned to participating broker-dealers. In addition, up to 1.5% of gross proceeds before reallowance to participating broker-dealers, will be paid to Cole Capital as a dealer-manager fee. Cole Capital in its sole discretion, may reallow a portion of its dealer-manager fee to such participating broker-dealers as a marketing and due diligence expense reimbursement, based on such factors as the volume of shares sold by such participating broker-dealers and marketing support incurred as compared to those of the other participating broker-dealers.

      The Advisor, or its affiliates, may receive up to 1.5% of gross offering proceeds for reimbursement of organization and offering expenses upon the execution of the advisory agreement. All organization and offering expenses (excluding selling commissions and the dealer-manager fee) are being paid for by the Advisor or its affiliates and could be reimbursed by the Company up to 1.5% of gross offering proceeds. The Advisor or its affiliates also will receive acquisition and advisory fees of up to 2% of the contract purchase price of each asset for the acquisition, development or construction of real property.

      If the Advisor provides services, as determined by the independent directors, in connection with the origination or refinancing of any debt financing obtained by the Company that is used to acquire properties or to make other permitted investments, the Company will pay the Advisor a financing coordination fee equal to 1% of the amount available under such financing; provided, however, that the Advisor shall not be entitled to a financing coordination fee in connection with the refinancing of any loan secured by any particular property that was previously subject to a refinancing in which the Advisor received such a fee. Financing coordination fees payable from loan proceeds from permanent financing will be paid to the Advisor as the Company acquires such permanent financing. However, no acquisition fees will be paid on loan proceeds from any line of credit until such time as all net offering proceeds have been invested by the Company.

      The Company expects to pay Fund Realty Advisors, Inc. (“Fund Realty”), its property manager, fees for the management and leasing of the Company’s properties. Such fees are expected to equal 3% of gross revenues plus leasing commissions at prevailing market rates; provided however, that the aggregate of all property management and leasing fees paid to affiliates plus all payments to third parties will not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location. Fund Realty may subcontract its duties for a fee that may be less than the fee provided for in the Property Management Agreement.

      The Company will pay the Advisor an annual advisor asset management fee of 0.5% of aggregate asset value. The fee will be payable monthly in an amount equal to 0.04167% of aggregate asset value as of the last day of the immediately preceding month.

      If the Advisor or its affiliates provides a substantial amount of services, as determined by the Company’s independent directors, in connection with the sale of one or more properties, the Company will pay the Advisor up to one-half of the brokerage commission paid, but in no event to exceed an amount equal to 3% of the sales price of each property sold. In no event will the combined real estate commission paid to the Advisor, its affiliates and unaffiliated third parties exceed 6% of the contract sales price. In addition, after investors have received a return on their net capital contributions and a 7% annual cumulative, non-compounded return, then the Advisor is entitled to receive 15% of remaining net sale proceeds.

COLE CREDIT PROPERTY TRUST II, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Upon listing of the Company’s common stock on a national securities exchange or included for quotation on The Nasdaq Stock Market, a fee equal to 15% of the amount by which the market value of the Company’s outstanding stock plus all distributions paid by the Company prior to listing, exceeds the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate a 7% annual cumulative, non-compounded return to investors will be paid to the Advisor (the “Subordinated Incentive Listing Fee”).

      Upon termination of the Advisory Agreement with the Advisor, other than termination by the Company because of a material breach of the Advisory Agreement by the Advisor, a performance fee of 15% of the amount, if any, by which (i) the appraised asset value at the time of such termination plus total dividends paid to stockholders through the termination date exceeds (ii) the aggregate capital contribution contributed by investors less distributions from sale proceeds plus payment to investors of a 7% annual, cumulative, non-compounded return on capital. No subordinated performance fee will be paid if the Company has already paid or become obligated to pay the Advisor a Subordinated Incentive Listing Fee.

      The Company will reimburse the Advisor for all expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which it’s operating expenses (including the Asset Management Fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2% of average invested assets, or (ii) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate commissions.

6.	Independent Director’s Stock Option Plan:

      The Company has a stock option plan (the “2004 Independent Directors’ Stock Option Plan” or the “IDSOP”), which authorizes the grant of non-qualified stock options to our independent directors, subject to the absolute discretion of the board and the applicable limitations of the plan. The Company intends to grant options under the IDSOP to each qualifying director annually. The exercise price for the options granted under the IDSOP initially will be $9.15 per share (or greater, if such higher price as is necessary so that such options shall not be considered a “nonqualified deferred compensation plan” under Section 409A of the Internal Revenue Code of 1986, as amended). It is intended that the exercise price for future options granted under our independent director stock option plan will be at least 100.0% of the fair market value of our common stock as of the date that the option is granted. As of December 7, 2004, no options had been granted under the IDSOP. A total of 1,000,000 shares have been authorized and reserved for issuance under the IDSOP.

APPENDIX A

PRIOR PERFORMANCE TABLES

      The prior performance tables that follow present certain information regarding private real estate programs previously sponsored by related entities. Twenty-five partnerships formed from October 1, 1994 through September 30, 2004 have similar investment objectives to ours and purchased 21 retail centers aggregating approximately 1,771,000 square feet, one garden office building aggregating approximately 30,000 square feet and 22 single tenant retail properties aggregating approximately 529,000 square feet. One partnership purchased two land parcels for development aggregating approximately 452,000 square feet. The prior performance tables also include the activity of Cole Credit Property Trust, Inc. (CCPT), Cole Collateralized Senior Notes, LLC (CCSN), Cole Collateralized Senior Notes II, LLC (CCSN II) and the various offerings related to Cole Capital Partners’ tenant-in-common program.

      As of September 30, 2004, CCPT had raised approximately $14.1 million and had acquired five single-tenant commercial properties aggregating approximately 42,000 square feet.

      As of September 30, 2004, Cole Credit Property Fund Limited Partnership had raised $25.0 million and had acquired 14 single-tenant commercial properties or interests therein aggregating approximately 247,000 square feet. As of September 30, 2004, Cole Credit Property Fund II Limited Partnership had raised approximately $24.5 million and had acquired nine single-tenant commercial properties or interests therein aggregating approximately 282,000 square feet.

      As of September 30, 2004, CCSN had issued approximately $28.0 million in Series A Notes and acquired 33 single-tenant commercial properties, aggregating approximately 207,000 square feet. As of September 30, 2004, CCSN had sold fourteen properties, two of which were sold as part of Cole Capital Partners’ tenant-in-common program.

      As of September 30, 2004, CCSN II has issued approximately $27.9 million in Series B Notes and acquired seven single-tenant commercial properties aggregating approximately 124,000 square feet. As of September 30, 2004, CCSN II had sold three properties as part of Cole Capital Partners’ tenant-in-common program.

      Cole Partnerships, Inc., an entity affiliated with the officers of Cole Capital Advisors, has raised $5 million in a debt offering for general corporate purposes, including investments in joint ventures with affiliates, which has been repaid. This program is not considered to have similar investment objectives to this offering.

      In addition, Cole Capital Partners, through affiliated entities, offers properties to Section 1031 exchange investors in the form of the sale of tenant-in-common ownership interests in such properties. As of September 30, 2004, aggregate ownership interests of $14.8 million had been sold in five private offerings of properties located in four states. In addition, there are four other private offerings of tenant-in-common interests with an aggregate offering amount of approximately $9.8 million for which no amounts have been raised as of September 30, 2004.

      The investment objectives of previous private real estate programs formed from 1979 through 1992 are not similar to the investment objectives of the above programs due to the fact that those properties have been held for capital appreciation in the value of the underlying land.

      These tables contain information that may aid a potential investor in evaluating the program presented. However, the information contained in these tables does not relate to any properties we may purchase and the purchase of our shares will not create any ownership interest in the programs included in these tables. We intend to purchase properties as income-producing properties, with returns anticipated from income and any increase in the value of the properties.

      These tables are presented on a tax basis rather than on a GAAP basis. Tax basis accounting does not take certain income or expense accruals into consideration at the end of each fiscal year. Income may be understated in the tables, as GAAP accounting would require certain amortization or leveling of rental revenue, the amount of which is undetermined at this time. Expenses may be understated by monthly operating expenses, which are typically paid in arrears.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED)

      This table provides a summary of the experience of the sponsors of Prior Real Estate Programs for which offerings have been initiated since October 1, 2001. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth below is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All amounts are as of September 30, 2004.

	Cole Desert Palms	Cole Boulevard	Cole Santa Fe
	Power Center LP(1)	Square Investors LP	Investors LP

Dollar amount offered	$7,500,000	$10,700,000	$6,180,000
Dollar amount raised	7,500,000 (2)	10,000,000	6,180,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	554,000	797,200	494,400
Organizational expenses(6)	277,221	340,641	129,040
Other	—	—	—
Reserves	326,600	340,840	976,862
Percent available for investment	89%	89%	90%
Acquisition costs:
Prepaid items and fees related to purchase of property	268,210	15,371	24,628
Cash down payment	5,200,000	6,930,000	3,937,098
Acquisition fees(7)	1,000,000	1,039,500	386,400
Other	—	—	—

Total acquisition cost	6,468,210	7,984,871	4,348,126
Percent leverage	80%	80%	80%
Date offering began	11/2/01	05/15/02	09/04/02
Length of offering (in months)	2	7	3
Months to invest 90% of amount available for investment	1	2	1

	Cole Credit	Cole Credit	Cole Collateralized
	Property Fund LP	Property Fund II LP	Senior Notes, LLC

Dollar amount offered	$25,000,000	$25,000,000	$28,750,000 (3)
Dollar amount raised	25,000,000	24,494,500	28,038,500
Less offering expenses:
Selling commissions and discounts retained by affiliates	2,000,000	1,961,560	1,401,925
Organizational expenses(6)	478,170	449,873	660,585
Other	—	—	—
Reserve for operations	429,858	2,473,593	5,668,960
Percent available for investment	90%	90%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	384,288	194,338	537,738
Cash down payment	19,315,693	18,316,063	22,306,921
Acquisition fees(7)	2,151,522	1,007,301	1,317,486
Other	—	—	—

Total acquisition cost	21,851,503	19,517,702	24,162,145
Percent leverage	66%	63%	65%
Date offering began	11/15/02	07/01/03	09/15/03
Length of offering (months)	9	Ongoing	9
Months to invest 90% of amount available for investment	10	N/A	5

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

	Cole Collateralized	Cole Credit	Staples in	Mimi’s Café in
	Senior Notes II, LLC	Property Trust, Inc.	Tulsa, OK(4)(5)	Lone Tree, CO(4)(5)

Dollar amount offered	$28,750,000 (3)	$100,000,000	$4,136,000	$2,446,000
Dollar amount raised	27,861,500	14,087,000	4,136,000	2,446,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	1,353,825	1,053,710	248,160	146,760
Organizational expenses(6)	611,343	775,326	41,360	24,460
Other	—	—	—	—
Reserves	3,784,574	2,933,368	26,957	14,698
Percent available for investment	93%	87%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	501,369	345,186	30,000	60,280
Cash down payment	19,485,354	9,965,542	3,760,640	2,150,000
Acquisition fees(7)	1,716,968	147,480	55,840	64,500
Other	—	—	—	—

Total acquisition cost	21,703,941	10,458,208	3,846,480	2,274,780
Percent leverage	50%	37%	0%	0%
Date offering began	02/01/04	04/06/04	02/13/04	04/20/04
Length of offering (in months)	Ongoing	Ongoing	7	4
Months to invest 90% of amount available for investment	N/A	N/A	4	2

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in	Walgreens in
	Windsor, CO(4)(5)	Goldsboro, NC(4)(5)	Hamilton, OH(4)(5)	Carlsbad, NM(4) (5)

Dollar amount offered	$2,669,000	$2,570,000	$2,966,000	$2,289,739
Dollar amount raised	2,669,000	2,570,000	2,850,000	—
Less offering expenses:
Selling commissions and discounts retained by affiliates	160,140	154,200	177,960	—
Organizational expenses(6)	26,690	25,700	29,660	—
Other	—	—	—	—
Reserves	40,667	18,589	26,021	—
Percent available for investment	93%	93%	93%	N/A
Acquisition costs:
Prepaid items and fees related to purchase of property	60,000	60,000	60,000	—
Cash down payment	2,393,460	2,303,985	2,668,047	—
Acquisition fees(7)	—	—	—	—
Other	28,710	26,115	30,333	—

Total acquisition cost	2,482,170	2,390,100	2,758,380	—
Percent leverage	52%	50%	51%	0%
Date offering began	06/03/04	06/30/04	07/01/04	07/13/04
Length of offering (in months)	3	3	Ongoing	Ongoing
Months to invest 90% of amount available for investment	3	3	3	N/A

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in
	Willimantic, CT(4)(5)	Edgewood, NM(4)(5)	Fairborn, OH(4)(5)

Dollar amount offered	$2,746,000	$2,134,000	$2,644,000
Dollar amount raised	—	—	—
Less offering expenses:
Selling commissions and discounts retained by affiliates	—	—	—
Organizational expenses(6)	—	—	—
Other	—	—	—
Reserve for operations	—	—	—
Percent available for investment	N/A	N/A	N/A
Acquisition costs:
Prepaid items and fees related to purchase of property	—	—	—
Cash down payment	—	—	—
Acquisition fees(7)	—	—	—
Other	—	—	—

Total acquisition cost			—
Percent leverage	0%	0%	0%
Date offering began	09/15/04	09/15/04	09/30/04
Length of offering (months)	Ongoing	Ongoing	Ongoing
Months to invest 90% of amount available for investment	N/A	N/A	N/A

NOTES TO TABLE I

(1)	Amounts reflect the Partnership’s pro rata share of its investment in a joint venture.

(2)	Amount includes $500,000 of equity from a joint venture partner.

(3)	Amount includes an over allotment of $3,750,000 available under the offering.

(4)	The Offering is a Tenant in Common Program sponsored by Cole Capital Partners which consists of the sale of tenant in common interests in properties owned by subsidiaries of Cole Collateralized Senior Notes, LLC or Cole Collateralized Senior Notes II, LLC.

(5)	Acquisition cost amounts represent the costs paid by the tenant in common investors to acquire interest in the properties.

(6)	Organizational expenses include legal, accounting, printing, escrow, filing, recording and other related expenses associated with the formation and original organization of the Program and also includes fees paid to the sponsor and to affiliates.

(7)	Acquisition fees include fees paid to the sponsor or affiliates based upon the terms of the memorandum.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED)

      The following sets forth the compensation received by affiliates of Cole Capital Advisors, Inc., including compensation paid out of the offering proceeds and compensation paid in connection with the ongoing operations of Prior Real Estate Programs, the offerings of which have been initiated since October 1, 2001. Each of the Prior Real Estate Programs for which information is presented below has similar or identical investment objectives to the Cole Credit Property Trust II, Inc. All amounts are as of September 30, 2004.

	Cole Desert Palms	Cole Boulevard	Cole Santa Fe
	Power Center LP	Square Investors LP	Investors LP

Date offering commenced	11/2/01	05/15/02	09/04/02
Dollar amount raised	$7,500,000	$10,000,000	$6,180,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	201,625	238,718	142,020
Acquisition fees(1)
Real estate commissions	1,003,509	1,039,500	389,210
Advisory fees	50,000	50,000	25,000
Other	78,500	116,476	69,000
Dollar amount of cash generated from operations before deducting payments to sponsor	2,005,346	2,313,754	1,322,562
Amount paid to sponsor from operations:
Property management fees	355,700	95,931	260,520
Partnership management fees	183,300	120,833	112,500
Reimbursements	21,566	9,223	10,620
Leasing commissions	18,459	24,372	104,721
Other	46,247	104,552	41,808
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	30,260,844	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	944,800	976,500	3,129
Other	—	—	—

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

	Cole Credit	Cole Credit	Cole Collateralized
	Property Fund LP	Property Fund II LP	Senior Notes, LLC

Date offering commenced	11/15/02	07/01/03	09/15/03
Dollar amount raised	$25,000,000	$24,494,500	$28,038,500
Amount paid to sponsor from proceeds of offering:
Underwriting fees	297,820	163,043	496,653
Acquisition fees(1)
Real estate commissions	2,151,522	1,007,301	1,317,486
Advisory fees	—	—	—
Other	—	—	—
Dollar amount of cash generated from operations before deducting payments to sponsor	4,401,594	1,675,800	628,275
Amount paid to sponsor from operations:
Property management fees	90,543	43,537	176,368
Partnership management fees	—	—	—
Reimbursements	2,992	207	—
Leasing commissions	—	—	—
Other	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other	—	—	—

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

      The following sets forth the compensation received by affiliates of Cole Capital Advisors, Inc., including compensation paid out of the offering proceeds and compensation paid in connection with the ongoing operations of Prior Real Estate Programs, the offerings of which have been initiated since October 1, 2001. Each of the Prior Real Estate Programs for which information is presented below has similar or identical investment objectives to the Cole Credit Property Trust II, Inc. All amounts are as of September 30, 2004.

	Cole Collateralized	Cole Credit Property	Staples in	Mimi’s in
	Senior Notes II, LLC	Trust, LLC	Tulsa, OK	Lone Tree, CO

Date offering commenced	2/1/04	04/06/04	02/13/04	04/20/04
Dollar amount raised	$27,861,500	$14,087,000	$4,136,000	$2,446,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	445,568	289,868	41,360	24,460
Acquisition fees(1)
Real estate commissions	1,716,968	147,480	55,840	64,500
Advisory fees	—	—	—	—
Other	—	—	—	—
Dollar amount of cash generated from operations before deducting payments to sponsor	(65,166)	157,745	114,239	48,744
Amount paid to sponsor from operations:
Property management fees	49,603	6,388	—	—
Partnership management fees	—	18,363	954	1,000
Reimbursements	—	—	—	—
Leasing commissions	—	—	—	—
Other	—	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—	—
Notes	—	—	—	—
Amount paid to sponsor from property sales and refinancing Incentive fees	—	—	—	—
Real estate commissions	—	—	—	—
Other	—	—	—	—

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in	Walgreens in
	Windsor, CO	Goldsboro, NC	Hamilton, OH	Carlsbad, NM

Date offering commenced	06/03/04	06/30/04	07/01/04	07/13/04
Dollar amount raised	$2,669,000	$2,570,000	$2,850,000	$—
Amount paid to sponsor from proceeds of offering:
Underwriting fees	26,690	25,700	29,660	—
Acquisition fees(1)
Real estate commissions	—	—	—	—
Advisory fees	—	—	—	—
Other	28,710	26,115	30,333	—
Dollar amount of cash generated from operations before deducting payments to sponsor	34,535	18,798	26,245	—
Amount paid to sponsor from operations:
Property management fees	—	—	—	—
Partnership management fees	484	210	642	—
Reimbursements	—	—	—	—
Leasing commissions	—	—	—	—
Other	—	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—	—
Notes	—	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—	—
Real estate commissions	—	—	—	—
Other	—	—	—	—

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

      The following sets forth the compensation received by affiliates of Cole Capital Advisors, Inc., including compensation paid out of the offering proceeds and compensation paid in connection with the ongoing operations of Prior Real Estate Programs, the offerings of which have been initiated since October 1, 2001. Each of the Prior Real Estate Programs for which information is presented below has similar or identical investment objectives to the Cole Credit Property Trust II, Inc. All amounts are as of September 30, 2004.

	Walgreens in	Walgreens in	20 Other
	Willimantic, CT	Edgewood, NM	Programs

Date offering commenced	09/15/04	09/15/04
Dollar amount raised	$—	$—	$4,980,850
Amount paid to sponsor from proceeds of offering:
Underwriting fees	—	—	239,318
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other	—	—	393,750
Dollar amount of cash generated from operations before deducting payments to sponsor	—	—	7,778,879
Amount paid to sponsor from operations:
Property management fees	—	—	564,565
Partnership management fees	—	—	1,088,159
Reimbursements	—	—	128,263
Leasing commissions	—	—	661,164
Other	—	—	430,582
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	69,401,969
Notes	—	—	4,175,000
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	3,468,155
Other	—	—	928,288

NOTES TO TABLE II

(1)	Properties are acquired with a combination of funds from offering proceeds and leverage. The acquisition and development fees and the leasing commissions reported in this table include the total amount of fees paid to the sponsor or its affiliates regardless of the funding source for these costs.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)

      The following sets forth the unaudited operating results of Prior Real Estate Programs sponsored by affiliates of Cole Capital Advisors, Inc., the offerings of which have been closed since October 1, 1999. The information relates only to programs with investment objectives similar to those of Cole Credit Property Trust II, Inc. All amounts are as of December 31 of the year indicated (except for 2004, which are as of September 30, 2004).

	Santa Fe Square Investors LP (Sold)
	June 1999

						2004
	1999	2000	2001	2002	2003	(As of 9/30/04)

Gross revenues	$1,081,501	$2,259,295	$2,398,989	$1,272,655	$—	$—
Profit (loss) on sale of properties	—	—	—	5,547,845	—	—
Less:
Operating expenses(4)	329,063	800,797	818,962	876,085	—	—
Interest expense	119,567	262,446	257,632	203,924	—	—
Depreciation(3)	110,119	254,345	287,320	203,285	—	—

Net income (loss) — Tax basis(6)	$522,753	$941,707	$1,035,075	$5,537,206	$—	$—

Taxable income
— from operations	$522,753	$941,707	$1,035,075	$(10,639)	$—	$—
— from gain on sale	—	—	—	5,547,845	—	—
Cash generated
— from operations(5)	632,871	1,196,052	1,322,395	192,646	—	—
— from sales	—	—	—	3,451,259	—	—
— from refinancing	—	—	—	11,531,507	—	—

Cash generated from operations, sales and refinancing	632,871	1,196,052	1,322,395	15,175,412	—	—
Less: Cash distributions to investors
— from operating cash flow	242,571	842,777	880,000	696,000	—	—
— from sales and refinancing	—	—	—	13,502,268	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	390,300	353,277	442,395	977,144	—	—
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$390,300	$353,277	$442,395	$977,144	$—	$—

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$48.40	$87.20	$95.84	$(0.99)	$—	$—
— from recapture	—	—	—	68.92	—	—
Capital gain (loss)	—	—	—	444.77	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	22.46	78.03	81.48	314.65	—	—
— return of capital	—	—	—	1,000.00	—	—
Source (on cash basis)
— sales	—	—	—	1,250.21	—	—
— refinancing	—	—	—	—	—	—
— operations	22.46	78.03	81.48	64.44	—	—
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table						0%

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) — (Continued)

      The following sets forth the unaudited operating results of Prior Real Estate Programs sponsored by affiliates of Cole Capital Advisors, Inc., the offerings of which have been closed since October 1, 1999. The information relates only to programs with investment objectives similar to those of Cole Credit Property Trust II, Inc. All amounts are as of December 31 of the year indicated (except for 2004, which are as of September 30, 2004).

	Cole Southwest Opportunity Fund LP
	April 2000

					2004
	2000	2001	2002	2003	(As of 9/30/04)

Gross revenues	$111,878	$99,913	$21,844	$5,025	$1,567
Profit (loss) on sale of properties	—	—	(579,289)	—	291,143
Less:
Operating expenses(4)	452	30,885	452,248	390,459	305,143
Interest expense	—	—	206,664	110,938	70,802
Depreciation(3)	1,213	3,638	1,436,399	1,112,258	226,171

Net income (loss) — Tax basis(6)	$110,213	$65,390	$(2,652,756)	$(1,608,630)	$(309,406)

Taxable income
— from operations	$110,213	$65,390	$(2,073,467)	$(1,608,630)	$(600,549)
— from gain on sale	—	—	(579,289)	—	291,143
Cash generated
— from operations(5)	111,426	69,028	(637,068)	(496,372)	(374,378)
— from sales	—	—	2,393,644	—	702,856
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	111,426	69,028	1,756,576	(496,372)	328,478
Less: Cash distributions to investors
— from operating cash flow	16,598	—	—	—	—
— from sales and refinancing	—	—	—	—	—
— from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	94,828	69,028	1,756,576	(496,372)	328,478
Less: Special items (not including sales and refinancing)	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$94,828	$69,028	$1,756,576	$(496,372)	$328,478

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$12.35	$4.70	$(149.11)	$(115.68)	$(43.19)
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	(41.66)	—	20.94
Cash distributions to investors:
Source (on tax basis)
— investment income	1.86	—	—	—	—
— return of capital	—	—	—	—	—
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	1.86	—	—	—	—
— other	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) — (Continued)

      The following sets forth the unaudited operating results of Prior Real Estate Programs sponsored by affiliates of Cole Capital Advisors, Inc., the offerings of which have been closed since October 1, 1999. The information relates only to programs with investment objectives similar to those of Cole Credit Property Trust II, Inc. All amounts are as of December 31 of the year indicated (except for 2004, which are as of September 30, 2004).

	Cole Desert Palms Power					Cole Blvd. Sq.
	Center LP — (Sold)					Investors LP — (Sold)
	November 2001					May 2002

				2004				2004
	2001	2002	2003	(As of 9/30/04)		2002	2003	(As of 9/30/04)

Gross revenues	$317,225	$3,412,505	$3,412,222	$11,020		$1,885,886	$4,404,802	$3,414,898
Profit (loss) on sale of properties	—	—	4,321,425	146,273		—	—	8,520,234
Less:
Operating expenses(4)	97,390	954,504	1,151,491	170,210		686,067	1,511,374	1,200,400
Interest expense	148,106	1,638,384	1,612,813	—		912,735	2,028,457	1,407,710
Depreciation(3)	53,595	1,011,006	815,795	—		486,358	1,354,613	1,148,628

Net income (loss) — Tax basis(6)	$18,134	$(191,389)	$4,153,548	$(12,917)		$(199,274)	$(489,642)	$8,178,394

Taxable income
— from operations	$18,134	$(191,389)	$(167,877)	$(159,190)		$(199,274)	$(489,642)	$(341,840)
— from gain on sale	—	—	4,321,425	146,273		—	—	8,520,234
Cash generated
— from operations(5)	71,729	819,617	647,918	(159,190)		287,084	864,971	806,788
— from sales	—	—	9,219,079	—		—	—	14,423,979
— from refinancing	—	—	—	—		—	—	—

Cash generated from operations, sales and refinancing	71,729	819,617	9,866,997	(159,190)		287,084	864,971	15,230,767
Less: Cash distributions to investors
— from operating cash flow	576	459,561	599,375	306,250		102,209	1,057,611	850,000
— from sales and refinancing	—	—	—	8,082,375		—	—	12,837,500
— from other	—	—	—	—		—	—	—

Cash generated (deficiency) after cash distributions	71,153	360,056	9,267,622	(8,547,815)		184,875	(192,640)	1,543,267
Less: Special items (not including sales and refinancing)	—	—	—	—		—	—	—

Cash generated (deficiency) after cash distributions and special items	$71,153	$360,056	$9,267,622	$(8,547,815	)(1)	$184,875	$(192,640)	$1,543,267

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$2.59	$(27.34)	$(23.98)	$(22.74)		$(19.93)	$(48.96)	$(34.18)
— from recapture	—	—	215.86	—		—	—	246.21
Capital gain (loss)	—	—	401.49	20.90		—	—	605.81
Cash distributions to investors:
Source (on tax basis)
— investment income	0.08	65.65	85.63	43.75		10.22	105.76	85.00
— return of capital	—	—	—	—		—	—	—
Source (on cash basis)
— sales	—	—	—	1,154.63		—	—	1,283.75
— refinancing	—	—	—	—		—	—	—
— operations	0.08	65.65	85.63	43.75		10.22	105.76	85.00
— other	—	—	—	—		—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table				0%				0%

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) — (Continued)

      The following sets forth the unaudited operating results of Prior Real Estate Programs sponsored by affiliates of Cole Capital Advisors, Inc., the offerings of which have been closed since October 1, 1999. The information relates only to programs with investment objectives similar to those of Cole Credit Property Trust II, Inc. All amounts are as of December 31 of the year indicated (except for 2004, which are as of September 30, 2004).

				Cole Credit Property
	Cole Santa Fe Investors LP			Fund LP
	September 2002			November 2002

			2004			2004
	2002	2003	(As of 9-30-04)	2002	2003	(As of 9-30-04)

Gross revenues	$1,293,152	$2,545,914	$1,676,182	$—	$3,360,284	$4,323,293
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	431,161	883,118	823,648	762	222,734	781,282
Interest expense	581,968	1,144,762	858,198	—	849,115	1,521,625
Depreciation(3)	247,530	895,291	274,737		1,351,646	1,225,236

Net income (loss) — Tax basis(6)	$32,493	$(377,257)	$(280,401)	$(762)	$936,789	$795,150

Taxable income
— from operations	$32,493	$(377,257)	$(280,401)	$(762)	$936,789	$795,150
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	280,023	518,034	(5,644)	(762)	2,288,435	2,020,386
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	280,023	518,034	(5,644)	(762)	2,288,435	2,020,386
Less: Cash distributions to investors
— from operating cash flow	6,253	568,574	—	—	1,400,125	1,640,623
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	273,770	(50,540)	(5,644)	(762)	888,310	379,763
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$273,770	$(50,540)	$(5,644)	$(762)	$888,310	$379,763

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$5.26	$(61.04)	$(45.37)	$(0.47)	$37.47	$31.81
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	1.01	92.00	—	—	56.01	65.62
— return of capital	—	—	—	—	—	—
Source (on cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	1.01	92.00	—	—	56.01	65.62
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table			100%			100%

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) — (Continued)

      The following sets forth the unaudited operating results of Prior Real Estate Programs sponsored by affiliates of Cole Capital Advisors, Inc., the offerings of which have been closed since October 1, 1999. The information relates only to programs with investment objectives similar to those of Cole Credit Property Trust II, Inc. All amounts are as of December 31 of the year indicated (except for 2004, which are as of September 30, 2004).

	Cole Credit Property		Cole Collateralized			Cole Collateralized	Cole Credit Property
	Fund II LP		Senior Notes, LLC			Senior Notes II	Trust, Inc.
	July 2003		September 2003			February 2004	April 2004

		2004		2004		2004	2004
	2003	(As of 9-30-04)	2003	(As of 9-30-04)		(As of 9-30-04)	(As of 9-30-04)

			(2)	(2)		(2)
Gross revenues	$128,655	$2,095,867	$162,409	$3,774,044		$1,147,362	$218,495
Profit (loss) on sale of properties	—	—	—	2,538,909		—	—
Less:
Operating expenses(4)	8,574	93,123	7,327	249,109		69,234	29,544
Interest expense	6,438	484,331	248,806	2,979,304		1,192,897	55,956
Depreciation(3)	21,234	811,358	52,656	281,227		—	87,798

Net income (loss) — Tax basis(6)	$92,409	$707,055	$(146,380)	$2,803,313		$(114,769)	$45,196

Taxable income
— from operations	$92,409	$707,055	$(146,380)	$264,404		$(114,769)	$45,196
— from gain on sale	—	—	—	2,538,909		—	—
Cash generated
— from operations(5)	113,643	1,518,413	(93,724)	545,631		(114,769)	132,994
— from sales	—	—	—	14,103,868		—	—
— from refinancing	—	—	—	—		—	—

Cash generated from operations, sales and refinancing	113,643	1,518,413	(93,724)	14,649,499		(114,769)	132,994
Less: Cash distributions to investors
— from operating cash flow	18,795	1,077,357	— (2)	—	(2)	— (2)	—
— from sales and refinancing	—	—	—	—		—	—
— from other	—	—	—	—		—	—

Cash generated (deficiency) after cash distributions	94,848	441,056	(93,724)	14,649,499		(114,769)	132,994
Less: Special items (not including sales and refinancing)	—	—	—	—		—	—

Cash generated (deficiency) after cash distributions and special items	$94,848	$441,056	$(93,724)	$14,649,499		$(114,769)	$132,994

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$6.56	$28.87	$— (2)	$—	(2)	$— (2)	$3.21
— from recapture	—	—	—	—		—	—
Capital gain (loss)	—	—	—	—		—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	1.33	43.98	— (2)	—	(2)	— (2)	—
— return of capital	—	—	—	—		—	—
Source (on cash basis)
— sales	—	—	—	—		—	—
— refinancing	—	—	—	—		—	—
— operations	1.33	43.98	—	—		—	—
— other	—	—	—	—		—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table		80%		91%		78%	74%

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) — (Continued)

      The following sets forth the unaudited operating results of Prior Real Estate Programs sponsored by affiliates of Cole Capital Advisors, Inc., the offerings of which have been closed since October 1, 1999. The information relates only to programs with investment objectives similar to those of Cole Credit Property Trust II, Inc. All amounts are as of December 31 of the year indicated (except for 2004, which are as of September 30, 2004).

	Staples-	Mimi’s Café-	Walgreens-	Walgreens-	Walgreens-	Walgreens-
	Tulsa, OK	Lone Tree, CO	Windsor, CO	Goldsboro, NC	Hamilton, OH	Carlsbad, NM
	February 2004	April 2004	June 2004	June 2004	July 2004	July 2004

	2004	2004	2004	2004	2004	2004
	(As of 9-30-04)	(As of 9-30-04)	(As of 9-30-04)	(As of 9-30-04)	(As of 9-30-04)	(As of 9-30-04)

Gross revenues	$114,239	$48,744	$47,466	$19,250	$30,022	$—
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	954	1,000	559	263	712	—
Interest expense	—	—	12,836	399	3,707	—
Depreciation(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$113,285	$47,744	$34,051	$18,588	$25,603	$—

Taxable income
— from operations	$113,285	$47,744	$34,051	$18,588	$25,603	$—
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	113,285	47,744	34,051	18,588	25,603	—
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	113,285	47,744	34,051	18,588	25,603	—
Less: Cash distributions to investors
— from operating cash flow	86,328	32,227	—	—	—	—
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	26,957	14,517	34,051	18,588	25,603	—
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$26,957	$14,517	$34,051	$18,588	$25,603	$—

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$27.39	$19.52	$—	$—	$—	$—
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	20.87	13.58	—	—	—	—
— return of capital	—	—	—	—	—	—
Source (on cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	20.87	13.58	—	—	—	—
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table	100%	100%	100%	100%	100%	0%

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) — (Continued)

      The following sets forth the unaudited operating results of Prior Real Estate Programs sponsored by affiliates of Cole Capital Advisors, Inc., the offerings of which have been closed since October 1, 1999. The information relates only to programs with investment objectives similar to those of Cole Credit Property Trust II, Inc. All amounts are as of December 31 of the year indicated (except for 2004, which are as of September 30, 2004).

	Walgreens-	Walgreens-	Walgreens-
	Willimantic, CT	Edgewood, NM	Fairborn, OH
	July 2004	July 2004	July 2004

	2004	2004	2004
	(As of 9-30-04)	(As of 9-30-04)	(As of 9-30-04)

Gross revenues	$—	$—	$—
Profit (loss) on sale of properties	—	—	—
Less:
Operating expenses(4)	—	—	—
Interest expense	—	—	—
Depreciation(3)	—	—	—

Net income (loss) — Tax basis(6)	$—	$—	$—

Taxable income
— from operations	$—	$—	$—
— from gain on sale	—	—	—
Cash generated
— from operations(5)	—	—	—
— from sales	—	—	—
— from refinancing	—	—	—

Cash generated from operations, sales and refinancing	—	—	—
Less: Cash distributions to investors
— from operating cash flow	—	—	—
— from sales and refinancing	—	—	—
— from other	—	—	—

Cash generated (deficiency) after cash distributions	—	—	—
Less: Special items (not including sales and refinancing)

Cash generated (deficiency) after cash distributions and special items	$—	$—	$—

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$—	$—
— from recapture	—	—	—
Capital gain (loss)	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	—	—
— return of capital	—	—	—
Source (on cash basis)
— sales	—	—	—
— refinancing	—	—	—
— operations	—	—	—
— other	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table	0%	0%	0%

NOTES TO TABLE III

(1)	The liquidating distribution of cash from the sale and 4th quarter operating results was made in 2004.

(2)	Investors in this program receive interest at 9 1/4% per annum, which is included in interest expense. Therefore, tax and cash distribution data per $1,000 invested is not applicable.

(3)	Amortization of organizational costs is computed over a period of 60 months. Depreciation of commercial real property is determined on the straight-line method over an estimated useful life of 39 years. Leasehold interests are amortized over the life of the lease.

(4)	Operating expenses include management fees paid to affiliates for such services as accounting, property supervision, etc.

(5)	Cash generated from operations generally includes net income plus depreciation and amortization plus any decreases in accounts receivable and accrued rental income or increases in accounts payable minus any increases in accounts receivable and accrued rental income or decreases in accounts payable. In addition, cash generated from operations is reduced for any property costs related to development projects and is increased by proceeds when the project is sold (usually in less than twelve months).

(6)	The partnership’s maintain their books on a tax basis of accounting rather than a GAAP basis. There are several potential differences in tax and GAAP basis, including, among others; (a) tax basis accounting does not take certain income or expense accruals into consideration at the end of each fiscal year, (b) rental income is recorded on a tax basis, as it is received where it is accrued on a straight-line basis over the life of the lease for GAAP, and (c) all properties are recorded at cost and depreciated over their estimated useful life on a tax basis even if they qualify as a direct financing lease for GAAP purposes.

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED)

      The following table presents summary information on the results of Prior Real Estate Programs that completed operations since October 1, 1999 and that had similar or identical investment objectives to those of Cole Credit Property Trust II, Inc. All amounts are from the inception of the program to the date the program was completed.

		Fiesta Plaza	Palm Lane	Alta Mesa	Thunderbird	McRay
	Vista Plaza	Income	Office Income	Retail Income	Plaza Value	Plaza
Program Name	Investors LP	Investors LP	Investors LP	Investors LP	Enhancement LP	Investors LP

Dollar amount raised	$900,000	$2,425,000	$475,000	$2,575,000	$3,025,000	$2,275,000
Number of properties purchased	1	1	1	1	1	1
Date of closing of offering	10/5/95	04/16/96	03/16/94	02/25/97	11/24/97	03/13/96
Date of first sale of property	11/22/99	12/22/99	06/12/00	02/06/01	03/28/01	04/11/01
Date of final sale of property	11/22/99	12/22/99	06/12/00	02/06/01	03/28/01	04/11/01

Tax and Distribution Data Per $1,000 Investment Through 12/31/03
Federal income tax results:
Ordinary income (loss)
— from operations	381	370	(245)	301	193	496
— from recapture	75	66	250	68	132	237
Capital gain (loss)	457	299	1,124	233	478	438

Deferred gain
— Capital	—	—	—	—	—	—
— Ordinary	—	—	—	—	—	—

Cash distributions to investors
Source (on Tax Basis)
— Investment income	667,952	1,421,698	407,883	1,223,459	1,927,417	2,140,048
— Return of capital	900,000	2,425,000	475,000	2,575,000	3,025,000	2,275,000

Source (on cash basis)
— Sales	1,115,027	2,878,718	616,075	2,720,301	2,817,910	3,074,119
— Refinancing	—	—	—	—	1,650,000	—
— Operations	452,925	967,980	266,808	1,078,158	484,507	1,340,929
— Other	—	—	—	—	—	—

Receivable on net purchase money financing	—	—	—	—	—	—

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)

     The following table presents summary information on the results of Prior Real Estate Programs that completed operations since October 1, 1999 and that had similar or identical investment objectives to those of Cole Credit Property Trust II, Inc. All amounts are from the inception of the program to the date the program was completed.

		McCormick		Sun City			Regal Square
		Ranch Office	Cole Arizona	Grand Retail	3001 East	Mesa Retail	Value
	Fiesta Palms	Income	Retail Income	Income	Camelback	Income	Enhancement
Program Name	Investors LP	Investors LP	Investors LP	Investors LP	Investors LP	Investors LP	Investors LP

Dollar amount raised	$700,000	$735,000	$3,200,000	$2,750,000	$600,000	$1,100,000	$2,300,000
Number of properties purchased	1	1	2	1	1	1	1
Date of closing of offering	01/05/95	12/16/94	09/02/97	01/15/98	11/04/94	04/26/96	05/19/97
Date of first sale of property	06/12/01	06/29/01	03/23/01	01/29/02	02/05/02	05/31/02	06/19/02
Date of final sale of property	06/12/01	06/29/01	07/11/01	01/29/02	02/05/02	05/31/02	06/19/02
Tax and Distribution Data Per $1,000 Investment Through 12/31/03
Federal income tax results:
Ordinary income (loss)
— from operations	(229)	337	261	325	(162)	366	419
— from recapture	347	279	63	71	420	102	90
Capital gain (loss)	782	1,981	493	309	1,284	504	485

Deferred gain
— Capital	—	—	—	—	—	—	—
— Ordinary	—	—	—	—	—	—	—

Cash distributions to investors
Source (on Tax Basis)
— Investment income	660,604	1,464,634	1,973,564	1,495,964	786,060	874,280	1,788,779
— Return of capital	700,000	735,000	3,200,000	2,750,000	600,000	1,100,000	2,300,000

Source (on cash basis)
— Sales	856,030	1,636,551	4,014,352	3,164,836	1,021,266	1,246,616	2,873,330
— Refinancing	—	—	—	—	—	—	—
— Operations	504,574	563,083	1,159,212	1,081,128	364,794	727,664	1,215,449
— Other	—	—	—	—	—	—	—

Receivable on net purchase money financing	—	—	—	—	—	—	—

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)

      The following table presents summary information on the results of Prior Real Estate Programs that completed operations since October 1, 1999 and that had similar or identical investment objectives to those of Cole Credit Property Trust II, Inc. All amounts are from the inception of the program to the date the program was completed.

			Sun Valley		Grand	North Phoenix	Arden Square
	Scottsdale	Santa Fe	Value	Dobson	Canyon	Value	Value
	Retail Income	Square	Enhancement	Square	Office	Enhancement	Enhancement
Program Name	Investors LP	Investors LP	Investors LP	Investors LP	Investors LP	Investors LP	Investors LP

Dollar amount raised	$6,500,000	$10,800,000	$2,500,000	$1,800,000	$1,070,000	$2,050,000	$2,000,000
Number of properties purchased	1	1	1	1	1	1	1
Date of closing of offering	01/07/97	06/14/00	01/11/99	09/25/95	10/12/95	02/28/97	08/25/97
Date of first sale of property	07/12/02	02/14/02	10/25/02	12/24/02	04/28/03	04/30/03	12/16/02
Date of final sale of property	07/12/02	09/26/02	12/30/02	12/24/02	04/28/03	04/30/03	12/16/02
Tax and Distribution Data Per $1,000 Investment Through 12/31/03
Federal income tax results:
Ordinary income (loss)
— from operations	379	230	136	781	161	617	272
— from recapture	105	69	59	136	338	103	106
Capital gain (loss)	221	445	480	851	1,454	381	370

Deferred gain
— Capital	—	—	—	—	—	—	—
— Ordinary	—	—	—	—	—	—	—

Cash distributions to investors
Source (on Tax Basis)
— Investment income	3,868,802	5,363,615	1,186,350	2,261,340	1,682,452	1,900,289	1,222,229
— Return of capital	6,500,000	10,800,000	2,500,000	1,800,000	1,070,000	2,050,000	2,000,000

Source (on cash basis)
— Sales	6,500,000	13,502,268	3,167,600	2,592,864	2,088,640	2,409,980	2,189,600
— Refinancing	—	—	—	—	—	—	—
— Operations	3,868,802	2,661,347	518,750	1,468,476	663,812	1,540,309	1,032,629
— Other	—	—	—	—	—	—	—

Receivable on net purchase money financing	—	—	—	—	—	—	—

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)

      The following table presents summary information on the results of Prior Real Estate Programs that completed operations since October 1, 1999 and that had similar or identical investment objectives to those of Cole Credit Property Trust II, Inc. All amounts are from the inception of the program to the date the program was completed.

			Cole
	Cole Desert	Siete Square	Boulevard
	Palms Power	Retail Income	Square
Program Name	Center LP	Investors LP	Investors LP

Dollar amount raised	$7,500,000	$1,875,000	$10,000,000
Number of properties purchased	1	1	1
Date of closing of offering	12/31/01	09/14/98	11/25/02
Date of first sale of property	12/30/03	02/20/04	09/10/04
Date of final sale of property	12/30/03	02/20/04	09/10/04

Tax and Distribution Data Per $1,000 Investment Through 12/31/03
Federal income tax results:
Ordinary income (loss)
— from operations	(71)	(154)	(103)
— from recapture	216	1,313	246
Capital gain (loss)	422	(578)	606

Deferred gain
— Capital	—	—	—
— Ordinary	—	—	—

Cash distributions to investors
Source (on Tax Basis)
— Investment income	1,948,137	837,544	4,847,320
— Return of capital	7,500,000	1,875,000	10,000,000

Source (on cash basis)
— Sales	8,082,375	1,899,975	12,837,500
— Refinancing	—	—	—
— Operations	1,365,762	812,569	2,009,820
— Other	—	—	—

Receivable on net purchase money financing	—	—	—

TABLE V

RESULTS OF SALES OR DISPOSALS OF PROPERTIES (UNAUDITED)

      This table provides summary information on the results of sales or disposals of properties since October 1, 2001 by Prior Real Estate Programs having similar investment objectives to those of Cole Credit Property Trust II, Inc. All amounts are through September 30, 2004.

			Selling Price, Net of Closing Costs and GAAP Adjustments

					Purchase Money	Adjustments
			Cash Received	Mortgage	Mortgage Taken	Resulting from
	Date	Date	Net of Closing	Balance at	Back by	Application of
Property	Acquired	of Sale	Costs	Time of Sale	Program	GAAP	Total

Sun City Grand Retail Income Investors LP	11/97	1/02	$3,197,902	$—	$—	$—	$3,197,902
3001 East Camelback Investors LP	9/94	2/02	1,051,213	1,454,550	—	—	2,505,763
Santa Fe Square Investors LP — Pad Sales	3/99	2/02	648,733	—	—	—	648,733
Mesa Retail Income Investors LP	5/96	5/02	1,523,302	—	—	—	1,523,302
Regal Square Value Enhancement Investors LP	4/97	6/02	3,227,211	—	—	—	3,227,211
Scottsdale Retail Income Investors LP	9/96	7/02	6,806,510	450,748	—	—	7,257,258
Cole Southwest Opportunity Fund LP — Las Vegas Land	9/00	6/02	2,393,644	—	—	—	2,393,644
Santa Fe Square Investors LP	7/99	9/02	2,802,526	15,382,902	—	—	18,185,428
Sun Valley Value Enhancement Investors LP	12/98	10/02	408,989	—	2,400,000 (1)	—	2,808,989
Sun Valley Value Enhancement Investors LP — Pad Sale	12/98	12/02	400,635	—	—	—	400,635
Dobson Square Investors LP	8/95	12/02	3,026,237	—	—	—	3,026,237
Arden Square Value Enhancement Investors LP	6/97	12/02	719,493	—	1,775,000 (2)	—	2,494,493
Grand Canyon Office Investors LP	3/95	4/03	1,629,802	1,824,070	—	—	3,453,872
North Phoenix Value Enhancement Investors LP	11/96	4/03	2,282,924	—	—	—	2,282,924
Cole Desert Palms Power Center LP	11/01	12/03	9,219,079	21,041,765	—	—	30,260,844
Cole Southwest Opportunity Fund LP — Las Vegas Telecom Land Sale	11/00	1/04	702,856	—	—	—	702,856
Siete Square Retail Income Investors LP	7/98	2/04	2,825,034	1,632,235	—	—	4,457,269
Cole Boulevard Square Investors LP	7/02	9/04	14,423,979	27,205,776	—	—	41,629,755
Cole Collateralized Senior Notes, LLC — Restaurant sales(3)	12/03	6/04-9/04	8,354,947	4,679,845	—	—	13,034,792
— TIC interests in Staples in Tulsa, OK(4)	12/03	6/04	773,335	2,800,000	—	—	3,573,335
— TIC interests in Mimi’s Café Lone Tree, CO(5)	12/03	6/04	278,141	1,361,168	—	—	1,639,309
— TIC interests in Walgreens Windsor, CO	6/04	8/04	2,393,460	2,871,000	—	—	5,264,460
— TIC interests in Walgreens Goldsboro, NC	6/04	9/04	2,303,985	2,611,510	—	—	4,915,495

TABLE V

RESULTS OF SALES OR DISPOSALS OF PROPERTIES (UNAUDITED) — (Continued)

      This table provides summary information on the results of sales or disposals of properties since October 1, 2001 by Prior Real Estate Programs having similar investment objectives to those of Cole Credit Property Trust II, Inc. All amounts are through September 30, 2004.

	Including Closing and Soft Costs
				Excess (Deficiency) of
	Original	Total Acquisition Cost,		Property Operating
	Mortgage	Capital Improvements,		Cash Receipts Over
Property	Financing	Closing and Soft Costs	Total	Cash Expenditures

Sun City Grand Retail Income Investors LP	$—	$2,411,259	$2,411,259	$1,186,097
3001 East Camelback Investors LP	1,000,000	822,276	1,822,276	355,878
Santa Fe Square Investors LP — Pad Sales	—	150,000	150,000	—
Mesa Retail Income Investors LP	—	1,053,310	1,053,310	611,815
Regal Square Value Enhancement Investors LP	—	1,980,952	1,980,952	1,469,388
Scottsdale Retail Income Investors LP	—	5,943,802	5,943,802	3,322,176
Cole Southwest Opportunity Fund LP — Las Vegas Land	—	3,212,377	3,212,377	(69,830)
Santa Fe Square Investors LP	3,443,065	10,381,619	13,824,684	3,343,964
Sun Valley Value Enhancement Investors LP	—	1,974,822	1,974,822	714,301
Sun Valley Value Enhancement Investors LP — Pad Sale	—	100,000	100,000	—
Dobson Square Investors LP	—	1,693,969	1,693,969	1,765,005
Arden Square Value Enhancement Investors LP	—	1,779,561	1,779,561	873,311
Grand Canyon Office Investors LP	—	2,314,208	2,314,208	898,878
North Phoenix Value Enhancement Investors LP	—	1,640,448	1,640,448	1,551,353
Cole Desert Palms Power Center LP	21,400,000	6,468,210	27,868,210	1,380,074
Cole Southwest Opportunity Fund LP
— Las Vegas Telecom Land Sale	—	554,072	554,072	(11,742)
Siete Square Retail Income Investors LP	1,800,000	1,659,816	3,459,816	410,455
Cole Boulevard Square Investors LP	27,720,000	7,984,871	35,704,871	1,958,843
Cole Collateralized Senior Notes, LLC
— Restaurant sales(3)	6,178,969	4,733,890	10,912,859	391,427
— TIC interests in Staples in Tulsa, OK	2,800,000	773,335	3,573,335	90,413
— TIC interests in Mimi’s Café Lone Tree, CO	1,361,168	278,141	1,639,309	56,390
— TIC interests in Walgreens Windsor, CO	3,900,000	5,264,460	9,164,460	34,051
— TIC interests in Walgreens Goldsboro, NC	3,691,000	4,915,495	8,606,495	18,588

NOTES TO TABLE V

(1)	The seller note was paid in full in December 2002.

(2)	The seller note was paid in full in June 2003.

(3)	Amounts represent the combined amounts of seven restaurants sold in separate transactions.

APPENDIX B

COLE CREDIT PROPERTY TRUST II, INC.

INSTRUCTIONS TO SUBSCRIBERS

      Any person desiring to subscribe for our common shares should carefully read and review the Prospectus, as supplemented to date, and if he/she desires to subscribe for shares, complete the Subscription Agreement/Signature Page that follows these instructions. Follow the appropriate instructions listed below for the items indicated. Please print in ballpoint pen or type the information.

A — INVESTMENT

Item(1)a	Enter the dollars and cents amount of the purchase and the number of shares to be purchased. Minimum purchase $2,500. Check the box to indicate whether this is an initial or an additional investment. The “Additional Investment” box must be checked in order for this subscription to be combined with another subscription for purposes of a volume discount. A completed Subscription Agreement is required for each initial and additional investment.
Item(1)b	Check the box to indicate if the Registered Representative chooses to purchase common stock net of selling commissions.

B — TYPE OF OWNERSHIP
FOR NON-CUSTODIAL OWNERSHIP ACCOUNTS, please mail the properly completed and executed Subscription Agreement/Signature Page and your check made payable to “ /ESCROW AGENT FOR COLE CREDIT PROPERTY TRUST II” to: Cole Capital Corporation, 2555 East Camelback Road, Suite 400, Phoenix, AZ 85016, Attn: Investor Services. If you have questions, please call 888-677-2653. FOR CUSTODIAL OWNERSHIP ACCOUNTS, checks should be made payable to the CUSTODIAN and sent along with this properly completed and executed form to the Custodian.
Item(2)a	Check the appropriate box to indicate the type of entity that is subscribing. (Entities for noncustodial ownership accounts appear on the left side; entities for custodial ownership accounts appear on the right side.) If this is an additional purchase, this should be completed exactly the same as previous investment. If the entity is a pension or profit sharing plan, indicate whether it is taxable or exempt from taxation under Section 501A of the Internal Revenue Code. Note: Pension or profit sharing plan appears under non-custodial ownership as well as custodial ownership – check non-custodial ownership if the plan has a trustee; custodial ownership if the plan has a custodian. If you check the Individual Ownership box and you wish to designate a Transfer on Death beneficiary, you may check the “TOD” box and you must fill out the Transfer on Death Form in order to effect the designation.
Item(2)b	Enter the exact name of the custodian or trustee and mailing address. If this is an additional purchase by a qualified plan, please use the same exact plan name as previously used.
Item(2)c	The custodian must complete this box by entering its custodian Tax ID number (for tax purposes), custodial account number and its telephone number.

C — SUBSCRIBER INFORMATION

Item(3)	For non-custodial ownership accounts, enter the exact name in which the shares are to be held. For co-subscribers enter the names of all subscribers. For custodial ownership accounts, enter FOB the name of the subscriber.
Item(4)	Enter mailing address, city, state, and zip code of the subscriber. Note: The custodian or trustee of custodial ownership accounts is the mailing address or address of record completed in Item(2)b.

Item(5)	Enter the residence address if different than the mailing address in Item(4). For custodial ownership accounts, enter the residence address of the subscriber.
Item(6)	Enter home telephone, business telephone and email address.
Item(7)	Enter birth date of subscriber and co-subscriber, if applicable, or date of incorporation.
Item(8)	Enter the Social Security number of subscriber and co-subscriber, if applicable. The subscriber is certifying that this number is correct. For custodial ownership accounts, enter the subscriber’s Social Security number (for identification purposes). Enter Tax ID number, if applicable.
Item(9)	Check the appropriate box. If the subscriber is a non-resident alien, he must apply to the United States Internal Revenue Service for an identification number via Form SS-4 for an individual or SS-5 for a corporation, and supply the number to the Company as soon as it is available.
Item (10)	Check this box if the subscriber is an employee of Cole or an individual who has been continuously affiliated with Cole as an independent contractor.

D — DIVIDEND OPTIONS
CHECK THE APPROPRIATE BOX TO INDICATE DIVIDEND OPTIONS FOR NON-CUSTODIAL OWNERSHIP ACCOUNTS.
Item (11)a	Check if you desire dividends to be mailed to address of record in Section C, Item(4) above.
Item (11)b	Check if you desire to participate in Dividend Reinvestment Program.
Item (11)c	If subscriber desires direct deposit of his/her cash dividends to an account or address other than as set forth in the Subscription Agreement/ Signature Page, check the preferred option and complete the required information. For ACH, indicate whether it is a checking or savings account, and enter the name of the institution/individual, mailing address, ABA number, and account number. MUST ENCLOSE VOIDED CHECK, if applicable. CHECK THE APPROPRIATE BOX TO INDICATE DIVIDEND OPTIONS FOR CUSTODIAL OWNERSHIP ACCOUNTS.
Item (12)a	Check if you desire dividends to be mailed to custodian.
Item (12)b	Check if you desire to participate in Dividend Reinvestment Program.

E — SIGNATURE

Item (13)	The Subscription Agreement/Signature Page must be executed by the subscriber(s), and if applicable, the trustee or custodian.

F — BROKER/DEALER REGISTERED REPRESENTATIVE

Item (14)	Enter the Registered Representative name, address, B/D Rep ID number, telephone number, and e-mail address. Also, enter the name of the broker dealer, home office address, and B/D Client Account number. By executing the Subscription Agreement/Signature Page, the Registered Representative substantiates compliance with the conduct rules of the NASD, by certifying that the Registered Representative has reasonable grounds to believe, based on information obtained from the investor concerning his, her or its investment objectives, other investments, financial situation and needs and any other information known by such Registered Representative, that investment in the Company is suitable for such investor in light of his, her or its financial position, net worth and other suitability characteristics and that the Registered Representative has informed the investor of all pertinent facts relating to the liability, liquidity and marketability of an investment in the Company during its term. The Registered Representative (authorized signature) should sign where provided.
Item (14)a	Check the box to indicate whether the Registered Representative chooses to purchase common stock net of selling commissions.

G — REGISTERED INVESTMENT ADVISOR (RIA)

Item (15)	Check the box to indicate whether this subscription was solicited or recommended by an investment advisor/broker/dealer whose agreement with the subscriber includes a fixed or “wrap” fee feature for advisory and related brokerage services, and, accordingly, may not charge the regular selling commission. No sales commissions are paid on these accounts. This box must be checked in order for such subscriber(s) to purchase shares net of the selling commissions.

SUBMISSION OF SUBSCRIPTION

FOR NON-CUSTODIAL OWNERSHIP ACCOUNTS, the properly completed and executed Subscription Agreement/Signature Page together with a check made payable to “ /ESCROW AGENT FOR COLE CREDIT PROPERTY TRUST II” should be mailed to: Cole Capital, 2555 East Camelback Road, Suite 400, Phoenix, AZ 85016, Attn: Investor Services. FOR CUSTODIAL OWNERSHIP ACCOUNTS, checks should be made payable to the CUSTODIAN and sent along with this properly completed and executed form to the Custodian.

NOTE: If a person other than the person in whose name the shares will be held is reporting the income received from the Company, you must notify the Company in writing of that person’s name, address and Social Security number.

ALL INVESTORS AND THEIR REGISTERED REPRESENTATIVES MUST SIGN THE SUBSCRIPTION AGREEMENT/SIGNATURE PAGE PRIOR TO TENDERING ANY FUNDS FOR INVESTMENT IN SHARES.

ACH LANGUAGE
I (we) hereby authorize Cole Credit Property Trust II, Inc. (“Company”) to deposit dividends from my (our) interest in stock of the Company into the account listed in Section D of Subscription Agreement at the financial institution indicated in Section D of Subscription Agreement. I further authorize the Company to debit my account noted in Section D of Subscription Agreement in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I withdraw funds erroneously deposited into my account before the Company reverses such deposit, I agree that the Company has the right to retain any future dividends that I am entitled until the erroneously deposited amounts are recovered by the Company.
This authorization is to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization.

COLE CREDIT PROPERTY TRUST II, INC.

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016 — 888.677.2653
SUBSCRIPTION AGREEMENT/SIGNATURE PAGE For Prospectus Dated                     , 2004
Please read this Subscription Agreement/Signature Page and the Terms and Conditions before signing.
Subscriber must read the Subscription Instructions.

A — INVESTMENT

(1)a	This subscription is in the amount of $ for the purchase of shares of Cole Credit Property Trust II, Inc. at $10 per share.

This is an: ☐ INITIAL INVESTMENT (Minimum $2,500) ☐ ADDITIONAL INVESTMENT (Minimum $1,000)
A completed Subscription Agreement is required for each initial and additional investment.

(1)b	☐ REGISTERED REPRESENTATIVE NAV PURCHASE

B — TYPE OF OWNERSHIP

Non-Custodial Ownership
Make check payable to: / Escrow Agent for Cole Credit Property Trust II
(2)a	☐	Individual Ownership — one signature required
	☐	TOD (Fill out TOD Form to effect designation)
	☐	Joint Tenants with Right of Survivorship — all parties must sign
	☐	Community Property — all parties must sign
	☐	Tenants in Common — all parties must sign
	☐	Tenants by the Entirety — all parties must sign
	☐	Corporate Ownership — authorized signature required
	☐	Partnership Ownership — authorized signature required
	☐	LLC Ownership — authorized signature required
	☐	Uniform Gifts to Minors Act — custodian signature required State of a Custodian for---------------
	☐	Pension or Profit Sharing Plan — trustee signature(s) required ☐ Taxable ☐ Exempt under §501A Name of Trustee or other Administrator

	☐	Trust — trustee or grantor signature(s) required ☐ Taxable ☐ Grantor A or B Date Trust Established Name of Trustee or other Administrator

	☐	Estate — personal representative signature required
	☐	Other (Specify)

Custodial Ownership
Make check payable to the Custodian listed below and send ALL paperwork directly to the Custodian
2(a)	☐	Traditional IRA — custodian signature required
	☐	Roth IRA — custodian signature required
	☐	KEOGH — trustee signature required
	☐	Simplified Employee Pension/Trust (S.E.P.) — trustee signature required
	☐	Pension or Profit Sharing Plan — custodian signature required ☐ Taxable ☐ Exempt under §501A Name of Trustee or other Administrator

	☐	Other (Specify)

(2)b
----------------------------------------------------------------------------------------------- Name of Custodian or Trustee

----------------------------------------------------------------------------------------------- Mailing Address

----------------------------------------------------------------------------------------------- City, State, Zip

2(c)	CUSTODIAN INFORMATION To Be Completed By Custodian Listed Above Custodian Tax ID# Custodial Account # Custodian Telephone

C — SUBSCRIBER INFORMATION

(3)	SUBSCRIBER
☐ Mr. ☐ Mrs. ☐ Ms.

Co-Subscriber
☐ Mr. ☐ Mrs. ☐ Ms.

(4)	Mailing Address

City, State & Zip Code

(5)	Residence Address
(if different from above)

City, State & Zip Code

(6)	Home Telephone		Business Telephone
Email Address

(7)	Birth Date/Date of Incorporation	------------ MM/DD/YY	Co-Subscriber Birth Date	------------ MM/DD/YY

(8)	Social Security #		Co-Subscriber Social Security #

Tax ID#

(9)	Please Indicate Citizenship Status ☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien

(10)	☐ Employee or Affiliate

D — DIVIDEND OPTIONS

Dividend Options

for Non-Custodial Accounts

(11)a ☐ Mail to Address of Record

(11)b ☐	Dividend Reinvestment Program: Subscriber elects to participate in the Dividend Reinvestment Program described in the Prospectus.

(11)c ☐	Dividends Directed To:

☐ Via Mail Complete information below
☐ Via Electronic Deposit (ACH) Complete Information below. See ACH language on page 2 of the instructions. MUST ENCLOSE VOIDED CHECK
☐ Checking    ☐ Savings

Name of Bank, Brokerage Firm or Individual

Mailing Address

City, State, Zip

Bank ABA# (for ACH Only) MUST enclose voided check

Account Number — MUST BE FILLED IN
Dividend Options
for Custodial Accounts

(12)a ☐	Mail To Custodial Account

☐ Dividend Reinvestment Program: Subscriber elects to participate in the Dividend Reinvestment Program described in the Prospectus

E – SUBSCRIBER SIGNATURE

(13)	I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/ Signature Page is true, correct and complete, and (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding. I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:

(a)	I have received the Prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described.

(b)	I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $45,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $45,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $150,000, or that I (we) meet such higher suitability requirements as may be required by my state of residence and set forth in the Prospectus under “Suitability Standards”. In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

(c)	I am purchasing the shares for my own account and if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agents) I (we) have due authority to execute the Subscription Agreement/ Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

(d)	I acknowledge that the shares are not liquid.

X Signature — Registered Owner	------------------------------------------------------ Date

X Signature — Co-Owner (If Applicable)	X ------------------------------------------------------ Authorized Signature (Custodian or Trustee If Applicable)

A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS

DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS.
F — BROKER/ DEALER–REGISTERED REPRESENTATIVE

(14) BROKER/ DEALER DATA — completed by selling Registered Representative (Please use Rep’s address — not home office)

B/D Rep ID Number #

Name of Registered Representative ☐ Mr. ☐ Mrs. ☐ Ms.		----------------------------------------- Registered Representative’s Telephone

Mailing Address		Have you changed broker/dealers? ☐ Yes ☐ No

City, State & Zip Code		----------------------------------------- Registered Representative’s e-mail

Broker/Dealer Name		X ----------------------------------------- Signature — Registered Representative

Home Office Mailing Address		X ----------------------------------------- Signature — Broker/ Dealer (If Applicable)

City, State & Zip Code

B/D Client Account Number	#

(14)a ☐ REGISTERED REPRESENTATIVE NAV PURCHASE

G — REGISTERED INVESTMENT ADVISOR (RIA)

REGISTERED INVESTMENT ADVISOR (RIA) NO SALES COMMISSIONS ARE PAID ON THESE ACCOUNTS.

☐ Check only if investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is an NASD licensed Registered Representative affiliated with a broker/dealer, the transaction should be conducted through that broker/dealer, not through the RIA.

APPENDIX C

DIVIDEND REINVESTMENT PLAN

COLE CREDIT PROPERTY TRUST II, INC.

      Cole Credit Property Trust II, Inc., a Maryland corporation (the “Company”), has adopted this Dividend Reinvestment Plan (the “Plan”), to be administered by the Company or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

      1. Election to Participate. Any purchaser of shares of common stock of the Company, par value $.01 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Plan may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Stockholders who elect to participate in the Plan generally are required to have the full amount of their cash distributions with respect to Shares owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a stockholder, to accommodate a stockholder’s request for less than all of the stockholder’s Shares to be subject to participation in the Plan.

      2. Dividend Reinvestment. The Administrator will receive all cash dividends paid by the Company with respect to Shares of Participants (collectively, the “Dividends”). Participation will commence with the next Dividend payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Dividend relates.

      3. General Terms of Plan Investments.

      (a) The Company intends to offer Shares pursuant to the Plan at $9.15 per share until the earliest to occur of: (i) all of the Shares reserved for issuance under the Plan are issued, (ii) all public offerings terminate and the Company deregisters from the Securities and Exchange Commission any unsold Plan Shares, or (iii) there is more than a de minimus amount of trading in the shares. Thereafter and for so long as Shares are available under the Plan and the Plan has not been terminated, Participants will acquire Shares at a price equal to 91.5% of the estimated value of one share as estimated by the Company’s board of directors by reference to the most recent trading price of our common stock as reported on a national listing exchange or quoted on an inter-dealer quotation system on, or immediately prior to, the relevant distribution date. A stockholder may not participate in the Plan through distribution channels that would be eligible to purchase shares in the public offering of shares pursuant to the Company’s prospectus outside of the Plan at prices below $9.15 per share.

      (b) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.

      (c) Dealer manager fees will not be paid for the Shares purchased pursuant to the Plan.

      (d) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Dividends are paid (a “Dividend Period”) the Dividends received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

      (e) Dividends shall be invested in Shares by the Administrator promptly following the payment date with respect to such Dividends to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Company and will become property of the Company.

      (f) Participants may acquire fractional Shares so that 100% of the Dividends will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

      4. Absence of Liability. Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act hereunder.

      5. Suitability. Each Participant shall notify the Administrator in the event that, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.

      6. Reports to Participants. Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Dividends received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Section 5 hereof, the Participant is required to notify the Administrator in the event there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

      7. Taxes. Taxable Participants may incur a tax liability for Dividends even though they have elected not to receive their Dividends in cash but rather to have their Dividends reinvested in Shares under the Plan.

      8. Reinvestment in Subsequent Programs. After the termination of the Company’s initial public offering of Shares pursuant to the Company’s prospectus dated                     , 2005 (the “Initial Offering”), the Company may determine, in its sole discretion, to cause the Administrator to provide to each Participant notice of the opportunity to have Dividends invested through the Plan in any subsequent publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company’s advisor or its affiliates that has substantially identical investment objectives as the Company (a “Subsequent Program”). If the Company makes such an election, Participants may invest Dividends in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:

(a) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a dividend reinvestment plan;

(b) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended;

(c) the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(d) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program;

(e) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program; and

(f) the Subsequent Program has substantially identical investment objectives as the Company.

      Any investment of Dividends in interests of any Subsequent Program shall be under the same terms and conditions as set forth in this Plan with respect to investment of Dividends in Shares of the Company.

      9. Termination.

      (a) A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Dividend, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Dividend Period to which it relates.

      (b) Prior to the listing of the Shares on a national securities exchange or inclusion of the Shares for quotation on The Nasdaq Stock Market, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Dividend Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

      10. State Regulatory Restrictions. The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

      11. Amendment or Termination by Company.

      (a) The terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.

      (b) The Administrator may terminate a Participant’s individual participation in the Plan and the Company may terminate the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

      (c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Dividends in the Participation’s account that have not been invested in Shares. Any future Dividends with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

      12. Participation by Limited Partners of Cole Operating Partnership II, LP. For purposes of this Plan, “stockholders” shall be deemed to include limited partners of Cole Operating Partnership II, LP (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Dividend,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.

      13. Governing Law. This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.

      14. Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Investor Services Department, 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

Cole Credit Property Trust II, Inc.

Prospectus

Up to 50,000,000 Shares of Common Stock
Offered to the Public

ALPHABETICAL INDEX	Page

Conflicts of Interest	66
Description of Shares	112
Estimated Use of Proceeds	45
Experts	136
Federal Income Tax Considerations	90
Financial Information	F-1
How to Subscribe	135
Investment by Tax-Exempt Entities and ERISA Considerations	106
Investment Objectives and Policies	71
Legal Matters	136
Management	47
Management Compensation	60
Plan of Operation	85
Plan of Distribution	128
Prior Performance Summary	87
Prior Performance Tables	A-1
Prospectus Summary	11
Questions and Answers About This Offering	1
Risk Factors	21
Stock Ownership	65
Suitability Standards	1
Summary of Dividend Reinvestment Plan	122
Supplemental Sales Material	135
The Operating Partnership Agreement	125
Where You Can Find More Information	136
Who May Invest	134

      Until                     , 2005 (90 days after the date of this prospectus), all dealers that affect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as soliciting dealers.

      We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Cole Capital Corporation

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than selling commissions, to be paid by us while issuing and distributing the common stock being registered. All amounts are estimates and assume the sale of 50,000,000 shares except the registration fee and the NASD filing fee.

SEC Registration Fee		$62,732
NASD Filing Fee		30,500
Printing Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		50,000
Blue Sky Fees and Expenses		*
Educational Seminars and Conferences		*
Due Diligence Expenses (Retailing)		*
Advertising and Sales Literature		*
Miscellaneous		*

Total expenses	$	*

*	To be filed by amendment.

Item 32.	Sales to Special Parties

      Not Applicable

Item 33.	Recent Sales of Unregistered Securities

      In connection with our incorporation, we issued 20,000 shares of our common stock to Cole Holdings Corporation for $10.00 per share in a private offering exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.

Item 34.	Indemnification of the Officers and Directors

      The Maryland General Corporation Law, as amended (the “MGCL”), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

      The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL a

Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

      Our charter provides that we shall indemnify and hold harmless a director, officer, employee, agent, advisor or affiliate against any and all losses or liabilities reasonably incurred by such director, officer, employee, agent, advisor or affiliate in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.

      However, under our charter, we shall not indemnify its directors, officers, employees, agents, advisor or any affiliate for any liability or loss suffered by the directors, officers, employees, agents, advisors or affiliates, nor shall we provide that the directors, officers, employees, agents, advisors or affiliates be held harmless for any loss or liability suffered by us, unless all of the following conditions are met: (i) the directors, officers, employees, agents, advisor or affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the directors, officers, employees, agents, advisor or affiliates were acting on our behalf of or performing services for us; (iii) such liability or loss was not the result of (A) negligence or misconduct by the directors, excluding the independent directors, officers, employees, agents, advisors or affiliates; or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from stockholders. Notwithstanding the foregoing, the directors, officers, employees, agents, advisors or affiliates and any persons acting as a broker-dealer shall not be indemnified by us for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

      Our charter provides that the advancement of funds to our directors, officers, employees, agents, advisors or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the directors, officers, employees, agents, advisor or affiliates undertake to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such directors, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.

      We also have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Item 35.	Treatment of Proceeds from Stock Being Registered

      Not Applicable

Item 36.	Financial Statements and Exhibits

      (a) Financial Statements: The following consolidated financial statements are filed as part of this registration statement and included in the prospectus:

      Audited Financial Statements:

(1) Report of Independent Registered Public Accounting Firm

(2) Consolidated Balance Sheet as of September 30, 2004

(3) Consolidated Statement of Stockholder’s Equity for the period September 29, 2004 (date of inception) to September 30, 2004

(4) Consolidated Statement of Cash Flows for the period September 29, 2004 (date of inception) to September 30, 2004

(5) Notes to Consolidated Financial Statements

(b)	Exhibits:

Exhibit
No.			Description

1.1		—	Form of Dealer Manager Agreement
3.1		—	First Articles of Amendment and Restatement of Cole Credit Property Trust II, Inc.
3.2		—	Bylaws of Cole Credit Property Trust II, Inc.
4.1		—	Form of Subscription Agreement and Subscription Agreement Signature Page (included as Appendix B to prospectus)
*5	.1	—	Opinion of Venable LLP as to legality of securities
*8	.1	—	Opinion of Morris, Manning & Martin, LLP as to tax matters
10.1		—	Form of Agreement of Limited Partnership of Cole Operating Partnership II, LP
10.2		—	Form of Advisory Agreement
10.3		—	Form of Property Management and Leasing Agreement by and among Cole Credit Property Trust II, Inc., Cole Operating Partnership II, LP and Fund Realty Advisors, Inc.
*10	.4	—	Form of Escrow Agreement between Cole Credit Property Trust II, Inc. and .
10.5		—	Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan
10.6		—	Form of Stock Option Agreement under 2004 Independent Directors’ Stock Option Plan
10.7		—	Cole Credit Property Trust II, Inc. Dividend Reinvestment Plan (included as Appendix C to prospectus)
*23	.1	—	Consent of Venable LLP (included in Exhibit 5.1)
*23	.2	—	Consent of Morris, Manning & Martin, LLP with respect to tax opinion (included in Exhibit 8.1)
23.3		—	Consent of Deloitte & Touche LLP
24.1		—	Power of Attorney (included on signature page to the registration statement)

*	To be filed by amendment.

Item 37.	Undertakings

      (a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (b) The Registrant undertakes (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Securities and Exchange Commission in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (c) The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the advisor or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

      (d) The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

      (e) The Registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10.0% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

      (f) The Registrant undertakes to file the financial statements as required by Form 10-K for the first full fiscal year of operations.

      (g) The Registrant undertakes to distribute to each stockholder, within sixty (60) days after the close of each quarterly period, a copy of each report on Form 10-Q which is required to be filed with the Commission or a quarterly report containing at least as much information as the report on Form 10-Q.

      (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TABLE VI (UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAMS

      Table VI presents summary information on properties acquired in the three years ended September 30, 2004 by Prior Real Estate Programs with similar investment objectives. This table provides information regarding the general type and location of the properties and the manner in which the properties were acquired.

	Cole Credit	Cole Credit	Cole Credit
Program:	Property Fund LP	Property Fund LP	Property Fund LP

Name, location, type of property	Payless Shoesource Columbia, SC Retail	Walgreens Jacksonville, FL Retail	CVS Pharmacy Hamilton, OH Retail
Gross leasable square footage	5,500	15,120	11,180
Date of purchase	02/14/03	02/18/03	03/14/03
Mortgage financing at date of purchase	$—	$3,267,188	$—
Cash down payment	1,570,550	1,169,812	3,158,000

Contract purchase price plus acquisition fee	1,570,550	4,437,000	3,158,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	11,416	70,318	108,592

Total acquisition cost	$1,581,966	$4,507,318	$3,266,592

	Cole Credit	Cole Credit	Cole Credit
Program:	Property Fund LP	Property Fund LP	Property Fund LP

Name, location, type of property	Walgreens Akron, OH Retail	Walgreens Seattle, WA Retail	Walgreens LaMarque, TX Retail
Gross leasable square footage	13,500	14,410	15,120
Date of purchase	04/07/03	04/28/03	05/30/03
Mortgage financing at date of purchase	$—	$4,848,000	$3,296,000
Cash down payment	2,789,697	1,212,000	824,000

Contract purchase price plus acquisition fee	2,789,697	6,060,000	4,120,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	10,703	11,201	8,650

Total acquisition cost	$2,800,400	$6,071,201	$4,128,650

	Cole Credit	Cole Credit	Cole Credit
Program:	Property Fund LP	Property Fund LP	Property Fund LP

Name, location, type of property	Winn-Dixie Trussville, AL(1) Retail	CVS Pharmacy Mechanicville, NY Retail	Office Depot Laurel, MS Retail
Gross leasable square footage	45,860	10,125	20,515
Date of purchase	06/12/03	06/17/03	06/19/03
Mortgage financing at date of purchase	$3,815,625	$1,824,000	$—
Cash down payment	809,306	524,400	2,307,750

Contract purchase price plus acquisition fee	4,624,931	2,348,400	2,307,750
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	26,229	20,247	12,784

Total acquisition cost	$4,651,160	$2,368,647	$2,320,534

TABLE VI (UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit	Cole Credit	Cole Credit
Program:	Property Fund LP	Property Fund LP	Property Fund LP

Name, location, type of property	Walgreens Broken Arrow, OK Retail	Walgreens Saginaw, MI Retail	Walgreens Tulsa, OK Retail
Gross leasable square footage	13,000	15,120	13,000
Date of purchase	08/05/03	06/30/03	07/31/03
Mortgage financing at date of purchase	$—	$—	$—
Cash down payment	2,040,900	4,124,800	2,205,700

Contract purchase price plus acquisition fee	2,040,900	4,124,800	2,205,700
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	10,463	16,975	9,167

Total acquisition cost	$2,051,363	$4,141,775	$2,214,867

	Cole Credit	Cole Credit	Cole Credit
Program:	Property Fund LP	Property Fund LP	Property Fund II LP

Name, location, type of property	Office Depot London, KY Retail	Home Depot Colma, CA (2) Retail	Best Buy LasCruces, NM Retail
Gross leasable square footage	20,468	99,970	30,000
Date of purchase	09/24/03	06/27/03	11/07/03
Mortgage financing at date of purchase	$—	$26,400,000	$—
Cash down payment	3,060,000	6,875,001	5,859,900

Contract purchase price plus acquisition fee	3,060,000	33,275,001	5,859,900
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	16,041	88,611	7,160

Total acquisition cost	$3,076,041	$33,363,612	$5,867,060

	Cole Credit	Cole Credit	Cole Credit
Program:	Property Fund II LP	Property Fund II LP	Property Fund II LP

Name, location, type of property	Staples Angola, IN Retail	TJ Maxx Stauton, VA Retail	AT&T Wireless Santa Clara, CA Office
Gross leasable square footage	24,049	78,823	33,257
Date of purchase	12/17/03	02/06/04	03/08/04
Mortgage financing at date of purchase	$—	$—	$—
Cash down payment	3,075,000	4,794,000	9,280,300

Contract purchase price plus acquisition fee	3,075,000	4,794,000	9,280,300
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	5,565	7,070	12,958

Total acquisition cost	$3,080,565	$4,801,070	$9,293,258

TABLE VI (UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit	Cole Credit	Cole Credit
Program:	Property Fund II LP	Property Fund II LP	Property Fund II LP

Name, location, type of property	Walgreens Tulsa, OK Retail	Walgreens Crossville, TN Retail	CVS Pharmacy Columbia, TN Retail
Gross leasable square footage	13,500	15,070	10,722
Date of purchase	03/22/04	03/23/04	05/28/04
Mortgage financing at date of purchase	$—	$3,363,981	$1,860,000
Cash down payment	2,962,750	872,079	503,850

Contract purchase price plus acquisition fee	2,962,750	4,236,060	2,363,850
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	15,183	23,808	23,365

Total acquisition cost	$2,977,933	$4,259,868	$2,387,215

	Cole Credit	Cole Credit	Cole Credit
Program:	Property Fund II LP	Property Trust, Inc.	Property Trust, Inc.

Name, location, type of property	CVS Pharmacy Columbia, TN Retail	WaWa Clifton Heights, PA Retail	WaWa Newark, DE Retail
Gross leasable square footage	10,722	4,694	5,599
Date of purchase	05/28/04	07/30/04	07/30/04
Mortgage financing at date of purchase	$1,840,000	$2,270,297	$2,708,008
Cash down payment	554,750	1,574,525	1,878,093

Contract purchase price plus acquisition fee	2,394,750	3,844,822	4,586,101
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	23,480	18,420	21,972

Total acquisition cost	$2,418,230	$3,863,242	$4,608,072

	Cole Credit	Cole Credit Property	Cole Credit
Program:	Property Trust, Inc.	Trust, Inc.	Property Trust, Inc.

Name, location, type of property	WaWa Vineland, NJ Retail	Walgreens Houston, TX Retail	Walgreens Lawrence, KS Retail
Gross leasable square footage	5,603	12,851	12,885
Date of purchase	07/30/04	08/21/04	09/24/04
Mortgage financing at date of purchase	$2,709,943	$—	$—
Cash down payment	1,879,434	2,260,850	2,775,420

Contract purchase price plus acquisition fee	4,589,377	2,260,850	2,775,420
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	21,987	11,076	16,432

Total acquisition cost	$4,611,364	$2,271,926	$2,791,852

TABLE VI (UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	CW Perinton, NY Retail	Staples Tulsa, OK Retail	Burger King Orlando, FL Retail
Gross leasable square footage	6,710	23,942	3,911
Date of purchase	11/6/03	12/2/03	12/23/03
Mortgage financing at date of purchase	$—	$—	$607,088
Cash down payment	4,009,250	3,722,689	254,716

Contract purchase price plus acquisition fee	4,009,250	3,722,689	861,804
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	8,843	23,695	17,337

Total acquisition cost	$4,018,093	$3,746,384	$879,141

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Wendy’s Knoxville, TN Retail	Wendy’s Knoxville, TN Retail	Wendy’s Madisonville, TN Retail
Gross leasable square footage	2,973	3,103	3,095
Date of purchase	12/23/03	12/23/03	12/23/03
Mortgage financing at date of purchase	$794,176	$794,176	$555,738
Cash down payment	446,539	446,539	187,105

Contract purchase price plus acquisition fee	1,240,715	1,240,715	742,843
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	14,915	14,871	11,647

Total acquisition cost	$1,255,630	$1,255,586	$754,490

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Tortuga Cantina The Woodlands, TX Retail	Tortuga Cantina Houston, TX Retail	Denny’s Auburn, NY Retail
Gross leasable square footage	5,051	4,953	5,545
Date of purchase	12/23/03	12/23/03	12/23/03
Mortgage financing at date of purchase	$1,345,997	$1,277,349	$861,101
Cash down payment	641,967	682,416	169,010

Contract purchase price plus acquisition fee	1,987,964	1,959,765	1,030,111
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	19,672	19,060	16,419

Total acquisition cost	$2,007,636	$1,978,825	$1,046,530

TABLE VI (UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Denny’s Canandigua, NY Retail	Denny’s Cicero, NY Retail	Denny’s Fredonia, NY Retail
Gross leasable square footage	4,640	4,750	4,014
Date of purchase	12/23/03	12/23/03	12/23/03
Mortgage financing at date of purchase	$1,024,088	$698,115	$1,047,173
Cash down payment	200,765	136,371	204,997

Contract purchase price plus acquisition fee	1,224,853	834,486	1,252,170
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	18,569	14,343	18,913

Total acquisition cost	$1,243,422	$848,829	$1,271,083

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Denny’s Greece, NY Retail	Denny’s Syracuse, NY Retail	Hooters Atlanta, GA Retail
Gross leasable square footage	4,942	4,947	20,703
Date of purchase	12/23/03	12/23/03	12/23/03
Mortgage financing at date of purchase	$1,241,093	$892,036	$1,283,640
Cash down payment	242,830	175,085	839,146

Contract purchase price plus acquisition fee	1,483,923	1,067,121	2,122,786
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	21,343	16,816	11,654

Total acquisition cost	$1,505,266	$1,083,937	$2,134,440

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Hooters Duluth, GA Retail	Hooters Flint, MI Retail	Hooters Jonesboro, GA Retail
Gross leasable square footage	7,000	6,509	4,834
Date of purchase	12/23/03	12/23/03	12/23/03
Mortgage financing at date of purchase	$1,026,912	$641,816	$791,577
Cash down payment	676,427	420,017	517,871

Contract purchase price plus acquisition fee	1,703,339	1,061,833	1,309,448
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	10,265	16,408	8,716

Total acquisition cost	$1,713,604	$1,078,241	$1,318,164

TABLE VI (UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Hooters Macon, GA Retail	Hooters, Raleigh, NC Retail	Mimi’s Café Bakersfield, CA Retail
Gross leasable square footage	7,907	3,662	7,215
Date of purchase	12/23/03	12/23/03	12/23/03
Mortgage financing at date of purchase	$812,970	$877,150	$1,311,874
Cash down payment	531,725	573,288	558,450

Contract purchase price plus acquisition fee	1,344,695	1,450,438	1,870,324
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	8,954	11,117	12,637

Total acquisition cost	$1,353,649	$1,461,555	$1,882,961

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Mimi’s Café Dublin, CA Retail	Mimi’s Café Lone Tree, CO Retail	T.G.I. Friday’s Colorado Springs, CO Retail
Gross leasable square footage	6,658	6,862	7,302
Date of purchase	12/23/03	12/23/03	12/23/03
Mortgage financing at date of purchase	$1,464,529	$1,361,168	$1,399,085
Cash down payment	830,088	771,311	651,443

Contract purchase price plus acquisition fee	2,294,617	2,132,479	2,050,528
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	16,508	8,033	12,012

Total acquisition cost	$2,311,125	$2,140,512	$2,062,540

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	T.G.I. Friday’s Las Vegas, NV Retail	T.G.I. Friday’s Reno, NV Retail	Del Taco Lancaster, CA Retail
Gross leasable square footage	7,017	6,667	2,066
Date of purchase	12/23/03	12/23/03	12/23/03
Mortgage financing at date of purchase	$1,335,944	$1,365,203	$801,731
Cash down payment	622,059	635,978	501,363

Contract purchase price plus acquisition fee	1,958,003	2,001,181	1,303,094
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	21,540	22,610	10,797

Total acquisition cost	$1,979,543	$2,023,791	$1,313,891

TABLE VI (UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Wawa Narberth, PA Retail	Wawa Hockessin, DE Retail	Wawa Manahawkin, NJ Retail
Gross leasable square footage	4,461	5,160	4,695
Date of purchase	02/27/04	02/27/04	02/27/04
Mortgage financing at date of purchase	$2,254,080	$2,607,859	$2,372,848
Cash down payment	1,406,766	1,627,558	1,480,889

Contract purchase price plus acquisition fee	3,660,845	4,235,417	3,853,737
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	20,281	23,465	21,350

Total acquisition cost	$3,681,126	$4,258,882	$3,875,087

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	CarMax Merriam, KS Retail	Walgreens Windsor, CO Retail	Walgreens Hamilton, OH Retail
Gross leasable square footage	55,466	14,633	13,675
Date of purchase	04/29/04	06/3/04	06/25/04
Mortgage financing at date of purchase	$14,175,000	$—	$4,289,589
Cash down payment	4,725,500	5,194,224	1,335,711

Contract purchase price plus acquisition fee	18,900,500	5,194,224	5,625,300
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	53,171	10,803	19,914

Total acquisition cost	$18,953,671	$5,205,027	$5,645,214

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Walgreens Goldsboro, NC Retail	Wendy’s Hardeeville, SC Retail	Walgreen’s Carlsbad, NM Retail
Gross leasable square footage	14,532	3,012	14,525
Date of purchase	06/29/04	07/8/04	07/13/04
Mortgage financing at date of purchase	$3,691,000	$—	$3,298,000
Cash down payment	1,152,164	1,099,010	1,031,900

Contract purchase price plus acquisition fee	4,843,164	1,099,010	4,329,900
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	13,458	8,278	12,118

Total acquisition cost	$4,856,622	$1,107,288	$4,342,018

TABLE VI (UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Rite Aid Warren, OH Retail	Rite Aid Memphis, TN Retail	Walgreen’s Willimantic, CT Retail
Gross leasable square footage	11,267	11,064	13,559
Date of purchase	07/13/04	07/30/04	09/03/04
Mortgage financing at date of purchase	$—	$—	$4,000,000
Cash down payment	3,352,650	3,502,000	1,048,125

Contract purchase price plus acquisition fee	3,352,650	3,502,000	5,048,125
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	14,576	29,434	25,827

Total acquisition cost	$3,367,226	$3,531,434	$5,073,952

	Cole Collateralized	Cole Collateralized	Cole Desert Palms
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Power Center LP

Name, location, type of property	Walgreen’s Edgewood, NM Retail	Walgreen’s Fairborn, OH Retail	Desert Palms Phoenix, AZ Shopping Center
Gross leasable square footage	14,488	14,490	330,977
Date of purchase	09/10/04	09/14/04	11/29/01
Mortgage financing at date of purchase	$3,200,000	$3,944,000	$21,400,000
Cash down payment	771,372	1,002,913	6,200,000

Contract purchase price plus acquisition fee	3,971,372	4,946,913	27,600,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	15,098	32,491	268,210

Total acquisition cost	$3,986,470	$4,979,404	$27,868,210

	Cole Santa Fe	Cole Boulevard
Program:	Investors LP	Square Investors LP

Name, location, type of property	Santa Fe Square Phoenix, AZ Shopping Center	Boulevard Square Pembroke Pines, FL Shopping Center
Gross leasable square footage	263,205	220,658
Date of purchase	09/26/02	07/22/02
Mortgage financing at date of purchase	$15,382,902	$27,720,000
Cash down payment	4,323,498	7,969,500

Contract purchase price plus acquisition fee	19,706,400	35,689,500
Other cash expenditures expensed	—	—
Other cash expenditures capitalized	24,628	15,371

Total acquisition cost	$19,731,028	$35,704,871

NOTES TO TABLE VI

(1)	Amounts herein relate to a 75% interest purchased by Cole Credit Property Fund LP in the Winn-Dixie Trussville, AL property. As such, amounts are shown on a pro-rata basis at 75% of the aggregate amount.

(2)	Amounts herein reflect the original purchase of the property by Cole Credit Property Fund LP, which subsequently sold approximately 66% of its interest in such property to Cole Credit Property Fund II LP.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 8th day of December, 2004.

COLE CREDIT PROPERTY TRUST II, INC.

By:	/s/ CHRISTOPHER H. COLE

Christopher H. Cole
Chief Executive Officer and President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Christopher H. Cole and Blair D. Koblenz, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER H. COLE Christopher H. Cole	Chief Executive Officer, President and Director (Principal Executive Officer)	December 8, 2004

/s/ BLAIR D. KOBLENZ Blair D. Koblenz	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	December 8, 2004

EXHIBIT INDEX

Exhibit No.		Description

1.1		Form of Dealer Manager Agreement
3.1		First Articles of Amendment and Restatement of Cole Credit Property Trust II, Inc.
3.2		Bylaws of Cole Credit Property Trust II, Inc
4.1		Form of Subscription Agreement and Subscription Agreement Signature Page (included as Appendix B to prospectus)
5	.1*	Opinion of Venable LLP as to legality of securities
8	.1*	Opinion of Morris, Manning & Martin, LLP as to tax matters
10.1		Form of Agreement of Limited Partnership of Cole Operating Partnership II, LP
10.2		Form of Advisory Agreement
10.3		Form of Property Management and Leasing Agreement by and among Cole Credit Property Trust II, Inc., Cole Operating Partnership II, LP and Fund Realty Advisors, Inc.
10	.4*	Form of Escrow Agreement between Cole Credit Property Trust II, Inc. and
10.5		Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan
10.6		Form of Stock Option Agreement under 2004 Independent Directors’ Stock Option Plan
10.7		Cole Credit Property Trust II, Inc. Dividend Reinvestment Plan (included as Appendix C to prospectus)
23	.1*	Consent of Venable LLP (included in Exhibit 5.1)
23	.2*	Consent of Morris, Manning & Martin, LLP with respect to tax opinion (included in Exhibit 8.1)
23.3		Consent of Deloitte & Touche LLP
24.1		Power of Attorney (included on signature page to the registration statement)

*	To be filed by amendment.